As filed with the Securities and Exchange Commission on August 18, 2004

                                                                Registration No.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                        --------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                        --------------------------------

                               IQ BIOMETRIX, INC.
             (Exact Name of Registrant as Specified in its Charter)
                        --------------------------------

                                    DELAWARE
         (State or Other Jurisdiction of Incorporation or Organization)
                        ---------------------------------

                                      7372
            (Primary Standard Industrial Classification Code Number)

                                   76-0552098
                      (I.R.S. Employer Identification No.)

         39111 PASEO PADRE PARKWAY, SUITE 304, FREMONT, CALIFORNIA 94538

                                 (510) 795-2900
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                  MICHAEL WALSH
            IQ BIOMETRIX, INC., 39111 PASEO PADRE PARKWAY, SUITE 304
                            FREMONT, CALIFORNIA 94538

                                 (510) 795-2900
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:
    Alisande M. Rozynko, Esq.                    Peter N. Townshend, Esq.
    The Crone Law Group LLP                      D. Stanley Rowland, Esq.
 201 Mission Street, Suite 1930          Allen Matkins Leck Gamble & Mallory LLP
 San Francisco, California 94105            Three Embarcadero Center, 12th Floor
   Telephone: (415) 495-8900                San Francisco, California 94111-4074
    Telecopy: (415) 495-8901                  Telephone: (415) 837-1515
                                               Telecopy: (415) 837-1516

Approximate date of commencement of proposed sale of the securities to the public: as promptly as practicable after the effective date of this registration statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                         CALCULATION OF REGISTRATION FEE
====================================== ============== =============== ====================== ==============
                                                         PROPOSED
                                       AMOUNT TO BE      MAXIMUM        PROPOSED MAXIMUM       AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES       REGISTERED       OFFERING      AGGREGATE OFFERING    REGISTRATION
TO BE REGISTERED                            (1)       PRICE PER UNIT        PRICE (2)             FEE
====================================== ============== =============== ====================== ==============
Common Stock, par value .001 per         33,530,149      $0.96           $32,188,943            $4,078.34
share
====================================== ============== =============== ====================== ==============


(1) Based on (i) 7,114,818 shares of common stock, par value $0.001 per share, of Wherify Wireless, Inc. ("Wherify") (assuming the conversion on a one-for-one basis of 1,140,423 shares of Series A Preferred, 555,382 shares of Series B Preferred and 2,516,420 shares of Series C Preferred) outstanding as of August 17, 2004, and (ii) an exchange ratio of approximately 4.7 shares of IQ Biometrix, Inc. common stock for each share of Wherify Wireless, Inc. capital stock pursuant to the merger described herein.

(2) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate market value of 33,530,149 shares of IQ Biometrix, Inc. common stock initially included in this Registration Statement, based upon a market value of $0.96 per share of IQ Biometrix, Inc. common stock, determined using the average of the high and low sale prices per share of IQ Biometrix, Inc. common stock on the Over-the-Counter Bulletin Board on August 13, 2004.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                  SUBJECT TO COMPLETION, DATED AUGUST 18, 2004

                                     [LOGO]

                               IQ BIOMETRIX, INC.
                   NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON _______________, 2004
                        10:00 A.M. Pacific Standard Time

To the Stockholders of IQ Biometrix, Inc.:

     Notice is hereby given that a special meeting of the stockholders of IQ Biometrix, Inc., a Delaware corporation ("IQB"), will be held on _____________, _____________, 2004, at 10:00 a.m., local time, at _________________________ for the following purposes:

     1. To consider and vote upon a proposal to approve the principal terms of the Agreement and Plan of Merger, dated April 14, 2004, as amended, by and among IQB, Wherify Acquisition, Inc. (a wholly owned subsidiary of IQB), and Wherify Wireless, Inc. ("Wherify") and the merger of Wherify Acquisition, Inc. with and into Wherify and the issuance of shares of IQB common stock to Wherify stockholders pursuant to the merger agreement. Under the merger agreement, (i) a subsidiary of IQB will be merged with and into Wherify and Wherify would become a wholly owned subsidiary of IQB,
     (ii) IQB would issue approximately 33 million shares of its common stock to the stockholders of Wherify in exchange for all of the outstanding shares of Wherify capital stock; and (iii) each outstanding share of Wherify capital stock will be converted into the right to receive approximately 4.7 shares of common stock of IQB. In addition, outstanding Wherify warrants and options would be assumed by IQB;

     2. To consider and vote upon a proposal to amend the certificate of incorporation of IQB to change the company's name to Wherify Wireless, Inc. effective upon the closing of the merger;

     3. To consider and vote upon a proposal to amend the certificate of incorporation of IQB to increase the authorized shares of common stock from 50,000,000 to 100,000,000 shares;

     4. To consider and vote upon a proposal to adopt the 2004 Stock Plan; and

     5. Such other business as may properly come before the special meeting of IQB stockholders or any adjournment or postponement of the special meeting.

     If any of these proposals is not approved, none of the proposals other than proposal four will be implemented.

     Holders of record of shares of IQB common stock at the close of business on __________________, 2004, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. The merger and other proposals described above cannot be completed unless they are approved by the affirmative vote of the holders of a majority of the shares of IQB common stock outstanding at the close of business on the record date.

     A form of proxy and a proxy statement containing more detailed information with respect to the matters to be at the special meeting, including a copy of the merger agreement, accompany and form a part of this notice. You should read these documents carefully and in their entirety before voting.

     Whether or not you plan to attend the special meeting, please sign, date and return the enclosed proxy card, which grants the proxy holders authority to vote in favor of each of the proposals described above. Executed proxies with no instructions indicated thereon will be voted "FOR" each of the proposals described above. Even if you have returned your proxy, you may still vote in person if you attend the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. If you fail to return your proxy or to vote in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, and will effectively be counted as a vote against each of the proposals described above.

By order of the Board of Directors of IQ Biometrix, Inc.,

William B. G. Scigliano

Chief Executive Officer and Chairman of the Board of Directors
Fremont, California
__________________, 2004


================================================================================

                                     [LOGO]

                             WHERIFY WIRELESS, INC.
                   NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON _______________, 2004
                        10:00 A.M. Pacific Standard Time

To the Stockholders of Wherify Wireless, Inc.:

     Notice is hereby given that a special meeting of the stockholders of Wherify Wireless, Inc., a California corporation ("Wherify"), will be held on _____________, _____________, 2004, at 10:00 a.m., local time, at
_________________________ for the following purposes:

     1. To consider and vote upon a proposal to approve the principal terms of the Agreement and Plan of Merger, dated April 14, 2004, as amended by and among IQ Biometrix, Inc. ("IQB"), Wherify Acquisition, Inc. (a wholly owned subsidiary of IQB), and Wherify and the merger of Wherify Acquisition, Inc. with and into Wherify; and

     2. Such other business as may properly come before the special meeting of IQB stockholders or any adjournment or postponement of the special meeting.

     Holders of record of shares of Wherify common stock and preferred stock at the close of business on ____________, 2004, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. The merger cannot be completed unless the principal terms of the merger agreement and the merger are approved by the affirmative vote of the holders of a majority of the shares of Wherify common stock and each series of preferred stock, voting as separate classes, outstanding at the close of business on the record date.

     A form of proxy and a proxy statement containing more detailed information with respect to the matters to be considered at the special meeting, including a copy of the merger agreement, accompany and form a part of this notice. You should read these documents carefully and in their entirety before voting.

     Whether or not you plan to attend the special meeting, please sign, date and return the enclosed proxy card, which grants the proxy holders authority to vote in favor the principal terms of the merger agreement and the merger. Executed proxies with no instructions indicated thereon will be voted "FOR" approval of the principal terms of the merger agreement and the merger. Even if you have returned your proxy, you may still vote in person if you attend the special meeting. If you fail to return your proxy or to vote in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, and will effectively be counted as a vote against approval of the principal terms of the merger agreement and the merger.

By order of the Board of Directors of Wherify Wireless, Inc.,

Peter N. Townshend

Secretary
Redwood Shores, California
__________________, 2004


================================================================================

     INFORMATION CONTAINED IN THIS DOCUMENT IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED OR WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

                        PROSPECTUS OF IQ BIOMETRIX, INC.
                                       AND
                        PRELIMINARY JOINT PROXY STATEMENT
                OF IQ BIOMETRIX, INC. AND WHERIFY WIRELESS, INC.
                  DATED AUGUST 18, 2004, SUBJECT TO COMPLETION

(IQB LOGO)                                                        (WHERIFY LOGO)
IQ Biometrix, Inc.                                        Wherify Wireless, Inc.
39111 Paseo Padre Parkway, Suite 304                         2000 Bridge Parkway
Fremont, California 94538                               Redwood Shores, CA 94065
Telephone:  (510) 795-2900                             Telephone: (650) 551-5200

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The boards of directors of IQ Biometrix, Inc. ("IQB") and Wherify Wireless, Inc. ("Wherify") have approved an Agreement and Plan of Merger pursuant to which, if approved by the IQB and Wherify stockholders, a subsidiary of IQB will be merged with and into Wherify and Wherify will become a wholly-owned subsidiary of IQB.

     Upon completion of the merger, Wherify stockholders will receive approximately 4.7 shares of IQB common stock for each share of Wherify common or preferred stock that they own, assuming a one for four reverse split of the outstanding shares of IQB common stock previously approved by the IQB stockholders on ____, 2004. The exchange of IQB common stock for Wherify common and preferred stock is intended to be tax-free to Wherify stockholders for federal income tax purposes. In addition, holders of Wherify stock options will have their options converted into options to purchase shares of IQB common stock.

     This joint proxy statement/prospectus is also the prospectus of IQB regarding the IQB common stock to be issued to Wherify stockholders in exchange for their shares of Wherify stock in connection with the merger. We estimate that the shares of IQB common stock to be issued to Wherify stockholders will represent approximately 80% of the outstanding common stock of IQB after the merger, calculated on a fully diluted basis (but excluding shares issuable pursuant to employee stock options and IQB shares issued in connection with certain pre-merger financings). As a result, the shares of IQB common stock held by IQB stockholders prior to the merger will represent approximately 20% of the outstanding common stock of IQB after the merger, calculated on the same basis. IQB common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "IQBM.OB." Upon the consummation of the merger, IQB will change its name to "Wherify Wireless, Inc." and the symbol will be changed to "[____]".

     IQB stockholders are being asked to approve (a) the principal terms of the merger agreement, the merger and the issuance of shares of IQB common stock to Wherify stockholders in connection with the merger, (b) an amendment to IQB's certificate of incorporation to change the name of IQB to "Wherify Wireless, Inc." upon the consummation of the merger, (c) an amendment to IQB's certificate of incorporation to increase the authorized common stock of IQB from 50,000,000 to 100,000,000 shares, and (d) the adoption of the 2004 Stock Plan and the reservation of 2,000,000 shares of common stock for issuance thereunder. IQB'S BOARD OF DIRECTORS RECOMMENDS THAT IQB STOCKHOLDERS VOTE FOR EACH OF THESE PROPOSALS.

     Wherify stockholders are being asked to approve the principal terms of the merger agreement and the merger. WHERIFY'S BOARD OF DIRECTORS RECOMMENDS THAT WHERIFY STOCKHOLDERS VOTE FOR THIS PROPOSAL.

     We cannot complete the merger unless the IQB stockholders approve proposals
(a) and (b) above and the Wherify stockholders approve the principal terms of the merger agreement and the merger. IQB and Wherify are each holding a special meeting of their stockholders to vote on these proposals. YOUR VOTE IS

IMPORTANT. Whether or not you plan to attend your special meeting, please take the time to submit your proxy with voting instructions in accordance with the instructions contained in this document. To exercise appraisal rights, a Wherify stockholder must not vote in favor of the principal terms of the merger agreement and merger and must strictly comply with all of the procedures required by California law.


     The places, dates and times of the special meetings are as follows:

     FOR IQB STOCKHOLDERS:                     FOR WHERIFY STOCKHOLDERS:
          [Location]                                  [Location]

     [____________], 2004                       [____________], 2004
      10:00 a.m , local time                    10:00 a.m , local time

     This document describes the special meetings, the merger and the related transactions, documents related to the merger and other related matters. PLEASE READ THIS ENTIRE DOCUMENT CAREFULLY, INCLUDING THE SECTION DISCUSSING RISK FACTORS BEGINNING ON PAGE 12. You can also obtain information about IQB from documents that IQB has filed with the Securities and Exchange Commission.



--------------------------------------     -------------------------------------
      William B. G. Scigliano                           Timothy Neher
Chairman of the Board of Directors,        President and Chief Executive Officer
President and Chief Executive Officer              Wherify Wireless, Inc.
        IQ Biometrix, Inc.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this joint proxy statement/prospectus is [____], 2004, and it is first being mailed or otherwise delivered to stockholders of IQB and Wherify on or about [____], 2004.

================================================================================


                       REFERENCE TO ADDITIONAL INFORMATION

     This document incorporates important business and financial information about IQB from documents filed with the SEC that are not included in or delivered with this joint proxy statement/prospectus. IQB will provide you with copies of this information relating to IQB, without charge, upon written or oral request to:

                               IQ Biometrix, Inc.
                      39111 Paseo Padre Parkway, Suite 304
                            Fremont, California 94538
                              Attention: Mike Walsh
                        Telephone number: (510) 795-2900

     IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE IQB AND WHERIFY SPECIAL MEETINGS, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN _____________, 2004.

     In addition, please see "Where You Can Find More Information" on page __.


================================================================================

                                TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETINGS.....................
SUMMARY
RISK FACTORS
     Risks Related to the Merger................................................
     Risks Related to the Combined Company......................................
     Risks Related to IQB.......................................................
     Risks Related to Wherify...................................................
WHERE YOU CAN FIND MORE INFORMATION.............................................
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS ......................
THE SPECIAL MEETINGS ...........................................................
     Date, Time, Place and Purpose of Special Meetings..........................
     Record Dates; Stock Entitled to Vote; Quorum...............................
     Votes Required.............................................................
     Voting by Directors and Executive Officers.................................
     Voting of Proxies..........................................................
     Revocability of Proxies....................................................
     Solicitation of Proxies....................................................
     Assistance.................................................................
THE MERGER
     Background of the Merger...................................................
     Reasons for the Merger.....................................................
     Recommendation of the IQB Board of Directors;
       Considerations of the IQB Board of Directors.............................
     Recommendation of the Wherify Board of Directors;
        Considerations of the Wherify Board of Directors........................
     Opinion of Seven Hills Partners LLC........................................
     Plans for IQB after the Merger; Change of Corporate Name...................
     Interests of Directors and Officers of IQB and Wherify in the Merger.......
     Accounting Treatment.......................................................
     Regulatory Approvals Required for the Merger...............................
     Appraisal Rights...........................................................
     Effect of the Merger on Outstanding Wherify Stock Options..................
     Dividend Policy............................................................
     Securities Laws Consequences...............................................
VOTING AGREEMENTS  .............................................................
MATERIAL TAX CONSEQUENCES.......................................................
THE MERGER AGREEMENT............................................................
     The Merger.................................................................
     Effective Time and Timing of Closing.......................................

     Consideration to be Received in the Merger.................................
     Representations and Warranties.............................................
     Conduct of Business Pending the Merger; Other Actions......................
     Offers for Alternative Transactions........................................
     Agreement Regarding Recommendations to Stockholders........................
     Indemnification and Insurance..............................................
     Directors and Officers of IQB Following the Merger.........................
     Additional Agreements......................................................
     Conditions to Each Party's Obligations to Complete the Merger..............
     Additional Conditions to the Obligations of IQB............................
     Additional Conditions to the Obligations of Wherify........................
     Termination and Effects of Termination.....................................
     Expenses
     Amendment; Waiver..........................................................
DESCRIPTION OF IQB..............................................................
DESCRIPTION OF WHERIFY..........................................................
MARKET PRICE DATA...............................................................
     IQB........................................................................
     Wherify....................................................................
COMPARISON OF RIGHTS OF WHERIFY AND IQB STOCKHOLDERS............................
DIRECTORS AND MANAGEMENT OF IQB FOLLOWING THE MERGER............................
     Executive Officers and Directors...........................................
     Compensation of Executive Officers and Directors of IQB ...................
     Compensation of Executive Officers and Directors of Wherify................
     Share Ownership and Option Information.....................................
     IQB  Security Ownership Of Certain Beneficial Owners And Management........
     Wherify Security Ownership of Certain Beneficial Owners and Management.....
     Related Party Transactions.................................................
         IQB   .................................................................
         Wherify................................................................
FEES AND EXPENSES...............................................................
VALIDITY OF SECURITIES..........................................................
EXPERTS
ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF ONLY IQB STOCKHOLDERS...........
     Proposal 2 Amendment To Certificate Of Incorporation - Name Change.........
     Proposal 3 Amendment To Certificate Of Incorporation - Increase of
       Authorized Common Stock From 50,000,000 to 100,000,000 Shares
     Proposal 4 Approval of 2004 Stock Plan.....................................
INDEX TO FINANCIAL INFORMATION..................................................
     Financial Information of IQ Biometrix, Inc.................................
     Financial Information of Wherify Wireless, Inc.............................
     Unaudited Pro Forma Consolidated Financial Information.....................
Appendix A - Agreement and Plan of Merger

Appendix B - Amendment No. 1 to Agreement and Plan of Merger

Appendix C - Seven Hills Partners LLC Opinion

Appendix D - Lock-up Agreement

           QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETINGS

Q.   WHY ARE IQB AND WHERIFY PROPOSING TO MERGE?

A. The boards of directors of IQB and Wherify believe that the combination of their two companies will create a company well positioned to become a leading supplier of biometric identification and tracking location products and services to law enforcement, the security industry and consumers. The boards of directors of IQB and Wherify believe that, taking into account the complementary products of the two companies, synergies from the merger, customer and manufacturing relationships, technical expertise and experience, the combined companies will be better positioned to compete in their targeted markets than either company separately and will be capable of generating more long-term stockholder value than could be achieved by either of the companies individually.

Q.   HOW MANY SHARES OF ITS COMMON STOCK WILL IQB ISSUE IN THE MERGER?

A. Upon completion of the merger, IQB will issue approximately 33 million shares of its common stock (after giving effect to a one-for-four reverse split of the outstanding shares of IQB common stock previously approved by the IQB stockholders) to the stockholders of Wherify. Immediately after the merger, the former stockholders of Wherify will hold approximately 80% of the outstanding shares of the combined company, calculated on a fully diluted basis. The number of shares of IQB common stock to be issued for each share of Wherify capital stock is fixed and will not be adjusted based on changes in the value of IQB common stock. As a result, prior to the completion of the merger, the value of the IQB common stock that Wherify stockholders will receive pursuant to the merger will vary as the market price of IQB common stock changes.

Q.   WHAT WILL BE THE NAME OF THE COMPANY AFTER THE MERGER?

A. Upon the closing of the merger IQB will change its name to Wherify Wireless, Inc.

Q.   WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A. We expect to complete the merger in the fourth calendar quarter of 2004. Because the merger and related transactions are subject to various approvals, we cannot predict the exact timing of their completion.

Q.   HOW DO I VOTE?

A.   You may choose one of the following ways to cast your vote:

     o complete the accompanying proxy card and return it in the enclosed postage-paid envelope; or

     o appear and vote in person at the IQB or Wherify special meeting, as applicable.

     If you are an IQB stockholder and your shares are held in "street name," i.e., in the name of a bank, broker or other financial institution, you must either direct the financial institution as to how to vote your shares or obtain a proxy from the financial institution to vote at the special meeting.

Q.   MAY I CHANGE MY VOTE?

A. Yes. If you are an IQB stockholder, you may withdraw your proxy or change your vote by notifying IQB in writing, by submitting a new properly completed proxy to IQB by mail or by voting in person at the IQB special meeting.

     If you are Wherify stockholder, you may withdraw your proxy or change your vote by notifying Wherify in writing, by submitting a new properly completed proxy to Wherify by mail or by voting in person at the Wherify special meeting.

Q.   WHY IS MY VOTE IMPORTANT?

A. If you are an IQB stockholder, the affirmative vote of the holders of a majority of the shares of IQB common stock outstanding on the record date is required to approve the principal terms of the merger agreement, the merger, the issuance of common stock to the Wherify stockholders, the change of the company name, the increase in authorized common stock, and the adoption of the 2004 Stock Plan. If an IQB stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against these proposals. In addition, if shares of IQB are held by brokers in street name for a customer and the customer does not give specific instructions to the broker on how to vote the shares, the shares will not be voted and these non-voted shares will effectively count as votes against the proposals.

     If you are a Wherify stockholder, the affirmative vote of the holders of a majority of the shares of Wherify common stock and each series of preferred stock, voting as separate classes, outstanding on the record date is required in order to aprove the principal terms of the merger agreement and the merger. If a Wherify stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against these proposals.

Q. IF MY SHARES ARE HELD IN STREET NAME BY MY BROKER, WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A. No. Brokers who hold shares of IQB common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. Brokers will be asked to forward these proxy materials to each beneficial owner of shares of IQB. Upon request, IQB will reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

Q.   WHAT DO I DO IF I WANT TO EXERCISE APPRAISAL RIGHTS?

A. Holders of Wherify common stock are entitled to appraisal rights under California law. Within ten days after the Merger is approved by the stockholders of Wherify, a notice will be mailed to stockholders entitled to elect appraisal rights. That notice will describe the procedure to follow to exercise appraisal rights. If you plan to exercise your appraisal rights you should not vote in favor of the merger.

Q.   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?


A. No. If you are a Wherify stockholder, after the merger is completed you will be sent instructions with a letter of transmittal explaining how to exchange your shares of Wherify stock for shares of IQB common stock.

Q.   WHAT DO I DO IF I HAVE QUESTIONS?

A. If you are an IQB stockholder, you should call IQB's Chief Financial Officer at (510) 795-2900 with any questions about the merger or the other IQB proposals.

     If you are Wherify stockholder, you should call Wherify's Chairman of the Board or Chief Executive Officer at (650) 551-5200 with any questions about the merger.

                                     SUMMARY

      This summary highlights selected information from this joint proxy statement/prospectus, including the key aspects of the merger. It does not contain all of the information that is important to you. You should read carefully the entire joint proxy statement/prospectus and the additional documents referred to in this joint proxy statement/prospectus to fully understand the merger.

DESCRIPTIONS OF IQB AND WHERIFY (see pages 56 and 62)

                               IQ Biometrix, Inc.
                      39111 Paseo Padre Parkway, Suite 304
                            Fremont, California 94538
                        Telephone number: (510) 795-2900

      IQ Biometrix, Inc. is a provider of security software and services primarily to law enforcement agencies and the security industry. IQB markets, distributes and sells a facial composite software tool called FACES(TM) to federal, state and local law enforcement agencies and the security industry in the United States and abroad. IQB is a Delaware corporation and the result of a merger of JVWeb, Inc., a Delaware corporation, and IQ Biometrix California, Inc., a California corporation, in March 2002. IQB is headquartered in Fremont, California. As of the date of this joint proxy statement/prospectus, IQB has 4 employees and employs 6 consultants primarily in California.

                             Wherify Wireless, Inc.
                         2000 Bridge Parkway, Suite 201
                            Redwood Shores, CA 94065
                        Telephone number: (650) 551-5200

      Wherify is a developer of patented wireless location products and services. Its current and planned products and services are designed specifically for child safety, parental supervision, personal protection, Alzheimer and memory loss supervision, law enforcement, animal identification and property asset tracking. Wherify is a California corporation, founded in March 1998, and headquartered in Redwood Shores, California. As of the date of this joint proxy statement/prospectus, Wherify had 24 employees and employs 2 consultants, primarily in California.

THE MERGER (see page 32)

      IQB, Wherify and a wholly owned subsidiary of IQB have entered into a merger agreement pursuant to which the wholly owned subsidiary will merge with and into Wherify, with Wherify surviving as a wholly owned subsidiary of IQB.

      Pursuant to the merger, IQB will issue approximately 33 million shares of IQB common stock (after giving effect to a one-for-four reverse split of IQB's outstanding common stock previously approved by the IQB stockholders on [______] with an approximate value of $___ million, based on the average closing price on the Over-the-Counter Bulletin Board of a share of IQB common stock during the 20 trading day period ending on ______________, 2004 of $_____. The value of the IQB common stock to be received by Wherify stockholders will vary as the market price of IQB's stock changes. Immediately after the merger the former Wherify stockholders will be entitled to receive shares of IQB common stock representing approximately 80% of the total number of shares of the outstanding stock of the combined company following the merger, calculated on a fully diluted basis (but excluding shares issuable pursuant to employee stock options and IQB shares issued in connection with certain pre-merger financings). As a result, this transaction will be accounted for as a reverse merger. SEE THE MERGER-ACCOUNTING TREATMENT, page 44.

LOCK-UP AGREEMENTS

      As a condition to the consummation of the merger, Wherify has agreed to obtain executed Lock-Up Agreements from 90% of its stockholders who hold 0.5% or more of Wherify's capital stock. By executing the Lock-Up Agreement, a stockholder agrees that for a period of 60 days after the consummation of the Merger, such stockholder will not sell or otherwise dispose of any shares of IQB that such stockholder received as a result of the merger (the "Initial Lock-Up Period"). In addition, such stockholder further agrees that such stockholder will not sell or otherwise transfer 50% of the shares of IQB received by such stockholder in the merger until the date that is one year after the consummation of the merger (the "Subsequent Lock-Up Period"). Notwithstanding the foregoing, shares held by a stockholder that are included in any equity financing carried out by the combined company after the consummation of the merger, will remain subject to the Initial Lock-Up Period, but will not be subject to the Subsequent Lock-Up Period.

      The complete text of the Lock-Up Agreement is attached to this joint proxy statement/prospectus as Appendix D and is incorporated by reference into this document. Wherify stockholders are urged to read the Lock-Up Agreement in its entirety.

ASSUMPTION OF OPTIONS (see page 44)

      At the effective time of the merger, each outstanding option to purchase shares of Wherify common stock will be assumed by IQB and will become an option to purchase shares of IQB common stock on the same terms and conditions as were applicable to the option under the Wherify option plans and agreements prior to the effective time of the merger. The aggregate exercise price for each of these options will be the same aggregate exercise price per share of Wherify common stock applicable to that option prior to the completion of the merger rounded up to the nearest whole cent. The number of shares of IQB common stock issuable upon exercise of any Wherify options assumed in the merger shall equal the number of shares of Wherify common stock underlying such options multiplied by the exchange ratio and rounded down to the nearest whole share of IQB common stock.

RECOMMENDATION OF IQB AND WHERIFY BOARD OF DIRECTORS (see pages 34 and 35)

      The board of directors of IQB has determined that the merger, the issuance of common stock to the Wherify stockholders, the change in corporate name, the increase in the authorized common stock of IQB, and the approval of the 2004 Stock Plan are in the best interests of IQB and its stockholders and unanimously recommends that IQB stockholders vote "FOR" each of these proposals.

      The board of directors of Wherify has determined that the merger agreement and the merger are in the best interests of Wherify and its stockholders and unanimously recommends that Wherify stockholders vote "FOR" this proposal.

RECORD DATE FOR VOTING; PROXY; VOTE REQUIRED OF IQB AND WHERIFY STOCKHOLDERS (see pages 29 through 31)

      IQB STOCKHOLDERS

      IQB stockholders can vote at the IQB special meeting if they owned IQB common stock at the close of business on ________________, 2004.

      Approval of each of the IQB proposals requires the affirmative vote of holders of a majority of the shares of IQB common stock outstanding on the record date, ________________, 2004.

      The execution by IQB stockholders of the proxy solicited by this joint proxy statement/prospectus will grant the holders authority to vote in favor of each of the IQB proposals described above and for any adjournment of the special meeting.

      As of __________, 2004, IQB had _____________ shares of common stock outstanding. Each share of IQB common stock outstanding on the record date entitles its holder to one vote. As of ________, 2004, the directors and executive officers of IQB and their affiliates held common stock representing approximately ______% of all the outstanding shares of IQB common stock.

      WHERIFY STOCKHOLDERS

      Wherify stockholders can vote at the Wherify special meeting if they owned Wherify common stock or preferred stock at the close of business on ________________, 2004.

      Approval of the Wherify proposal requires the affirmative vote of holders of a majority of the outstanding shares of Wherify common stock voting as a separate class and the affirmative vote of holders of a majority of the outstanding shares of each series of preferred stock, with each series of preferred stock voting as a separate class.

      The execution by Wherify stockholders of the proxy solicited by this joint proxy statement/prospectus will grant the holders authority to vote in favor of the principal terms of the merger agreement and the merger and for any adjournment of the special meeting.

      As of __________, 2004, Wherify had outstanding __________ shares of common stock, __________ shares of Series A preferred stock, _____________shares of Series B preferred stock and _________ shares of Series C preferred stock. Each share of Wherify common stock or preferred stock outstanding on the record date entitles its holder to one vote. As of ____________________, 2004, the directors, executive officers of Wherify and their affiliates held shares representing approximately ___% of all the outstanding Wherify common stock, approximately ___% of all the outstanding Wherify Series A preferred stock, approximately ___% of all the outstanding Wherify Series B preferred stock, and approximately ___% of all the outstanding Wherify Series C preferred stock.

FAIRNESS OPINION OF SEVEN HILLS (see page 37)

      Seven Hills Partners LLC ("Seven Hills") has delivered a written opinion to the board of directors of IQB to the effect that, as of May 11, 2004 and based upon the assumptions made, matters considered and limits of review set forth in Seven Hills' written opinion, the proposed merger consideration was fair to the stockholders of IQB from a financial point of view. We have attached the full text of this opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with this opinion as Appendix C to this joint proxy statement/prospectus. You are urged to read it carefully. The Seven Hills opinion was based on economic, financial, market and other conditions as in effect on, and the information made available to Seven Hills as of May 11, 2004, the date of its opinion. Although subsequent developments may affect its opinion, Seven Hills has not assumed any obligation to update, revise or reaffirm its opinion. The Seven Hills opinion does not constitute a recommendation as to how any IQB stockholder should vote with respect to the proposal to adopt the merger agreement and issue the shares of IQB common stock. For its fairness opinion, Seven Hills is entitled to receive a fee of $150,000.

DIRECTORS AND MANAGEMENT OF IQB FOLLOWING THE MERGER (see page 43)

      When we complete the merger, the board of directors of IQB will consist of five directors: Timothy Neher, William Scigliano, Wade Fenn, and Todd DeMatteo and the executive officers of IQB will consist of Timothy Neher, William Scigliano, and John Davis.

INTEREST OF MEMBERS OF THE BOARD OF DIRECTORS AND MANAGEMENT OF IQB AND WHERIFY (see page 42)

      When considering the recommendations of the boards of directors of IQB and Wherify that you vote to approve the merger and other proposals described herein, you should be aware that the directors and executive officers of IQB and Wherify have interests in the merger that may be different from, or in addition to, your interests as a stockholder of IQB or a stockholder of Wherify.

      One executive officer and member of the IQB board of directors, William B.
G. Scigliano, will continue as a member of the IQB board of directors and an executive officer of IQB following the merger, responsible for the combined company's public sector business unit. In addition, Mr. Scigliano's employment agreement has been amended, subject to the closing of the merger, to provide that if Mr. Scigliano is terminated without "Cause" or if he resigns for "Good Reason," both as defined in the employment agreement, within 6 months following merger, Mr. Scigliano will be entitled to his annual salary and other benefits through and including the date of termination plus an amount equal to three (3) times his annual salary and three (3) times the total amount of all bonuses that he was eligible to earn during any of those three years, whether or not fully earned, as though such bonuses were fully earned at the time of such termination. In addition, all stock options to purchase IQB common stock granted as of the date of termination and which have not vested would automatically vest and would remain exercisable for a period of one year.

      In addition, Mike Walsh, IQB's Chief Financial Officer expects to continue as IQB's controller following the merger.

      IQB will honor Wherify's obligations to indemnify all present and former Wherify officers and directors and will maintain a directors' and officers' liability insurance policy for a period of six years from the effective time of the merger.

      Timothy Neher, a member of the Wherify's board of directors and President and Chief Executive Officer of Wherify, will become a member of the IQB board of directors and President and Chief Executive Officer of IQB following the merger and IQB will assume Mr. Neher's employment contract. Mr. Neher's employment was entered into in November of 2002 for a five year term and provides that if he is terminated without "Cause" or if he resigns as a result of a "Constructive Termination", as defined in the employment agreeement, then in exchange for a release of all claims, Mr. Neher shall receive a severance payment equal to 12 months salary plus 50% of his prior year's bonus. In addition, 50,000 shares subject to stock option shall immediately vest.

      Wade Fenn, a member of the Wherify's board of directors, will also become a member of the IQB board of directors following the merger.

RISK FACTORS (see page 12)

      In evaluating the proposed transactions, you should carefully read this joint proxy statement/ prospectus and especially consider the factors discussed in the section entitled "Risk Factors" beginning on page 12.

COMPARISON OF RIGHTS OF HOLDERS OF IQB COMMON STOCK WITH HOLDERS OF WHERIFY COMMON AND PREFERRED STOCK (see page 71)

      As a result of the merger, holders of Wherify capital stock will be entitled to receive IQB common stock. There are differences between the rights of a stockholder of IQB, a Delaware corporation, and the rights of a stockholder of Wherify, a California corporation. For example:

      o any stockholder may nominate candidates for election to the board of directors or bring other business before an annual meeting if the stockholder gives notice not less than 60 nor more than 90 days prior to the meeting. If, however, less than 75 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, a stockholder's notice will be timely if it is received by the 5th day following the day on which notice or public disclosure of the meeting was mailed or made;

      o persons acquiring 5% or more of the voting power of IQB are required to make public disclosures and notifications with respect to their ownership; and

      o amendments to the certificate of incorporation and bylaws of IQB requires the affirmative vote of a majority of the outstanding stock of each class entitled to vote on the amendment as a class.

CONDITIONS TO THE MERGER (see pages 53 through 54)

      We will not complete the merger unless a number of conditions are satisfied. These include:

      o     Approval by IQB and Wherify stockholders;

      o IQB receiving an opinion of counsel from Wherify's IP counsel as to the intellectual property of Wherify;

      o Wherify obtaining signed Lock-Up Agreements from 90% of those Wherify stockholders who hold 0.5% or more of Wherify capital stock; and

ALTERNATIVE TRANSACTIONS (see page 50)

      IQB and Wherify have agreed so long as the merger agreement remains in effect that they will not, and will not authorize or knowingly permit affiliated persons to solicit any alternative transaction involving a merger, tender offer or business combination for 25% or more of its equity securities, an issuance by it of over 25% of its equity securities, or a direct acquisition by a third party of over 25% of its equity securities.

      Under certain limited circumstances, IQB may engage in discussions and negotiations with a third party that has made a superior proposal, as defined in the merger agreement, or other acquisition proposal that, in the good faith judgment of the IQB board of directors, after consultation with outside counsel and IQB's independent financial adviser, would reasonably be expected to result in a superior proposal.

TERMINATION OF THE MERGER AGREEMENT (see page 54)

      We may terminate the merger agreement by mutual consent with the approval of both of our boards of directors. In addition, either of us may terminate the merger agreement if:

      o A governmental authority issues a nonappealable final order, decree or ruling or takes any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

      o Either company's stockholders do not approve the merger at their respective stockholders' meeting, provided that neither company may terminate the merger agreement if it is in material breach of, or has failed to fulfill any of its material obligations under, the merger agreement and such breach or failure has been a principal cause of the inability to obtain such requisite vote of stockholders.

      IQB and Wherify may terminate the merger agreement upon the occurrence of other events. See The Merger-Termination and Effects of Termination on page
54.

TERMINATION PAYMENTS (see page 55)

      IQB will be required to pay Wherify a termination payment of $500,000 if the merger agreement is terminated by Wherify because:

      o The IQB board of directors fails to recommend the adoption of the merger agreement to the IQB stockholders;

      o The IQB board of directors shall have withdrawn or modified its recommendation to the IQB stockholders to adopt the merger agreement;

      o IQB fails to hold the IQB stockholders meeting and submit the merger to the IQB stockholders for approval by the date which is sixty business days after the date the registration statement has been declared effective or issued; unless at or prior to the time of such failure, IQB has publicly announced a superior proposal and IQB consummates a superior proposal within 6 months following the termination of the merger agreement; or

      o The stockholders of IQB do not approve the merger if, at the time of such termination, IQB is in willful breach of any of its obligations under Article IX or X of the merger agreement and such breach has been the principal cause of the inability to consummate the merger or the failure to obtain the requisite vote of the stockholders of Wherify.

      Wherify will be required to pay IQB a termination payment of $500,000 if the merger agreement is terminated by IQB because:

      o The Wherify board of directors fails to recommend the adoption of the merger agreement to the Wherify stockholders;

      o The Wherify board of directors shall have withdrawn or modified its recommendation to the Wherify stockholders to adopt the merger agreement;

      o The Wherify board of directors approves an alternative acquisition proposal;

      o Wherify shall have failed to hold the Wherify stockholders meeting and submit the merger to the Wherify stockholders by the date which is sixty business days after the date the registration statement has been declared effective or issued; or

      o The stockholders of Wherify do not approve the merger if, at the time of such termination, Wherify is in willful breach of any of its obligations under Article VIII or X of the merger agreement and such breach has been the principal cause of the inability to consummate the merger or the failure to obtain the requisite vote of the stockholders of Wherify.

VOTING AGREEMENTS (see page 45)

      Certain of the executive officers and each of the directors of IQB, who represent approximately ___% of the outstanding stock of IQB as of ______, 2004, have entered into a stockholder agreement pursuant to which they agreed to vote in favor of the merger and the issuance of shares in connection with the merger.

      Certain officers, directors and stockholders of Wherify, who represent approximately ____% of the outstanding common stock, ____% of the outstanding Series A preferred stock, ____% of the outstanding Series B preferred stock, and ____% of the outstanding Series C preferred stock of Wherify as of
__________________, 2004, have entered into a shareholder agreement pursuant to which they agree to vote in favor of the merger.

AGREEMENT REGARDING RECOMMENDATIONS TO STOCKHOLDERS (see page 52)

      The board of directors of IQB has agreed to recommend that IQB's stockholders vote to approve the merger agreement and merger and issue the shares in connection with the merger, subject to the board of director's fiduciary duties. However, if the IQB board of directors changes its recommendation, IQB would still be required to submit the merger agreement to a vote of its stockholders.

      The board of directors of Wherify has agreed to recommend that Wherify's stockholders vote to approve the merger agreement and the merger. However, if the Wherify board of directors changes its recommendation, Wherify would still be required to submit the merger agreement to a vote of its stockholders.

ACCOUNTING TREATMENT (see page 44)

Upon consummation of the merger, IQB will change its name to Wherify Wireless, Inc. After the merger, the former stockholders of Wherify will own approximately 80% of the stock of the combined company. As a result, accounting rules require that financial statements of the combined company reflect the financial history and fiscal year-end of Wherify, not IQB. The approximate 20% of the combined entity held by the former IQB stockholders will be valued based upon the current stock price of the combined entity and all tangible and intangible assets of the combined Company will be revalued to an amount equal to the product of the stock price multiplied by the shares held by the former IQB stockholders plus IQB's total liabilities. The excess of IQB's total valuation less identifiable assets and liabilities will be accounted for as goodwill.

APPRAISAL RIGHTS (see page 45)

      Holders of Wherify common stock are entitled to exercise dissenters' rights under California law in connection with the merger. Stockholders who elect to exercise their dissenters' rights and perfect these rights in accordance with the procedures specified under California law will be entitled to have their shares purchased for cash. Wherify must use its best efforts to limit the number of shares of its capital stock exercising dissenters' rights to three percent (3%) of their outstanding capital stock.

TRADING OF IQB COMMON STOCK (see page 45)

      The IQB common stock to be issued in connection with the merger is quoted on the Over-the-Counter Bulletin Board (OTCBB). The shares of IQB common stock are not listed on an exchange or on the Nasdaq National Market. The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter securities. The OTCBB is not an issuer listing service, market or exchange. Unlike the New York Stock Exchange or Nasdaq National Market, the OTCBB does not have any listing requirements, although to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC. IQB anticipates that after the merger and the related change of its name, ICB's shares will be traded under the symbol "WHFY."

REGULATORY REQUIREMENTS

The merger does not require the approval of any state or federal regulatory entity. In order to consummate the merger, the companies must file a certificate of merger with the California Secretary of State.

MATERIAL TAX CONSEQUENCES (see page 45)

      It is intended that the merger will qualify as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code. If the merger qualifies as a reorganization, Wherify stockholders will not generally recognize gain or loss solely upon the exchange of their Wherify capital stock for IQB common stock pursuant to the merger, except for any gains with respect to cash received in lieu of a fractional share of IQB common stock.

                                  RISK FACTORS

      The merger and the business of the combined company involve a high degree of risk. By voting in favor of the proposals submitted to you, current Wherify stockholders will be choosing to invest in IQB common stock and current IQB stockholders will face dilution of their ownership interest in IQB. An investment in IQB common stock involves a high degree of risk. In addition to the other information contained in this joint proxy statement/prospectus and the documents incorporated by reference, you should carefully consider all of the following risk factors relating to the proposed merger, IQB, Wherify and the combined company in deciding whether to vote for the proposals submitted to you.

RISKS RELATED TO THE MERGER

WHILE IQB'S SHARE PRICE HAS BEEN VOLATILE IN RECENT PERIODS, THE MERGER EXCHANGE RATIO IS FIXED AND NO ADJUSTMENT TO THE EXCHANGE RATIO WILL BE MADE AS A RESULT OF FLUCTUATIONS IN THE MARKET PRICES OF IQB'S COMMON STOCK.

      IQB's share price has been volatile in the past and may continue to be volatile in the future. In fiscal 2004, the closing price of IQB common stock ranged from $2.43 to $.93. Upon completion of the merger, each share of Wherify capital stock will be converted into the right to receive approximately 4.7 shares of IQB common stock. The exchange ratio will not change even if the market price of the IQB common stock fluctuates. In addition, neither party may withdraw from the merger or resolicit the vote of its stockholders solely because of changes in the market price of IQB common stock. Any reduction in IQB's share price will result in Wherify stockholders receiving greater current value in the merger at closing. Conversely, any increase in IQB's share price will result in Wherify stockholders receiving less current value in the merger at closing. The specific dollar value of IQB common stock that Wherify stockholders will receive upon completion of the merger will depend on the market value of IQB common stock at that time. IQB stockholders will not know the exact value of IQB common stock to be issued pursuant to the merger at the time of the IQB special meeting of stockholders.

THE MERGER COULD CAUSE IQB OR WHERIFY TO LOSE KEY PERSONNEL, WHICH COULD MATERIALLY AFFECT THE COMBINED COMPANY'S BUSINESS AND REQUIRE THE COMPANIES TO INCUR SUBSTANTIAL COSTS TO RECRUIT REPLACEMENTS FOR LOST PERSONNEL.

      As a result of the announcement of the merger agreement, current and prospective IQB and Wherify employees could experience uncertainty about their future roles within IQB. This uncertainty may adversely affect the ability of the combined company to attract and retain key management, sales, marketing and technical personnel. IQB and Wherify employees may be concerned about the strategic focus and direction of the combined company, and seek to find employment elsewhere. Any failure to attract and retain key personnel prior to and after the consummation of the merger could have a material adverse effect on the business of the combined company.

SOME OF IQB'S AND WHERIFY'S OFFICERS AND DIRECTORS MAY HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE ADOPTION OF THE MERGER AGREEMENT.

      Some officers and directors of IQB and Wherify participate in arrangements that provide them with interests in the merger that are different from yours, including, among others, the continued service as an officer or director of the combined company, acceleration of stock and stock option vesting, retention and severance benefits, continued indemnification and the potential ability to sell an increased number of shares of the combined company due to acceleration of the vesting periods for certain stock and stock options. These potential interests, among others, may influence the officers and directors of IQB and Wherify to support or approve adoption of the merger agreement. For a more detailed discussion of these potential interests see "The Merger - Interests of Directors and Officers of IQB and Wherify in the Merger" on page 42.

FAILURE TO COMPLETE THE MERGER MAY RESULT IN IQB OR WHERIFY PAYING A TERMINATION FEE TO THE OTHER PARTY AND COULD HARM THE TRADING PRICE OF IQB'S COMMON STOCK AND IQB'S AND WHERIFY'S RESPECTIVE FUTURE BUSINESS AND OPERATIONS.

      If the merger is not completed, IQB and Wherify may be subject to the following risks:

      o If the merger agreement is terminated under specified circumstances, IQB will be required to pay Wherify a termination fee of $500,000;

      o If the merger agreement is terminated under specified circumstances, Wherify will be required to pay IQB a termination fee of $500,000;

      o     The trading price of IQB common stock may decline;

      o Costs related to the merger, such as legal, accounting and fairness opinion fees, must be paid even if the merger is not completed; and

      o IQB and Wherify may be required to seek alternate sources of capital in the near term.

      In addition, if the merger agreement is terminated and either IQB's or Wherify's board of directors determines to seek another merger or business combination, there can be no assurance that IQB or Wherify will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid in the merger.

THE MERGER MAY BE COMPLETED EVEN THOUGH MATERIAL ADVERSE CHANGES MAY RESULT FROM INDUSTRY-WIDE CHANGES AND OTHER CAUSES SUBSEQUENT TO THE ANNOUNCEMENT OF THE MERGER AGREEMENT.

      In general, either party can refuse to complete the merger if there is a material adverse change affecting the other party between April 14, 2004, and the closing. However, some types of adverse changes, events, circumstances or developments will not prevent the merger from going forward, even if they would have a material adverse effect on IQB or Wherify, including adverse changes, events, circumstances or developments resulting from:

      o General economic conditions or conditions generally affecting the markets for each of the company's products, except to the extent that IQB or Wherify is materially disproportionately affected;

      o The announcement or pendency of the merger or any other transactions contemplated by the merger agreement;

      o Compliance with the express terms and conditions of the merger agreement;

      o     Any change in the stock price or trading volume of IQB or Wherify;

      o Any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; or

      o     The continued incurrence of losses by IQB or Wherify.

      If such adverse changes occur and the merger is completed, IQB's stock price may suffer. This in turn may reduce the value of the merger to Wherify stockholders.

ACCOUNTING RULES APPLICABLE TO THE COMBINED COMPANY COULD ADVERSELY AFFECT VALUATION.

The name of the surviving entity of this business combination will be Wherify Wireless, Inc. After the combination, the former stockholders of Wherify will own approximately 80% of the stock of the combined entity. SEC accounting rules call this a "reverse merger" whereby the financial history and fiscal year-end of Wherify continue as before excepting the capital structure, which legally becomes that of IQB. All prior financial history of IQ Biometrix is erased. The approximate 20% of the combined entity remaining with the IQB shareholders will be valued based upon the current stock price and all tangible and intangible assets of IQB revalued to an amount equal to the product of the stock price multiplied by the shares held by the former IQB stockholders plus IQB's total liabilities. The excess of IQB's total valuation less identifiable assets and liabilities will be accounted for as good will. .

The goodwill and any identifiable intangibles recorded in the merger transaction is reviewed annually and must be written down to its estimated fair value based on management's view of the present value of future estimated cash flows. Should IQB's products not prove successful in the marketplace, the value of these products may be impaired, which will materially and adversely affect the operating results of the combined company.

RISKS RELATED TO THE COMBINED COMPANY

IQB AND WHERIFY MAY NOT REALIZE THE BENEFITS THEY EXPECT FROM THE MERGER.

      The integration of IQB and Wherify will be complex, time consuming and expensive and may disrupt the combined company's business. The combined company will need to overcome significant challenges in order to realize any benefits or synergies from the merger. These challenges include the timely, efficient and successful execution of a number of post-merger events, including:

      o Retaining existing customers of both companies and attracting additional customers;

      o     Integrating the operations and technologies of the two companies;

      o     Retaining and assimilating the key personnel of each company;

      o Retaining strategic partners of each company and attracting new strategic partners; and

      o Creating uniform standards, controls, procedures, policies and information systems.

      The execution of these post-merger events will involve considerable risks and may not be successful.

      These risks include:

      o The potential disruption of the combined company's ongoing business and distraction of its management;

      o The potential strain on the combined company's financial and managerial controls and reporting systems and procedures;

      o Unanticipated expenses and potential delays related to integration of the operations, technology and other resources of the two companies;

      o The impairment of relationships with employees, suppliers and customers as a result of any integration of new management personnel;

      o Greater than anticipated costs and expenses related to restructuring, including employee severance or relocation costs and costs related to vacating leased facilities; and

      o Potential unknown or currently unquantifiable liabilities associated with the merger and the combined operations.

      The combined company may not succeed in addressing these risks or any other problems encountered in connection with the merger. The inability to successfully integrate the operations, technology and personnel of IQB and Wherify, or any significant delay in achieving integration, could have a material adverse effect on the combined company after the merger and, as a result, on the market price of IQB common stock.

THE COMBINED COMPANY WILL NEED TO RAISE SUBSTANTIAL ADDITIONAL CAPITAL AFTER THE MERGER, WHICH MAY RESULT IN SUBSTANTIAL DILUTION TO EXISTING STOCKHOLDERS.

      In order to manufacture, distribute and sell its products and to execute on its business plan after the consummation of the merger, the combined company will need substantial additional capital. The parties are currently considering possible sources of this additional capital, including raising capital through the issuance of equity securities. Although the exact amount the combined company intends to raise has not yet been determined, the parties are contemplating an amount in excess of $20 million. There can be no assurance that the combined company will be able to raise sufficient additional capital at all or on terms favorable to the combined company or its stockholders. If the combined company issues equity securities in order to raise additional capital in the amounts currently contemplated, the stockholders will experience immediate and substantial dilution in their ownership percentage of the combined company. In addition, if the terms of such financing are unfavorable to the combined company or its stockholders, the stockholders may experience substantial dilution in the net tangible book value of their stock. In addition, any new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If the combined company cannot raise funds on acceptable terms, it may not be able to develop or enhance its products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements all of which could have a material adverse effect on the combined company.

      IQB expects to issue approximately 33 million shares of common stock or approximately 80% of IQB's outstanding share capital as of __________, 2004 to Wherify stockholders in connection with the merger after giving effect to a one-for-four reverse split of IQB's outstanding common stock previously approved by IQB stockholders.

      In order to in the ordinary course of business operate prior to the consummation of the merger, IQB will need to raise additional working capital. IQB may raise this working capital through the issuance of debt or the sale of its equity securities.

      A condition to the merger is that 90% of the Wherify stockholders holding 5% or more of Wherify capital stock must agree that until 60 days after the Effective Time of the merger not to sell or otherwise dispose of or pledge, directly or indirectly, any shares of IQB received by the stockholder in the merger, excluding shares of IQB issuable upon exercise of stack options held by employees who are not officers or directors of Wherify prior to the Effective Time. These Wherify stockholders must further agree that for a period of one year after the Effective Time, not to sell or otherwise dispose of, or pledge, directly or indirectly 50% of shares received by the stockholder in the merger. However, the combined company may, in its sole discretion, and at any time, consent to the sale of shares by the Wherify stockholders.

FLUCTUATIONS IN OPERATING RESULTS COULD ADVERSELY AFFECT THE MARKET PRICE OF IQB'S COMMON STOCK.

      The combined company's revenues and operating results are likely to fluctuate significantly in the future. The timing of order placement, size of orders and satisfaction of contractual customer acceptance criteria, as well as order delays or deferrals and shipment delays and deferrals, may cause material fluctuations in revenue.

      Delays or deferrals in purchasing decisions may increase as the combined company develops new or enhanced products. The current and anticipated dependence on a small number of customers increases the revenue impact of each customer's actions relative to these factors. The combined company's expense levels in the future will be based, in large part, on the combined company's expectations regarding future revenue, and as a result net income for any quarterly period in which material orders are delayed could vary significantly.

      Because of these and other factors, investors should not rely on quarter-to-quarter comparisons of IQB's results of operations, Wherify's results of operations or the pro forma financial information as an indication of future performance. It is possible that, in future periods, results of operations will differ from the estimates of public market analysts and investors. Such a discrepancy could cause the market price of IQB's common stock to decline.

THE COMBINED COMPANY'S BUSINESS WILL BE ADVERSELY AFFECTED IF THE COMBINED COMPANY CANNOT MANAGE THE SIGNIFICANT CHANGES IN THE NUMBER OF ITS EMPLOYEES AND THE SIZE OF ITS OPERATIONS.

      As a result of the merger IQB and Wherify expect the combined company's employee numbers, scope of operations and the geographic area of operations to significantly expand. This expected significant changes in headcount, and scope of operations will place a significant strain on management and other resources. The combined company will face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs in different jurisdictions.

      This expected growth may also have an adverse effect on the development of new products and enhancement of existing product offerings. There is a risk that, during such periods of growth, management will not sufficiently coordinate the roles of individuals to ensure that all areas receive appropriate focus and attention. If the combined company is unable to manage its headcount, appropriate levels of manufacturing capacity and the scope of its operations effectively, the cost and quality of the combined company's products may suffer and the combined company may be unable to attract and retain key personnel and develop and market new products. Further, the inability to successfully manage the substantially larger and geographically more diverse organization, or any significant delay in achieving successful management, could have a material adverse effect on the combined company after the merger and, as a result, on the market price of IQB's common stock.

THE COMBINED COMPANY'S BUSINESS AND FUTURE OPERATING RESULTS MAY BE ADVERSELY AFFECTED BY EVENTS OUTSIDE OF ITS CONTROL.

      The combined company's business and operating results will be vulnerable to interruption by events outside of its control, such as earthquakes, fire, power loss, telecommunications failures, political instability, military conflict and uncertainties arising out of terrorist attacks, including a global economic slowdown, the economic consequences of additional military action or additional terrorist activities and associated political instability, and the effect of heightened security concerns on domestic and international travel and commerce.

DELAYS, DISRUPTIONS OR QUALITY CONTROL PROBLEMS IN MANUFACTURING COULD RESULT IN DELAYS IN SHIPMENTS OF PRODUCTS TO CUSTOMERS AND COULD ADVERSELY AFFECT THE COMBINED COMPANY'S BUSINESS.

      The combined company may experience delays, disruptions or quality control problems in the manufacturing operations of its subcontractors. As a result, the combined company could incur additional costs that would adversely affect gross margins, and product shipments to its customers could be delayed beyond the shipment schedules requested by its customers, which would negatively affect its revenues, competitive position and reputation. Furthermore, even if the combined company is able to timely deliver products to its customers, it may be unable to recognize revenue based on its revenue recognition policies. Any disruptions in the future could adversely affect the combined company's revenues, gross margins and results of operations. In addition, the combined company may experience manufacturing delays and reduced manufacturing yields upon introducing new products to its manufacturing lines or when integrating acquired products.

RISKS RELATED TO IQB

                    RISKS RELATED TO IQB'S FINANCIAL RESULTS

IQB CURRENTLY LACKS LIQUIDITY.

As of June 30, 2004, IQB had cash and cash equivalents of $______________. Unless cash from operations increases, in order to continue to operate IQB in the ordinary course of business prior to the consummation of the merger, IQB will need to raise additional working capital. There is no assurance that IQB will be able to raise additional working capital at all or on terms favorable to IQB or its stockholders. If IQB is unable to generate sufficient cash from operations or raise additional working capital, IQB will need to reduce its costs, which may require IQB to reduce personnel and overhead or to even cease operations, which would have an adverse effect on IQB's business.

The issuance of debt or equity securities by IQB prior to the consummation of the merger , sales by Wherify stockholders acquiring shares pursuant to the merger, sales by other holders of substantial amounts of IQB common stock in the public market could adversely affect the market price of IQB common stock by increasing the supply of shares available for sale compared to the demand in the public capital markets to buy IQB common stock. These sales may also make it more difficult for IQB or the combined company to sell equity securities in the future at a time and price that it deems appropriate.

IQB'S LIMITED OPERATING HISTORY MAKES AN EVALUATION OF IQB AND ITS FUTURE EXTREMELY DIFFICULT.

IQB has only recently begun selling its FACES(TM) 4.0 product, and IQB has generated very limited revenues from its sale. Because IQB has only recently begun to generate revenues, IQB is unable to accurately forecast what the level of IQB's revenues will be, and IQB has limited meaningful historical financial data upon which to plan future operating expenses. Given IQB's extremely limited revenues to date and IQB's current limited cash resources, if IQB's revenues in any period are lower than IQB projects, IQB's business, results of operations and financial condition would be materially and adversely affected. In addition, IQB's ability to forecast accurately IQB's quarterly revenue and expenses is limited due to a number of factors, including:

o The fact that IQB currently derive substantially all of its revenues from sales of IQB's FACES(TM) software product and IQB's expectation that swill continue to derive substantially all of IQB's revenues from this product for the foreseeable future;

o     The market's limited acceptance of IQB's product to date;

o     IQB's ability to develop and increase IQB's customer base;

o     IQB's need to expand IQB's distribution capability;

o IQB's ability to implement and successfully execute IQB's sales and marketing strategy;

o IQB's need to introduce new products and services to respond to technological and competitive developments and customer needs;

o     IQB's ability to manage the growth IQB is seeking to realize;

o     IQB's ability to respond to competitive developments;

o     IQB's dependence on IQB's current executive officers and key employees;

o     IQB's ability to provide superior customer service and order fulfillment.

There can be no assurance that we can successfully address some or all of these risks but IQB's failure to do so could materially and adversely affect IQB's business, prospects, financial condition and results of operations.

IQB HAS A HISTORY OF LOSSES AND DO NOT KNOW WHEN IT MAY BECOME PROFITABLE OR IF IT DOES BECOME PROFITABLE WHETHER IT CAN SUSTAIN PROFITABILITY.

IQB has incurred net losses of $8,178,385 since inception. As of December 31, 2003, IQB had an accumulated stockholder deficit of $776,227 and expects to continue to incur net losses for the foreseeable future. IQB also expects to incur significant product development, sales and marketing and general and administrative expenses. As a result, IQB will need to generate increased revenues to achieve profitability and IQB may not be able to generate sufficient revenues to achieve profitability. To increase its revenues, IQB must increase sales of its existing products and introduce new products that it has either developed internally or acquired through other arrangements. While IQB believes it can grow its revenues from its existing products through internal actions, the rate of growth will most likely not allow it to achieve profitability in a timely manner. Therefore, it continues to evaluate business combinations and partnering arrangements in IQB's core business areas that would improve IQB's market share position, increase IQB's revenue, improve on IQB's net loss position and accelerate IQB's ability to reach profitability. While IQB is seeking acquisitions that it believes would improve its financial results, a completed acquisition may not provide the anticipated financial results, thus leading to continuing net losses. Even if IQB achieves profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis. IQB is seeking to increase its revenues by increasing the sales of IQB's existing products through the expansion of its marketing program and sales force. IQB is also exploring the development of new products that are synergistic to its existing business and actively seeking out acquisition and partnering prospects that would complement its existing product offerings, augment its market coverage, or enhance its technological capabilities. There can be no assurance that it will be successful in increasing sales of its existing products or in developing or locating new products. Even if IQB were able to develop or acquire new products, there can be no assurance that sales of these new products would result in increased revenues, in which case IQB's business, results of operations and financial condition would be materially and adversely affected.

FLUCTUATIONS IN IQB'S BUSINESS AND OPERATING RESULTS MAY MATERIALLY AND ADVERSELY AFFECT THE TRADING PRICE OF IQB'S COMMON STOCK.

IQB expects that its operating results will fluctuate in the future due to a number of factors many of which are outside of IQB's control. These factors include the following:

o Customer concentration; most of IQB's current and prospective customers are local, state and federal law enforcement agencies, many of which are experiencing their worst budget crisis in years;

o     Budgetary cycles of governmental agencies;

o     Overall demand for IQB's products;

o     IQB's ability to attract new customers at a steady rate;

o The rate at which IQB or its competitors introduce new products, the rate at which these products acquire market acceptance, and the cost required to develop these products;

o Technical defects in IQB's products that could delay product shipments or increase the costs of introducing new products;

o     Changes in the pricing of IQB's products or those of IQB's competitors;

o The amount and timing of capital expenditures and other costs relating to the expansion of IQB's operations;

o     Costs relating to IQB's marketing programs and IQB's business in general;

o     General economic conditions.

Any of the foregoing factors may cause IQB's operating expenses to be disproportionately high or cause IQB's revenue and operating results to fluctuate causing IQB's business, financial condition and operating results to be adversely affected. In addition, to respond to changes in IQB's competitive environment, it may occasionally make certain decisions from which it may benefit in the long run. However, in the short run, such decisions could materially and adversely affect IQB's quarterly results of operations and financial condition. Due to all of the foregoing factors, in some future quarter IQB's operating results may fall below IQB's expectations and those of IQB's stockholders. In such event, the trading price of IQB's common stock could be materially adversely affected. Further, IQB believes that period-to-period comparisons of its financial results may not be very meaningful. Accordingly, you should not conclude that such comparisons indicate future performance.

                         RISKS RELATED TO IQB'S BUSINESS

IQB'S BUSINESS WILL NOT GROW UNLESS THE MARKET FOR BIOMETRIC SOLUTIONS EXPANDS BOTH DOMESTICALLY AND INTERNATIONALLY.

IQB's revenues are derived from the sale of biometric products. Biometric solutions have not gained widespread commercial acceptance. IQB cannot accurately predict the future growth rate, if any, or the ultimate size of the biometric technology market. The expansion of the market for IQB's products and services depends on a number of factors including without limitation:

o the cost, performance and reliability of IQB's products and services and the products and services of competitors;

o     customers' perception of the perceived benefit of biometric solutions;

o public perceptions of the intrusiveness of these solutions and the manner in which firms are using the information collected;

o     public perceptions regarding the confidentiality of private information;

o     proposed or enacted legislation related to privacy of information;

o     customers' satisfaction with IQB's products and services; and

o     marketing efforts and publicity regarding these products and services.

IF IQB FAILS TO GENERATE REPEAT OR EXPANDED BUSINESS FROM ITS CURRENT AND PROSPECTIVE CUSTOMERS, ITS BUSINESS WILL BE SERIOUSLY HARMED.

IQB believes that its success will depend on the continued growth of its customer base as well as the sale of new and enhanced products to its existing customers. Over 150,000 licenses to pre-4.0 versions of IQB's FACES(TM) product have been distributed to law enforcement agencies in the United States and IQB expects to focus a large part of its sales and marketing efforts with respect to new products on these existing customers. If IQB is to be successful in generating sales from its existing customers,it will need to convince them that its new products provide them with additional benefits. In addition, IQB's ability to attract new customers will depend on a variety of factors, including the reliability and cost-effectiveness of its products and its ability to effectively market its products. If IQB fails to generate repeat and expanded business from current and prospective customers, its operating results will be seriously harmed.

IF IQB FAILS TO PROMOTE ITS BRAND NAME SUCCESSFULLY OR IF IT INCURS SIGNIFICANT EXPENSES PROMOTING AND MAINTAINING ITS BRAND NAME, ITS BUSINESS COULD BE HARMED.

Due in part to the emerging nature of the market for IQB's products and the substantial resources available to some of IQB's competitors, there may be a limited time opportunity for IQB to achieve and maintain a significant market share. Developing and maintaining awareness of IQB's brand name is critical to achieving widespread acceptance of IQB's products. Furthermore, IQB believes that the importance of brand recognition will increase as competition in the market for products such as IQB's increases. Successfully promoting and positioning IQB's brand will depend largely on the effectiveness of its marketing efforts. To attract and retain customers and to promote and maintain IQB's brands in response to competitive pressures, IQB may need to increase its marketing budget or otherwise to increase substantially its financial commitment to creating and maintaining brand loyalty among vendors and consumers. If IQB is unable for financial reasons to increase its sales and marketing budget or if it is unable to successfully promote its brand, its business will suffer.

IQB'S REVENUES ARE DEPENDENT UPON THE AVAILABILITY AND TIMELY DISTRIBUTION OF GOVERNMENTAL FUNDING.

Many of IQB's prospective customers are local, state and federal law enforcement and other governmental and quasi-governmental agencies. The ability of these prospective customers to purchase IQB's products are heavily dependent on the availability or continued availability of federal, state or local government funds or grants and general tax funding, including funding by the Office of Homeland Security. Such funding may not be approved or, if approved, it may not be available for the purchase of IQB's products or solutions, and even if such funding is approved and available, such funds may be subject to termination at any time at the sole discretion of the government body providing or receiving such funds.

RAPID TECHNOLOGICAL CHANGE IN IQB'S MARKET COULD CAUSE ITS PRODUCTS TO BECOME OBSOLETE OR REQUIRE IT TO REDESIGN ITS PRODUCTS.

IQB expects that its market will be characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changing customer demands and evolving industry standards, any of which can render existing products obsolete. IQB believes that its future success will depend in large part on its ability to develop new and effective products in a timely manner and on a cost effective basis. As a result of the complexities inherent in its product, major new products and product enhancements can require long development and testing periods, which may result in significant delays in the general availability of new releases or significant problems in the implementation of new releases. In addition, if IQB or its competitors announce or introduce new products IQB's current or prospective customers may defer or cancel purchases of IQB's products, which could materially adversely affect its business, operating results and financial condition. IQB's failure to develop successfully, on a timely and cost effective basis, new products or new product enhancements that respond to technological change, evolving industry standards or customer requirements would have a material adverse affect on IQB's business, operating results and financial condition.

IF IQB LOSES ANY KEY PERSONNEL, OR FAILS TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, IT MAY BE UNABLE TO CONTINUE DEVELOPING ITS BUSINESS AND PRODUCT LINE.

The loss of the services of one or more of IQB's key personnel could materially adversely affect its business, operating results and financial condition. IQB cannot guarantee that it will be able to retain its key personnel. IQB's future success also depends on its continuing ability to attract, assimilate and retain highly qualified sales, technical and managerial personnel. Competition for these individuals is intense, and there can be no assurance that IQB can attract, assimilate or retain necessary personnel in the future.

FAILURE TO EXPAND IQB'S SALES AND DISTRIBUTION CHANNELS AND MANAGE ITS SALES AND DISTRIBUTION RELATIONSHIPS COULD SIGNIFICANTLY REDUCE ITS REVENUES.

IQB sells its products through a network of distributors and resellers. IQB's success will depend on its ability to manage relationships with its existing network of distributors and resellers and to expand its network of resellers and distributors. The sale of IQB's products by distributors and resellers depends on the effectiveness of the selling efforts of these distributors and resellers and their ability to meet their own responsibilities under agreements with customers in a timely manner. At times, IQB's distributors and resellers may also offer products of IQB's competitors and IQB's agreements with them have no minimum purchase commitments. IQB cannot assure you that it will be able to expand its distribution channels, manage its distribution relationships successfully or that its distributors and resellers will market and sell its products effectively. IQB's failure to manage successfully its distribution relationships or the failure of IQB's distributors and resellers to sell IQB's products could reduce IQB's revenues and have a material adverse effect on its business, results of operations and financial conditions.

IF THE USE OF IQB'S PRODUCTS IS DEEMED TO BE AN INVASION OF PERSONAL PRIVACY RIGHTS IQB'S BUSINESS MAY SUFFER.

From time to time, biometric products such as IQB's have been the focus of organizations and individuals seeking to curtail or eliminate the use of these technologies on the grounds that these technologies may be used to diminish personal privacy rights. In the event that such initiatives result in restrictive legislation, the market for IQB's products may be adversely affected.

IF IQB GROWS ITS BUSINESS AS PLANNED, IQB MAY NOT BE ABLE TO MANAGE PROPERLY ITS GROWTH, WHICH MAY IMPEDE ITS ABILITY TO ACHIEVE PROFITABILITY.

If IQB is successful in growing its business as planned, its operations may expand rapidly and significantly. Any rapid growth could put a significant strain on its management, operational and financial resources. In order to manage the growth of IQB's operations,it will be required to expand existing operations, to implement new operational, financial and inventory systems, procedures and controls, including improvement of its financial and other internal management systems, and to hire, train, manage and expand its employee base. If IQB is unable to manage growth effectively, its business, results of operations and financial condition will be materially adversely affected. In addition, if IQB is successful in growing its business as planned, it expects operating expenses to increase, and as a result,it will need to generate increased revenue to achieve and maintain profitability. In particular, as IQB grows its business, IQB would incur additional costs and expenses related to:

o     The expansion of its sales force and distribution channels;

o     The expansion of its product and services offerings;

o     Development of relationships with strategic business partners;

o     The expansion of management and infrastructure;

o     Brand development, marketing and other promotional activities.

Costs associated with these activities could delay IQB's ability to achieve or maintain profitability.

IQB'S ACQUISITION STRATEGY MAY BE UNSUCCESSFUL, WHICH MAY HARM ITS ABILITY TO GROW REVENUES.

IQB believes that its future success depends on its ability to introduce and market new products and services that it has either developed internally or acquired through strategic combinations or partnering relationships. IQB intends to actively seek out acquisition and partnering prospects that would complement its existing product offerings, augment its market coverage, or enhance its technological capabilities. This strategy is subject to inherent risks associated with the potential integration of additional operations, the extent of management time and attention required, and related costs and expenses associated with the execution of this strategy.

IQB WILL FACE TECHNICAL, OPERATIONAL AND STRATEGIC CHALLENGES THAT MAY PREVENT IT FROM SUCCESSFULLY INTEGRATING BUSINESSES THAT IT MAY ACQUIRE IN THE FUTURE.

Execution of IQB's acquisition and partnering strategy could result in a number of financial consequences, including without limitation:

o     Use of cash resources that would reduce IQB's financial reserves;

o Issuance of stock that would dilute IQB's current stockholders' percentage ownership;

o     Incurrence of debt;

o     Assumption of liabilities;

o     Increased operational and administrative complexity of IQB's business;

o Higher fixed expenses, which require a higher level of revenues to maintain gross margins; and

o Incurrence of expenses related to in-process research and development and the possible impairment of goodwill and other intangible assets, which could result in large one-time write-offs.

Furthermore, acquisitions involve numerous operational risks, including:

o Problems related to the integration and management of acquired technology, products, operations, information systems and personnel of the acquired company;

o Problems completing product development programs of the acquired company and consolidating research and development efforts;

o     Unanticipated costs or liabilities;

o     Diversion of management's attention from IQB's core business;

o Diversion of resources from IQB's existing business, products or technologies;

o Adverse effects on existing business relationships with suppliers and customers;

o Risks associated with entering markets in which IQB has no or limited prior experience; and

o Potential loss of key employees, particularly those of the acquired organizations.

The integration of businesses that IQB may acquire could be a complex, time consuming and expensive process. IQB must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices to be successful. IQB cannot guarantee that any future acquisitions will result in sufficient revenues or earnings to recover IQB's investment in, or expenses related to, these acquisitions or that any synergies will develop. If IQB is not successful in integrating acquired businesses or if expected earnings or synergies do not materialize, IQB could be forced to attempt to resell or cease operations of acquired businesses. In either event, IQB would likely incur significant expenses as well as non-cash charges to write-off acquired assets, which could seriously harm IQB's financial condition and operating results.

IQB'S FINANCIAL PERFORMANCE MAY BE ADVERSELY AFFECTED BY COMPETITION.

The market for IQB's products is characterized by significant and increasing competition. Most of IQB's current and potential competitors have longer operating histories and significantly greater financial, technical and marketing resources than IQB does. IQB expects competition to intensify in the future as new companies enter the market on a regular basis. There can be no assurance that existing or future competitors will not develop or offer products that provide significant performance, price or other advantages over those IQB offers. Such a development could result in price reductions or displacement of IQB's products, which could materially adversely affect IQB's business, results of operations and financial condition.

                   RISKS RELATED TO DEVELOPING IQB'S PRODUCTS

SUBSTANTIALLY ALL OF THE SOFTWARE DEVELOPMENT FOR IQB'S FACES(TM) 4.0 PRODUCT WAS OUTSOURCED TO A THIRD PARTY. IF IQB CONTINUES TO USE THIRD PARTY DEVELOPERS FOR FUTURE PRODUCT RELEASES IT MAY IN THE FUTURE BE SUBJECT TO DELAYS IN PRODUCT RELEASES, ENHANCEMENTS AND UPGRADES AS WELL AS QUALITY CONTROL ISSUES.

IQB outsourced the development of its FACES(TM) 4.0 software to Enterprise Cogniscience, Inc. an independent software developer. Although, FACES(TM) 4.0 was commercially released in 2003, IQB has discovered and may continue to discover errors and defects in FACES(TM) 4.0. The fact that IQB does not directly control the development of its product subjects it to the risk that it may experience delays in issuing error corrections or enhancements to its most recent release. Recently, Enterprise Cogniscience was acquired by a third party. While, the agreement between IQB and Enterprise Cogniscience is binding upon any successor-in-interest to Enterprise Cogniscience, IQB cannot guarantee that the acquirer will devote as many resources to fulfilling the agreement as Enterprise Cogniscience did before the acquisition or that the quality of their work will meet IQB's specifications. If the successor-in-interest fails to devote as many resources to IQB's product or if the quality of their work does not meet IQB's specification, it could lead to delays in releasing any error corrections or bug fixes. In addition, if IQB continues to use Enterprise Cogniscience or another independent software developer to develop future releases or products, IQB may experience delays in future product releases, enhancements and upgrades, as well as difficulties in maintaining quality control which may lead to higher than expected error and defect rates, all of which could have an adverse effect on IQB's business, results of operations and financial condition.

IQB DEPENDS ON THIRD-PARTY TECHNOLOGY FOR THE DEVELOPMENT OF ITS SOFTWARE. IF IQB WERE TO TERMINATE ITS RELATIONSHIP WITH SUCH THIRD PARTY PROVIDER, IT COULD EXPERIENCE DELAYS IN FUTURE PRODUCT RELEASES AND IMPROVEMENTS.

Enterprise Cogniscience, the third party software developer that assisted IQB in the development of FACES(TM) 4.0, used a proprietary environment based on LISP to develop IQB's software. If IQB were to bring its software development in-house or if IQB's relationship with Enterprise Cogniscience were otherwise to terminate, IQB would need to port its source code to a new development environment, which may cause it to experience delays in future product releases, enhancements and upgrades, as well as higher than expected error and defect rates, all of which could have an adverse effect on IQB's business, results of operations and financial condition.

IQB'S SOFTWARE PRODUCTS ARE COMPLEX AND MAY CONTAIN UNKNOWN DEFECTS THAT COULD RESULT IN NUMEROUS ADVERSE CONSEQUENCES.

Complex software products such as IQB's often contain latent errors or defects, particularly when first introduced, when new versions or enhancements are released and when configured for a specific customer. IQB currently have experienced errors and defects in its most recent release. However, there can be no assurance that despite testing, defects and errors will not be found in current versions, new versions or enhancements of its products after commencement of commercial shipments, any of which could result in damage to its reputation, the loss of sales, a diversion of its product development resources, or a delay in market acceptance, and thereby materially adversely affecting its business, operating results and financial condition. The computer hardware environment is characterized by a wide variety of non-standard configurations that make prerelease testing for programming or compatibility errors very difficult and time consuming. Despite IQB's testing, errors may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers. Furthermore, there can be no assurance that IQB's products will meet all of the expectations and demands of IQB's customers. The failure of IQB's products to perform to customer expectations could give rise to warranty claims. Any of these claims, even if not meritorious, could result in costly litigation or divert management's attention and resources. IQB does not currently maintain any general liability insurance. Any general liability insurance that IQB may carry could be insufficient to protect it from all liability that may be imposed under any asserted claims. Although through IQB's license agreements with customers it tries to include provisions designed to limit IQB's exposure to potential claims, such limitation of liability provisions may not be effective as a result of existing or future laws or unfavorable judicial decisions.

IQB OUTSOURCED THE PACKAGING OF ITS FACES(TM) 4.0 PRODUCT TO A SINGLE THIRD PARTY CONTRACTOR. IF IQB CONTINUES TO USE THIRD PARTIES FOR THE PACKAGING OF ITS PRODUCTS, IT MAY EXPERIENCE IN THE FUTURE DELAYS OR DISRUPTIONS IN THE DISTRIBUTION OF ITS PRODUCTS OR QUALITY CONTROL ISSUES.

IQB outsources the packaging of its products to a third party contractor. Packaging consists of transferring IQB's software onto compact discs, quality control testing and packaging the CDs and manuals. Although to date, IQB has not experienced any packaging delays or quality control issues, if IQB continue to use a third party contractor to package its products, IQB may experience delays, disruptions or quality control problems, which could result in delays in shipments of its products to its customers, which would negatively affect IQB's revenues, competitive position and reputation.

                  RISKS RELATED TO IQB'S INTELLECTUAL PROPERTY

IQB'S SUCCESS DEPENDS ON ITS ABILITY TO PROTECT ITS INTELLECTUAL PROPERTY.

IQB's future success depends upon its proprietary technology. IQB protects its proprietary information through the use of patent, copyright, trademark, trade secret laws, confidentiality procedures and contractual provisions. Notwithstanding IQB's efforts to protect its proprietary technology, policing unauthorized use or copying of its proprietary information is difficult, unauthorized use or copying occurs from time to time, and litigation to enforce intellectual property rights could result in significant costs and diversion of resources. Any patents IQB obtains in the future may be circumvented, challenged, invalidated or designed around by other companies. Despite its efforts, IQB may be unable to prevent third parties from infringing upon or misappropriating its intellectual property. Moreover, the laws of some foreign jurisdictions do not afford the same degree of protection to IQB's proprietary rights as do the laws of the United States, and effective trademark, copyright, and trade secret protection may not be available in every country in which IQB's products are distributed. Furthermore, IQB's competitors may independently develop similar technology that substantially limits the value of IQB's intellectual property. IQB's inability to protect adequately IQB's intellectual property for these or other reasons could materially and adversely affect IQB's business, financial condition and operating results.

In addition, third parties may at some point claim certain aspects of IQB's business infringe their intellectual property rights. While IQB is not currently subject to nor is aware of any such claim, any future claim (with or without merit) could result in one or more of the following:

o     Significant litigation costs;

o     Diversion of resources, including the attention of management;

o     IQB's agreement to pay certain royalty and/or licensing fees; and

o     Cessation of IQB's rights to use, market, or distribute such technology.

Any of these developments could materially and adversely affect IQB's business, results of operations and financial condition. In the future, IQB may also need to file lawsuits to enforce its intellectual property rights, to protect its trade secrets, or to determine the validity and scope of the proprietary rights of others. Whether successful or unsuccessful, such litigation could result in substantial costs and diversion of resources. Such costs and diversion could materially and adversely affect IQB's business, results of operations and financial condition.

                   RISKS RELATED TO IQB'S CORPORATE GOVERNANCE

IQB'S AUTHORIZED PREFERRED STOCK EXPOSES STOCKHOLDERS TO CERTAIN RISKS.

IQB's Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $.01 per share. To date, no shares of preferred stock have been issued . The authorized preferred stock constitutes what is commonly referred to as "blank check" preferred stock. This type of preferred stock allows the Board of Directors to divide the preferred stock into series, to designate each series, to fix and determine separately for each series any one or more relative rights and preferences and to issue shares of any series without further stockholder approval. Preferred stock authorized in series allows IQB's Board of Directors to hinder or discourage an attempt to gain control of the Company by a merger, tender offer at a control premium price, proxy contest or otherwise. Consequently, the preferred stock could entrench IQB's management. In addition, the market price of IQB's common stock could be materially and adversely affected by the existence of the preferred stock.

IQB'S COMMON STOCK HAS A LIMITED AND VOLATILE TRADING HISTORY.

IQB's common stock trades in the United States on the Over-the-Counter Electronic Bulletin Board (OTCBB). The number of shares traded daily has been extremely limited and the prices at which IQB's common stock has traded have fluctuated fairly widely. See "PRICE RANGE OF COMMON STOCK." There can be no assurance as to the prices at which IQB's common stock will trade in the future, although they may continue to fluctuate significantly. Prices for IQB's common stock will be determined in the marketplace and may be influenced by many factors, including the following:

o     The depth and liquidity of the markets for IQB's common stock;

o     Investor perception of us and the industry in which IQB operates;

o     General economic and market conditions; and

o The effect that of any of the events highlighted in these Risk Factors may have on IQB's business should they occur.

IQB HAS THE ABILITY AND THE OBLIGATION TO ISSUE ADDITIONAL SHARES OF COMMON STOCK IN THE FUTURE, AND SUCH FUTURE ISSUANCE MAY MATERIALLY ADVERSELY AFFECT STOCKHOLDERS.

IQB has various abilities and obligations to issue additional shares of common stock in the future. These abilities and obligations include the following:

o Approximately 374,497 registered shares of IQB's common stock are available for issuance to outside consultants to compensate them for services provided;

o Options to purchase approximately 2,800,429 shares of IQB's common stock were outstanding as of June 30, 2004;

o Debentures, convertible into 5,067,123 shares of IQB's common stock had been issued as of June 30, 2004;

o Warrants to purchase 2,671,200 shares of IQB's common stock were outstanding as of June 30, 2004; and

The options, warrants and convertible debentures described above permit the holders to purchase shares of common stock at specified prices. These purchase prices may be less than the then current market price of IQB's common stock. Any shares of common stock issued pursuant to these options or warrants (or the convertible debentures described above) would further dilute the percentage ownership of existing stockholders. The terms on which IQB could obtain additional capital during the life of these options, warrants or convertible debentures may be adversely affected because of such potential dilution. Finally, IQB may issue additional shares in the future other than as listed above. There are no preemptive rights in connection with IQB's common stock. Thus, the percentage ownership of existing stockholders may be diluted if IQB issue additional shares in the future. Future issuances of additional shares could cause immediate and substantial dilution to the net tangible book value of shares of common stock issued and outstanding immediately before such transaction. Any future decrease in the net tangible book value of such issued and outstanding shares could materially and adversely affect the market value of these shares.

THE TRADING PRICE OF IQB'S COMMON STOCK ENTAILS ADDITIONAL REGULATORY REQUIREMENTS, WHICH MAY NEGATIVELY AFFECT SUCH TRADING PRICE.

The trading price of IQB's common stock is currently below $5.00 per share. As a result of this price level, trading in IQB's common stock is subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934. These rules require additional disclosure by broker dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, before any "penny stock" transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser's written consent to the transaction before sale. The additional burdens imposed upon broker dealers by such requirements may discourage broker-dealers from effecting transactions in IQB's common stock affected. As a consequence, the market liquidity of IQB's common stock could be severely limited by these regulatory requirements.

STOCKHOLDERS HAVE NO GUARANTEE OF DIVIDENDS.

The holders of IQB's common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefore. To date, IQB has not declared nor paid any cash dividends. The Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in IQB's business operations.

                            RISKS RELATED TO WHERIFY

As a stand-alone company, Wherify's business is subject to numerous risks and uncertainties including risks and uncertainties relating to incurrence of net losses, lengthy sales cycles, competition, and product related risks. . Wherify's stockholders should understand that these and other risks will continue to apply to Wherify's business if the merger is not consummated. Set forth below are risks of Wherify's business that will apply to the combined company after the merger.

WHERIFY HAS A LIMITED OPERATING HISTORY, WHICH MAKES IT DIFFICULT TO EVALUATE ITS EXISTING BUSINESS AND BUSINESS PROSPECTS AND INCREASES THE RISK THAT THE VALUE OF WHERIFY MAY DECLINE.

Wherify was incorporated in March 1998 and began selling its initial product in May 2003. Wherify's limited operating experience in the wireless location-based services market makes it difficult to evaluate its business. Wherify has never achieved profitability, and it may not achieve profitability in the future. The uncertainty of Wherify's ability to execute on its business plan and the uncertainties regarding the acceptance of its products or its competition increase the risk that the value of Wherify may decline.

WHERIFY CURRENTLY LACKS LIQUIDITY

As of June 30, 2004, Wherify had cash and cash equivalents of $______________. Unless cash from operations increases, in order to continue to operate Wherify in the ordinary course of business prior to the consummation of the merger, Wherify will need to raise additional working capital. There is no assurance that Wherify will be able to raise additional working capital at all or on terms favorable to Wherify or its stockholders. If Wherify is unable to generate sufficient cash from operations or raise additional working capital, Wherify will need to reduce its costs, which may require Wherify to reduce personnel and overhead, which could have an adverse effect on Wherify's business.

WHERIFY DEPENDS ON ITS KEY PERSONNEL TO MANAGE ITS BUSINESS EFFECTIVELY IN A RAPIDLY CHANGING MARKET. IF WHERIFY IS UNABLE TO RETAIN ITS KEY EMPLOYEES, ITS BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE HARMED.

Wherify's future success depends to a significant degree on the skills, efforts and continued services of its executive officers and other key engineering, manufacturing, operations, sales, marketing and support personnel who have critical industry experience and relationships. If Wherify were to lose the services of one or more of its key executive officers and senior management members, it may not be able to grow its business as it expects, and its ability to compete could be harmed, adversely affecting its business and prospects.

WHERIFY'S MARKET IS HIGHLY COMPETITIVE, AND ITS FAILURE TO COMPETE SUCCESSFULLY WOULD LIMIT ITS ABILITY TO SELL ITS PRODUCTS, ATTRACT AND RETAIN CUSTOMERS AND GROW ITS BUSINESS.

Competition in the wireless location services market is intense. In addition, the adoption of new technology in the communications industry likely will intensify the competition for improved wireless location technologies. The wireless location services market has historically been dominated by large companies, such as Siemens and LoJack. In addition, a number of other companies such as Digital Angel and WebTech Wireless have announced plans for new products that are similar to Wherify's products, and new competitors are emerging to compete with Wherify's wireless location services products. Due to the rapidly evolving markets in which Wherify competes, additional competitors with significant market presence and financial resources may enter those markets, thereby further intensifying competition.

WHERIFY'S PRODUCT AND TECHNOLOGY ARE NEW AND MAY NOT BE ACCEPTED IN THE MARKET.

Wherify has had only a limited release of one of its planned products in the market. There can be no assurances that consumer demand will meet, or even approach, Wherify's expectations. In addition, Wherify's pricing and marketing strategies may not be successful. Lack of customer demand, a change in marketing strategy and changes to Wherify's pricing models could dramatically alter its financial results.

STANDARDS IN WIRELESS COMMUNICATIONS INDUSTRY ARE IN FLUX, AND IF WHERIFY IS UNABLE TO COMPLY WITH THESE INDUSTRY STANDARDS, ITS BUSINESS WILL BE HARMED.

Standards in the wireless communications industry are evolving. The emergence and broad adoption of new industry standards could require Wherify to redesign its products. If Wherify is unable to design its products to comply with these new standards, its products would become obsolete and consumers would instead purchase other standard-compliant products. As a result, Wherify's business could be harmed, and its financial condition and results of operations could be adversely affected.

CHANGES IN THE GOVERNMENT REGULATION OF WHERIFY'S PRODUCT OR WIRELESS CARRIERS COULD HARM ITS BUSINESS.

Wherify's products, wireless carriers and other members of the communications industry are subject to domestic government regulation by the Federal Communications Commission (the FCC) and international regulatory bodies. These regulatory bodies could enact regulations which affect Wherify's products or the service providers which distribute its products, such as limiting the scope of the service providers' market, capping fees for services provided by them or imposing communication technology standards which impact its products.

WHERIFY HAS ONLY RECENTLY INITIATED SALES OF ITS PRODUCTS. IF THESE PRODUCTS FAIL TO ACHIEVE BROAD MARKET ACCEPTANCE, ITS BUSINESS RESULTS WILL BE HARMED.

Wherify has only recently begun selling its wireless location products for use by direct purchase consumers and for resale by distributors. If Wherify's products are not widely accepted by the market, its business results could be harmed. Factors that may affect the market acceptance of Wherify's products include the following:

      o     price;

      o     reliability;

      o     performance;

      o     technological innovation/enhancements;

      o     network coverage;

      o     ease of use; and

      o     availability.

If Wherify fails to perform adequately on the basis of each of these factors versus competing products and technologies, its business results could be harmed.

WHERIFY'S ABILITY TO COMPETE COULD BE JEOPARDIZED AND ITS BUSINESS SERIOUSLY COMPROMISED IF IT IS UNABLE TO PROTECT ITSELF FROM THIRD-PARTY CHALLENGES, THE DEVELOPMENT AND MAINTENANCE OF THE PROPRIETARY ASPECTS OF WIRELESS LOCATION PRODUCTS AND TECHNOLOGY IT DEVELOPS.

Wherify's products utilize a variety of proprietary rights that are critical to its competitive position. Because the technology and intellectual property associated with Wherify's wireless location products are evolving and rapidly changing, its current intellectual property rights may not adequately protect it in the future. Wherify relies on a combination of patent, copyright, trademark and trade secret laws and contractual restrictions to protect the intellectual property utilized in its products. Despite Wherify's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use its products or technology. In addition, monitoring unauthorized use of Wherify's products is difficult and it cannot be certain the steps it has taken will prevent unauthorized use of its technology. Also, it is possible that no patents or trademarks will be issued from Wherify's currently pending or future patent or trademark applications. Because legal standards relating to the validity, enforceability and scope of protection of patent and intellectual property rights in new technologies are uncertain and still evolving, the future viability or value of Wherify's intellectual property rights is uncertain. Moreover, effective patent, trademark, copyright and trade secret protection may not be available in some countries in which it distributes or may anticipate distributing Wherify's products. Furthermore, Wherify's competitors may independently develop similar technologies that limit the value of its intellectual property or design around patents issued to Wherify. If competitors are able to use Wherify's technology, its competitive edge would be reduced or eliminated.

WHERIFY COULD BECOME SUBJECT TO LITIGATION REGARDING INTELLECTUAL PROPERTY RIGHTS, WHICH COULD SERIOUSLY HARM ITS BUSINESS AND REQUIRE IT TO INCUR SIGNIFICANT COSTS.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Although Wherify has not been involved in any intellectual property litigation to date, it may be a party to litigation in the future to protect its intellectual property or as a result of an allegation that it infringe others' intellectual property. Any parties asserting that Wherify's products infringe upon their proprietary rights would force it to defend itself and possibly its customers or manufacturers against the alleged infringement. These claims and any resulting lawsuit, if successful, could subject Wherify to significant liability for damages and invalidation of its proprietary rights. These lawsuits, regardless of their merits, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation also could force Wherify to do one or more of the following:

      o stop selling, incorporating or using its products that use the challenged intellectual property;

      o obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

      o     redesign those products that use such technology.

If Wherify is forced to take any of the foregoing actions, its business and prospects may be seriously harmed.

WHERIFY'S FAILURE TO MANAGE ITS GROWTH, IMPROVE EXISTING PROCESSES AND IMPLEMENT NEW SYSTEMS COULD RESULT IN LOST SALES OR DISRUPTIONS TO ITS BUSINESS.

Wherify's ability to successfully sell its products and implement its business plan in a rapidly evolving market requires an effective planning and management process. In order to manage its growth, Wherify must:

      o     retain existing personnel;

      o hire, train, manage and retain additional qualified personnel, including engineers and research and development personnel;

      o manage its manufacturing operations, controls and reporting systems, and location service centers;

      o effectively manage multiple relationships with its customers, suppliers and other third parties; and

      o implement additional operational controls, reporting and financial systems and procedures.

If Wherify is unable to implement adequate control systems in an efficient and timely manner, its business and prospects could be materially adversely affected.

WHERIFY CURRENTLY DEPENDS UPON A SINGLE MANUFACTURER FOR ITS PRINCIPAL PRODUCT AND IF IT ENCOUNTERS PROBLEMS WITH THIS MANUFACTURER THERE IS NO ASSURANCE THAT IT COULD OBTAIN PRODUCTS FROM OTHER MANUFACTURERS WITHOUT SIGNIFICANT DISRUPTIONS TO ITS BUSINESS.

Wherify's principal product is currently manufactured to Wherify's specifications by a single manufacturer. Although Wherify could arrange for another manufacturer to supply the product, there is no assurance that Wherify could do so without undue cost, expense and delay.

WHERIFY CURRENTLY RELIES HEAVILY ON A FEW CUSTOMERS.

Wherify's revenues in the next several years could be heavily dependent on contracts with major market makers in each business segment. The loss of, or a significant reduction in, orders from these major customers could have a material adverse effect on Wherify's financial condition and results of operations.

                      WHERE YOU CAN FIND MORE INFORMATION

      IQB files and furnishes annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549 or at one of the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings are also available to the public from commercial document retrieval services. The IQB filings, as well as the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, are available at the Internet worldwide web site maintained by the SEC at www.sec.gov.

      IQB has filed a registration statement on Form S-4 to register with the SEC the shares of IQB common stock that Wherify stockholders will receive in connection with the merger. This joint proxy statement/prospectus is a part of the registration statement on Form S-4 and constitutes a prospectus of IQB.

      IQB may incorporate by reference into this joint proxy statement/prospectus additional documents that it may file with or furnish to the SEC from the date of this joint proxy statement/prospectus to the date of the IQB special meeting. These include reports such as annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, as well as proxy statements filed by IQB. The annual reports include a description of the business for IQB and the annual and quarterly reports include IQB's Management's Discussion and Analysis of Financial Condition and Results of Operations for the periods covered by such reports.

      The shares of IQB common stock are quoted on the Over-the-Counter Electronic Bulletin Board (OTCBB).

      You can obtain any document filed with the SEC through IQB as described below, the SEC or the SEC's Internet worldwide website as described above. Documents are available without charge, excluding exhibits, unless an exhibit has been specifically incorporated by reference into this joint proxy statement/prospectus. Stockholders may obtain documents by requesting them in writing or by telephone from IQB at the following address:

                                IQ Biometrix,Inc.
                      39111 Paseo Padre Parkway, Suite 304
                            Fremont, California 94538
                              Attention: Mike Walsh
                        Telephone number: (510) 795-2900

If you would like to request documents from IQB, please do so by __________________, 2004 to receive them before the IQB and Wherify special meetings.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER AND THE OTHER PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETINGS. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED _________________, 2004. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN ___________________, 2004. NEITHER OUR MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO OUR STOCKHOLDERS NOR THE ISSUANCE BY IQB OF SHARES OF IQB COMMON STOCK IN CONNECTION WITH THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY. INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS REGARDING IQB HAS BEEN PROVIDED BY IQB, AND INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS REGARDING WHERIFY HAS BEEN PROVIDED BY WHERIFY.


            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This joint proxy statement/prospectus, and the documents IQB is incorporating by reference,contain forward-looking statements about IQB, Wherify and the combined company, which IQB intends to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts and include financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Forward-looking statements are generally identified by the words "expects," "anticipates," "believes," "intends," "estimates" and similar expressions.

      The forward-looking statements in this joint proxy statement/prospectus are subject to various risks and uncertainties, most of which are difficult to predict and generally beyond the control of IQB and Wherify. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include:

      o     Those IQB discusses above under "Risk Factors;"

      o Those IQB discusses or identifies in its public filings with the SEC;

      o Risks and uncertainties with respect to IQB's expectations regarding:

            o     The timing and completion of the merger;

            o     The value of the merger consideration;

            o     Growth and expansion opportunities;

            o     Market positions;

            o     Reduction in net losses;

            o     Cost savings;

            o     Revenue growth;

            o     Other benefits anticipated from the merger;

            o     Changes in management or ownership of customers; and

            o     Retention of, and ability to attract, qualified employees; and

      o     The effects of:

            o     The performance of the financial markets;

            o     Changes in industry rates of compensation;

            o     Regulations and taxes;

            o     Changes in competition and pricing environments;

            o     The occurrence of natural disasters;

            o Regional, national and international market and industry conditions; and

            o     Regional, national and international political conditions.

      The actual results, performance or achievement by IQB, Wherify or the combined company could differ significantly from those expressed in, or implied by, IQB's forward-looking statements. Accordingly, IQB cannot assure you that any of the events anticipated by the forward-looking statements will occur, or if they do, what effect they will have on the results of operations and financial conditions of IQB, Wherify or the combined company following the merger.

                              THE SPECIAL MEETINGS

DATE, TIME, PLACE AND PURPOSE OF SPECIAL MEETINGS

      The special meeting of IQB stockholders will be held at 10:00 a.m., local time, on ______________, 2004 at _____________________ for the purpose set forth in the notice of the IQB special meeting. The special meeting of Wherify stockholders will be held at 10:00 a.m., local time, on ______________, 2004 at _____________________ for the purpose set forth in the notice of the Wherify special meeting. This joint proxy statement/prospectus is furnished in connection with the soliciatation by the board of directors of each of IQB and Wherify of proxies to be used at the special meetings and any and all adjournments or postponements of the special meetings.

RECORD DATES; STOCK ENTITLED TO VOTE; QUORUM

      IQB. Only holders of record of IQB common stock at the close of business on ______________ 2004, the IQB record date, are entitled to notice of and to vote at the IQB special meeting. On ____________, 2004, _______________ shares of IQB common stock were issued and outstanding and held by approximately ___ holders of record. A quorum will be present at the IQB special meeting if a majority of the shares of IQB common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the IQB special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of IQB common stock on the record date are entitled to one vote per share at the special meeting on each matter to be voted upon at the IQB special meeting.

      Wherify. Only holders of record of Wherify common stock and preferred stock at the close of business on ______________ 2004, the Wherify record date, are entitled to notice of and to vote at the Wherify special meeting. On ____________, 2004, _______________ shares of Wherify common stock were issued and outstanding and held by approximately ___ holders of record, ________ shares of Wherify Series A preferred stock were issued and outstanding and held by approximately ___ holders of record, ________ shares of Wherify Series B preferred stock were issued and outstanding and held by approximately ___ holders of record, and ________ shares of Wherify Series C preferred stock were issued and outstanding and held by approximately ___ holders of record. A quorum for actions to be taken by the holders of Wherify common stock will be present at the Wherify special meeting if a majority of the shares of Wherify common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. A quorum for actions to be taken by the holders of each series of Wherify preferred stock will be present at the Wherify special meeting if a majority of the shares of such series of preferred stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy . In the event that a quorum of common stockholders or a series of preferred stockholders is not present at the Wherify special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Wherify common stock and preferred stock on the record date are entitled to one vote per share at the special meeting on each matter to be voted upon at the Wherify special meeting.

VOTES REQUIRED

      IQB. The affirmative vote of the holders of a majority of the shares of IQB common stock outstanding on the record date is required in order to aprove the principal terms of the merger agreement, the merger, the change of the corporate name, the increase in authorized common stock, and the 2004 Stock Plan. If an IQB stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against these proposals.

      Wherify. The affirmative vote of the holders of a majority of the shares of Wherify common stock and each series of preferred stock, voting as separate classes, outstanding on the record date is required in order to aprove the principal terms of the merger agreement and the merger. If a Wherify stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against these proposals.

VOTING BY DIRECTORS AND EXECUTIVE OFFICERS

      IQB. On the close of business on the IQB record date, ________________, 2004, IQB's directors and executive officers and their affiliates owned and were entitled to vote _______________ shares of IQB common stock, which represented approximately ___% of the shares of IQB common stock outstanding on that date.

      Wherify. On the close of business on the Wherify record date, ________________, 2004, Wherify's directors and executive officers and their affiliates owned and were entitled to vote (a) _______________ shares of Wherify common stock, which represented approximately ___% of the shares of Wherify common stock outstanding on that date, (b) _______________ shares of Wherify Series A preferred stock, which represented approximately ___% of the shares of Wherify Series A preferred stock outstanding on that date, (c) _______________ shares of Wherify Series B preferred stock, which represented approximately ___% of the shares of Wherify Series B preferred stock outstanding on that date, (d)

_______________ shares of Wherify Series C preferred stock, which represented approximately ___% of the shares of Wherify Series C preferred stock outstanding on that date.

VOTING OF PROXIES

      IQB. All shares represented by properly executed proxies received in time for the IQB special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted "FOR" the respective proposals. Shares of IQB common stock represented at the special meeting but not voting, including shares of IQB common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

      If an IQB stockholder abstains from voting or does not execute a proxy, it will effectively count as a vote against the proposals. Brokers who hold shares of IQB common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These non-voted shares will effectively count as votes against the proposals.

      The persons named as proxies by an IQB stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. The persons named as proxies may also vote all shares represented by properly executed proxies received in time for the special meeting for one or more adjournments of the special meeting, including adjournments to permit further solicitation of proxies. No proxy voted against the proposal to approve the principal terms of the merger agreement and the merger or withholding authority to vote for adjournment will be voted in favor of any such adjournment or postponement.

      IQB does not expect that any matter other than the proposals described in the notice of the IQB special meeting will be brought before the special meeting. If, however, IQB's board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of the IQB stockholders.

      Wherify. All shares represented by properly executed proxies received in time for the Wherify special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted "FOR" the respective proposals. Shares of Wherify common stock and preferred stock represented at the special meeting but not voting, including shares of Wherify common stock and preferred stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. If a Wherify stockholder abstains from voting or does not execute a proxy, it will effectively count as a vote against the proposals.

      The persons named as proxies by a Wherify stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. The persons named as proxies may also vote all shares represented by properly executed proxies received in time for the special meeting for one or more adjournments of the special meeting, including adjournments to permit further solicitation of proxies. No proxy voted against the proposal to approve the principal terms of the merger agreement and the merger or withholding authority to vote for adjournment will be voted in favor of any such adjournment or postponement.

      Wherify does not expect that any matter other than the proposals described in the notice of the Wherify special meeting will be brought before the special meeting. If, however, Wherify's board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of the Wherify stockholders.

REVOCABILITY OF PROXIES

      The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the applicable special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

      o filing with the secretary of IQB or Wherify, as the case may be, a duly executed revocation of proxy;

      o submitting a duly executed proxy to the secretary of IQB or Wherify, as the case may be, bearing a later date; or

      o     appearing at the applicable special meeting and voting in person.

      Attendance at the special meeting will not in and of itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

SOLICITATION OF PROXIES

      IQB and Wherify will each bear its own costs of soliciting proxies and other expenses incurred in connection with the filing, printing, and mailing of this joint proxy statement/prospectus. IQB will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to IQB stockholders and getting voting instructions from IQB stockholders. The solicitations of proxies from the stockholders of IQB and Wherify are made on behalf of each company's board of directors, respectively.

ASSISTANCE

      Any IQB stockholder who desires assistance in completing a proxy card or who has questions regarding the IQB special meeting should contact Michael Walsh, IQB's Chief Financial Officer, at (510) 795-2900. Any Wherify stockholder who desires assistance in completing a proxy card or who has questions regarding the Wherify special meeting should contact Doug Hajjar, Wherify's Chairman of the Board of Directors or Timothy Neher, Wherify's Chief Executive Officer, or John Davis, Wherify's Chief Financial Officer at (650) 551-5200.

                                   THE MERGER

BACKGROUND OF THE MERGER

      Since incorporation it has been the practice of IQB and Wherify to regularly explore inter-company relationships and potential business combinations as a way to further the strategic growth plan of each company. Beginning in early 2003, the IQB board of directors authorized two business consultants, Mr. Daniel McKelvey and Mr. Todd DeMatteo to identify appropriate candidates to merge with IQB. As a result of this process, IQB commenced merger discussions with two companies, but neither set of negotiations led to a definitive merger agreement. Also during early 2003, a former director of IQB, Eric McAfee, met the Chief Scientist of Wherify, Tony LaRochelle, on an airplane. During the flight, Mr. McAfee and Mr. LaRochelle discussed: (a) the products, markets and locations of each company; (b) Wherify's desire to enter the public equity markets through a merger with a public company; and, (c) IQB's desire to grow its business through acquisitions and other combinations. Subsequent to this initial meeting, the following events occurred:

      In early November 2003, Mr. McAfee, telephoned Mr. DeMatteo and Mr. McKelvey both of whom were business advisors for IQB. Mr. McAfee described the potential opportunity with Wherify and asked Mr. DeMatteo and Mr. McKelvey to follow up with the IQB board of directors and Wherify. In the ensuing days, Mr. McKelvey and Mr. DeMatteo reviewed all available information on Wherify and discussed how and whether there was a potential fit between the companies. Numerous telephone disussions also ensued by and among Mr. DeMatteo, Mr. McKelvey and the members of IQB's board of directors, following which time, Mr. McKelvey was instructed to review in more detail the Wherify opportunity and Mr. DeMatteo was instructed to review Mr. McKelvey's conclusions.

      On November 29, 2003, Mr. McAfee, without IQB's authorization, telephoned Doug Hajjar, Wherify's Chairman of the board of directors, to discuss Wherify's business, future outlook, and progress in locating a suitable public company merger candidate. Mr. McAfee subsequently called Mr. DeMatteo and Mr. McKelvey to urge that IQB follow-up with Wherify. Mr. McKelvey and Mr. DeMatteo each told Mr. McAfee that they could not comment on IQB's decision in this regard.

      On December 19, 2003 following a discussion with IQB's board of directors, Mr. McKelvey had an introductory phone conversation with Mr. Hajjar. During such discussion: (a) Mr. Hajjar expressed a desire on behalf of Wherify to proceed with IQB in a mutual business review; (b) Mr. Hajjar summarized the synergies between the companies and suggested that a merger would be in the best interest of the stockholders of both companies; and, (c) the parties agreed to further their discussions in a personal meeting to be held at Wherify's headquarters on December 30, 2003.

      On December 22, 2003, Mr. Timothy Neher, Wherify's President and Chief Executive Officer, sent introductory information about Wherify to Mr. McKelvey.

      On December 30, 2003, Mr. McKelvey visited Wherify's headquarters to meet Mr. Hajjar, see a demonstration of Wherify's product, and further discuss a possible relationship between the companies. Mr. McKelvey commenced a preliminary due diligence review of Wherify and its business.

      On January 7, 2004, Mr. Hajjar sent a proposed acquisition offer to merge the two companies to William Scigliano, IQB's President and Chief Executive Officer, Mr. McKelvey and IQB's legal counsel.

      On January 15, 2004, IQB held a board meeting in Las Vegas, Nevada, during which time Mr. McKelvey and Mr. DeMatteo presented their initial findings with regard to the merger proposal. Mr. McKelvey then presented the IQB board of directors with a summary of business discussions and a due diligence report. The IQB board of directors engaged the law firm of Reed Smith to advise the IQB board of directors with respect to its fiduciary responsibilities with respect to the merger proposal. The IQB board of directors instructed Mr. McKelvey and Mr. Dematteo to continue their due diligence with the assistance of legal counsel.

      On January 21, 2004, IQB and Wherify executed a non-disclosure agreement and Mr. McKelvey commenced discussions with Mr. Hajjar on behalf of IQB. Mr. McKelvey continued on site due diligence on January 22, 2004.

      On January 30, 2004, the IQB board of directors engaged Fleshner and Kim, LLP to review Wherify's patents and intellectual property position.

      On February 10, 2004, Fleshner and Kim, issued a preliminary report to Mr. Scigliano and Mr. McKelvey with respect to Wherify's intellectual property. The particular areas of focus were patent infringement and freedom to operate. Fleshner and Kim concluded that the area in which Wherify operated was "crowded" from an intellectual property standpoint and suggested that more information was required before a final opinion could be rendered.

      On February 12, 2004, Mr. Hajjar sent to Mr. Scigliano and Mr. McKelvey a draft agreement and plan of merger.

      On February 17, 2004, Messrs. McKelvey, DeMatteo, Hajjar, and Neher met to review the structure and key business terms of the proposed merger.

      On February 27, 2004, IQB held a special board meeting to discuss the proposed merger, among other matters. Mr. McKelvey presented his financial and due diligence analysis and strategic rationale with respect to the proposed merger.

      On March 15, 2004, Messrs. McKelvey and DeMatteo completed their analysis of the proposed merger and delivered the report to Mr. Scigliano.

      On March 16, 2004, the IQB board of directors engaged Seven Hills Partners LLC ("Seven Hills") to provide an opinion to the IQB board of directors as to the fairness of the proposed merger consideration to IQB stockholders from a financial point of view.

      On April 1, 2004, Messrs. Scigliano, McKelvey and Walsh met with representatives of Seven Hills at Seven Hills' offices to conduct business and financial due diligence review of IQB.

      On April 2, 2004, representatives of Seven Hills met with Mr. Hajjar, Neher and other Wherify representatives at Wherify's headquarters to conduct business and financial due diligence review of Wherify.

      On April 2, 2004, the Wherify Board of Directors held a special meeting to consider the proposed merger. At the meeting, Wherify's board of directors reviewed the final results of their due diligence investigations and the terms of the proposed merger, merger agreement and ancillary agreements. Wherify's board of directors unanimously approved the merger, the merger agreement and related documentation. Wherify's board of directors also authorized Wherify's management to execute the merger agreement and related agreements.

      On April 7, 2004, representatives from Seven Hills met with Messrs. Scigliano and McKelvey at IQB's headquarters to conduct further business and financial due diligence review of IQB.

      On April 8, 2004, the IQB board of directors held a special telephonic meeting to consider the proposed merger and the merger agreement. At this meeting, IQB's board of directors, together with IQB's legal and business advisors, received an update from Seven Hills, as to the status of business and financial due diligence review of IQB and Wherify. The IQB board of directors also, together with its legal advisors, reviewed the final results of other due diligence investigations and the terms of the proposed merger, merger agreement and ancillary agreements, as well as the fiduciary obligations of IQB's board of directors. IQB's board of directors, after full discussion and consideration of the terms of the merger agreement, and the ancillary agreements, unanimously approved the merger, the merger agreement and the transactions contemplated by the merger agreement. IQB's board of directors authorized IQB's management to execute the merger agreement and ancillary agreements.

      On April 14, 2004, the merger agreement, the ancillary agreements, and related documents were executed and delivered by IQB and Wherify management representatives and officers.

      On April 15, 2004, IQB and Wherify issued a joint public announcement of the merger and the related transactions.

      On May 11, 2004, Seven Hills delivered to the IQB board of directors its oral opinion (which was subsequently confirmed in writing) that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in the Seven Hills written opinion, the proposed merger consideration was fair to IQB stockholders from a financial point of view.

      On August 10,2004, the parties agreed in writing to waive certain conditions to the closing of the merger. On August 13, 2004, the parties entered into Amendment No. 1 to Agreement and Plan of Merger.

REASONS FOR THE MERGER

      The boards of directors of IQB and Wherify believe that the combination of their two companies will create a company well positioned to become a market leader in security solutions for consumers, corporations, government and quasi-governmental agencies and the security industry. They believe that, taking into account their customer relationships, capital resources, manufacturing facilities, technical expertise and geographic presence, the combined companies will be better positioned to compete in their targeted markets than either company separately and will be capable of generating more long-term stockholder value than could be achieved by either of the companies individually. The key benefits the companies expect to derive from the merger are described below.

      The market for products for personal security, tracking of persons and assets and identification of potential suspects in crimes and terrorism activities has experienced dramatic change, particularly since September 11, 2001. The boards of directors of IQB and Wherify believe this industry is experiencing, and will continue to experience, significant demand for these products and services.

      Finally, the board of directors of IQB and Wherify believe that this merger will give the combined company greater access to significant capital resources that are needed to finance the combined company's business plan.

      In light of this, the boards of directors of IQB and Wherify believe that the key benefits of this transaction include the following:

      o The opportunity to increase sales through IQB and Wherify's ability to sell to a larger customer base and through expanded sales channels;

      o The competitive advantage of offering a more complete and comprehensive product line, addressing a range of security-related products;

      o The opportunity to leverage Wherify's research and development engineering capabilities to promote faster product introduction and to realize cost savings through the consolidation of IQB's and Wherify's respective research and development programs;

      Potential risks of the transaction include the following:

      o The risk that the potential benefits of the transaction, including those outlined above might not be realized;

      o The risks associated with integrating the businesses of IQB and Wherify and management and employee disruption associated with the merger; and

      o Risks associated with IQB and Wherify generally, including each of their history of net losses.

      In order to manufacture, distribute and sell its products and to execute on its business plan after the consummation of the merger, the combined company will need substantial additional capital. Wherify and IQB management are currently considering possible sources of additional capital and financing structures, including raising capital through the issuance of equity securities. Although the exact amount the combined company intends to raise has not yet been determined, the parties are contemplating an amount in excess of $20 million. In addition, Wherify and IQB management are contemplating including in any subsequent financing by the combined company shares to be sold on behalf of certain stockholders, although the selling stockholders and the number of shares to be included by such selling stockholders have not been determined.

RECOMMENDATION OF THE IQB BOARD OF DIRECTORS; CONSIDERATIONS OF THE IQB BOARD OF DIRECTORS

      At a special meeting on April 13, 2004, the IQB board of directors unanimously determined that the merger, the issuance of shares of common stock to the Wherify stockholders pursuant to the merger, and the change in the corporate name are advisable and in the best interests of IQB and its stockholders. Accordingly, the IQB board of directors recommends that at the special meeting the stockholders of IQB vote "FOR" approval of the merger agreement and the merger, the issuance of shares of IQB common stock to the Wherify stockholders pursuant to the merger, and the change in the corporate name.

      In the course of reaching its decision, the IQB board of directors concluded that the merger afforded certain key benefits, including:

      o Value of Wherify. The value of Wherify to the IQB stockholders was one of the key benefits considered by the IQB board of directors.

      o Expansion of market opportunities. As part of its announced strategy to diversify its revenue stream outside the biometric software market, IQB has been seeking to expand its product offerings and sales channels. Wherify's sales channels and product offerings are directed at markets other than the law-enforcement and security industry markets. The IQB board believes that as a result of joint product development and marketing/sales efforts, the combined company would have greater product offerings and market opportunities and would be able to compete more effectively than IQB could as an independent company.

      The IQB board of directors balanced these key benefits against the principle risks and detriments associated with the merger, including:

      o The risk that the potential benefits of the merger may not be realized;

      o The possibility that the merger may not be consummated, even if approved by IQB's stockholders, and the effect of the public announcement of the merger and the proposed distribution on (a) IQB's sales, operating results and stock price, and (b) IQB's ability to attract and retain key management, sales and marketing and technical personnel; and

      o The risks of integrating the businesses of the combined companies and management and employee disruption associated with the merger.

      On balance, the IQB board of directors determined that the key benefits of the merger outweighed the risks associated with the transaction.

      In addition to the foregoing, the IQB board of directors also considered the following material factors:

      o Historical information concerning IQB's and Wherify's respective businesses, financial performance and condition, operations, technology, management and competitive position, including reports concerning results of operations during recent fiscal periods;

      o The financial condition, results of operations, businesses and strategic objectives of IQB and Wherify before and after giving effect to the merger and the merger's effect on stockholder value;

      o Current financial market conditions and historical market prices, volatility and trading information with respect to IQB common stock;

      o The consideration to be received by Wherify's stockholders pursuant to the merger;

      o The terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations;

      o     The prospects of IQB as an independent company; and

      o The term of the merger agreement that provided that IQB's obligation to submit the merger agreement and the transactions contemplated thereby to its stockholders for approval and adoption was subject to the receipt of a fairness opinion by the IQB board of directors from a reputable financial services firm or other entity, reasonably acceptable to the IQB board of directors, stating to the effect that the proposed merger consideration was fair, from a financial point of view to the IQB stockholders.

      In addition, in considering the proposed merger with Wherify, the directors of IQB were aware of the interests of certain officers and directors in the merger described under "--Interests of Directors and Officers of IQB in the Merger."

      The foregoing discussion is not intended to be exhaustive, but is intended to address the material information and factors considered by the IQB board of directors in its consideration of the merger, including factors that support the merger as well as those that may weigh against it.

      The IQB board of directors conducted numerous discussions of the factors described above, including asking questions of IQB's management, legal advisors and Seven Hills. The determination to approve the merger agreement and the merger was made after consideration of all of the factors as a whole. In addition, individual members of the IQB board of directors may have given different weights to different factors.

RECOMMENDATION OF THE WHERIFY BOARD OF DIRECTORS; CONSIDERATIONS OF THE WHERIFY BOARD OF DIRECTORS

      After careful consideration, the Wherify board of directors unanimously determined that the terms of the merger agreement and the merger are in the best interests of Wherify and its stockholders. Accordingly, the Wherify board of directors recommends that Wherify stockholders vote "FOR" approval of the terms of the merger agreement and the merger.

      In the course of reaching its decision, the Wherify board of directors considered a number of factors that it believes could contribute to the success of the combined companies and thus inure to the benefit of Wherify stockholders. In addition to the factors described above under "Reasons for the Merger", Wherify's board considered the following factors:

      o Complementary Strengths. Wherify's board believes that IQB's and Wherify's businesses are complementary, and that the complementary nature of the customer bases and product offerings provide valuable opportunities for cross-marketing and growth.

      o Growth Opportunity. The Wherify board believes that the proposed merger offers a timely and strategic growth opportunity.

      o Expansion of market opportunities. The Wherify board believes that as a result of joint product development and marketing/sales efforts, the combined company could have greater product offerings and market opportunities and could be able to compete more effectively than Wherify would as an independent company.

      o Greater Access to Capital. The Wherify board believes that becoming a publicly traded company will give the combined company greater access to capital on terms more favorable than Wherify could obtain as a privately-held company.

      In addition, the Wherify board considered the following material factors:

      o Historical information concerning IQB's and Wherify's respective businesses, financial performance and condition, operations, technology, management and competitive position, including reports concerning results of operations during recent fiscal periods;

      o The financial condition, results of operations, businesses and strategic objectives of IQB and Wherify before and after giving effect to the merger;

      o Current financial market conditions and historical market prices, volatility and trading information with respect to IQB common stock;

      o The consideration to be received by Wherify's stockholders pursuant to the merger;

      o The opportunity for Wherify stockholders to participate in the potential for growth of the combined company after the merger;

      o     The greater liquidity of IQB shares as compared to Wherify shares;

      o The potential advantages to Wherify's business and operations of having immediate access to the public capital markets;

      o The terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations;

      o     The prospects of Wherify as an independent company; and

      o The alternatives reasonably available to Wherify if it did not pursue the merger.

      Wherify's board also considered potential adverse consequences of the merger, including the following:

      o The fact that the exchange ratio is fixed and no adjustment to the exchange ratio will be made as a result of fluctuations in the market prices of IQB's common stock;

      o The possibility that Wherify would be substantially more successful than expected or that another merger partner would be willing to pay a higher price sometime in the future;

      o The risk that the potential benefits of the merger may not be realized;

      o The possibility that the merger may not be consummated, even if approved by Wherify's stockholders, and the effect of the public announcement of the merger and the proposed distribution on Wherify's sales and operating results and Wherify's ability to attract and retain key management, sales and marketing, and technical personnel;

      o The challenges and risks of integrating the businesses of the combined companies and management and employee disruption associated with the merger; and

      o Other risks associated with the proposed merger, including those listed under "Risk Factors."

      Wherify's board of directors realizes that there can be no assurance about future results that are expected or considered by the board of directors. However, Wherify's board determined that the potential benefits of the merger outweighed the potential risks associated with the transaction.

      In considering the proposed merger, Wherify's board was aware of the interests of certain officers and directors in the merger described under "--Interests of Directors and Officers of IQB and Wherify in the Merger."

      This discussion of factors considered by the Wherify board is not intended to be exhaustive, but is intended to include the material factors considered by the Wherify board in its consideration of the merger. The Wherify board conducted numerous discussions of the factors described above, including asking questions of Wherify's management and legal advisors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, Wherify's board did not find it useful to attempt to quantify, rank or otherwise assign relative weights to the factors listed above. The determination to approve the merger agreement and the merger was made after consideration of all of the factors as a whole. Individual members of the Wherify board of directors may have given different weights to different factors.


OPINION OF SEVEN HILLS PARTNERS LLC

      Pursuant to an engagement letter dated March 16, 2004, IQB retained Seven Hills Partners LLC ("Seven Hills") to render an opinion as to the fairness, from a financial point of view, of the proposed merger consideration to IQB stockholders. On May 11, 2004, Seven Hills delivered to the IQB board of directors its oral opinion (which was subsequently confirmed in writing) that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in Seven Hills' written opinion, the proposed merger consideration was fair to IQB stockholders from a financial point of view.

      The full text of Seven Hills' written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Seven Hills in delivering its opinion, is attached as annex C to this proxy statement/prospectus. IQB stockholders should read the opinion carefully and in its entirety. The following description of Seven Hills' opinion is only a summary of the written opinion and is qualified in its entirety by the written opinion and its not a substitute for the written opinion.

      Seven Hills provided its opinion for the information and assistance of the IQB board of directors. The terms of the merger agreement were determined through negotiations between IQB and Wherify, and not by Seven Hills.

      Seven Hills directed its opinion to the IQB board of directors. The opinion does not constitute a recommendation as to how any holder of shares of IQB common stock should vote with respect to the merger or any other matter. The opinion only addresses the fairness, from a financial point of view, to IQB stockholders of the proposed merger consideration. It does not address the relative merits of the merger as compared to any alternative business transaction that might be available to IQB. Further, it does not address the underlying decision by IQB to engage in the merger. IQB did not impose any limitations on Seven Hills with respect to the investigation made or procedures followed in rendering its opinion.

      In connection with rendering its opinion, Seven Hills, among other things:

      o reviewed publicly available financial statements and other information of IQB;

      o reviewed internal financial statements and other financial and operating data concerning IQB and Wherify, prepared by the managements of IQB and Wherify, respectively;

      o reviewed certain financial projections concerning IQB and Wherify, prepared by the managements of IQB and Wherify, respectively;

      o reviewed the pro forma impact of the merger on certain financial and operating metrics, including the impact on projected revenues and profitability, for the combined company;

      o discussed the past and current operations and financial condition and the prospects of IQB and Wherify with senior executives of IQB and Wherify;

      o reviewed the relative financial contribution of IQB and Wherify to the combined company as a result of the merger;

      o reviewed the reported historical prices and trading activity for IQB common stock;

      o reviewed and compared certain financial information for IQB and Wherify with similar information of selected publicly-traded companies;

      o reviewed the financial terms, to the extent publicly available, of selected merger transactions;

      o analyzed a possible liquidation of IQB, based on book value of assets and liabilities, to determine the cash available for distribution to IQB's stockholders in connection with such liquidation;

      o reviewed a copy of the executed merger agreement and certain related documents; and

      o performed such other analyses and considered such other factors as Seven Hills deemed appropriate.

      In its review and analysis, Seven Hills relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by Seven Hills and assumed such accuracy and completeness for purposes of rendering its opinion, and did not undertake any independent verification of such information. Seven Hills relied upon the assurances of management of IQB that management was not aware of any facts that would have made such information inaccurate or misleading. With respect to the financial projections, Seven Hills assumed that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of IQB and Wherify, in each case on a standalone basis, and that IQB and Wherify will perform substantially in accordance with such projections. In its performance of analyses based on this financial information, Seven Hills also assumed satisfaction of the requirements that IQB have at least $4 million in cash or cash equivalents on its balance sheet prior to consummation of the merger.

      Seven Hills did not obtain or make, or assume responsibility for obtaining or making, any independent evaluation or appraisal of the properties or assets or liabilities (contingent or otherwise) of IQB or Wherify, nor was Seven Hills furnished with any such evaluations or appraisals. Seven Hills did not evaluate the solvency or fair value of IQB or Wherify under any state or federal laws relating to bankruptcy, insolvency or similar matters. Seven Hills also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on IQB, on Wherify or on the contemplated benefits of the merger. Seven Hills relied, without verification, on the description of the pro forma capitalization of IQB as of the effective time of the merger provided by the management of IQB. Seven Hills also assumed the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. Seven Hills further assumed that the merger will be consummated in accordance with the terms described in the merger agreement, without any amendments thereto, and without waiver by IQB of any of the conditions to its obligations thereunder. Seven Hills noted that it is not a legal, tax or regulatory expert and relied upon, without assuming any responsibility for independent verification or liability therefor, the assessment of IQB's legal, tax and regulatory advisors with respect to the legal, tax and regulatory matters related to the merger.

      Seven Hills was engaged by the board of directors of IQB with respect to the merger solely to render an opinion to the board of directors of IQB as to the fairness, from a financial point of view, of the proposed merger consideration to IQB's stockholders. The Seven Hills' opinion does not address the reverse stock split potentially contemplated by the merger agreement, nor does the opinion address the terms of any contemplated financing, whether or not associated with the merger. Seven Hills was not requested to, and Seven Hills did not, solicit third party indications of interest in the acquisition of all or a part of IQB.

      The following represents a brief summary of the material financial analyses performed by Seven Hills in connection with rendering its opinion to the IQB board of directors. Some of the summaries of financial analyses performed by Seven Hills include information presented in tabular format. In order to fully understand the financial analyses performed by Seven Hills, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Seven Hills. With respect to the analyses of selected public companies and selected transactions described below, none of the companies or transactions reviewed is identical or directly comparable with IQB or the merger.

      CONTRIBUTION ANALYSIS. Seven Hills performed a contribution analysis comparing the relative contributions of each of IQB and Wherify to the pro forma combined company. Using publicly available information for IQB as well as financial information provided by the management of each of IQB and Wherify, Seven Hills reviewed each company's relative contribution to the combined company's pro forma revenues for the fiscal years ending June 30, 2003, 2004, 2005 and 2006 and the combined company's pro forma earnings before interest expense, taxes, depreciation and amortization (EBITDA) for the fiscal year ending June 30, 2006. Seven Hills also reviewed the relative contribution of each of IQB and Wherify to the combined company's pro forma total invested capital and total assets as of March 31, 2004, and total assets as of March 31, 2004 pro forma for the contemplated $4 million financing. The following table sets forth the results of Seven Hills' analysis:

----------------------------- ------------- ------------
     CONTRIBUTION METRIC           IQB        WHERIFY
----------------------------- ------------- ------------
FY2003A Revenues                   8%           92%
----------------------------- ------------- ------------
FY2004E Revenues                  23%           77%
----------------------------- ------------- ------------
FY2005E Revenues                   4%           96%
----------------------------- ------------- ------------
FY2006E Revenues                   3%           97%
----------------------------- ------------- ------------
FY2006E EBITDA                     1%           99%
----------------------------- ------------- ------------
Total Invested Capital            20%           80%
----------------------------- ------------- ------------
Total Assets                      11%           89%
----------------------------- ------------- ------------
Total Assets (pro forma for       60%           40%
Financing)
----------------------------- ------------- ------------

      DISCOUNTED FUTURE VALUE. Seven Hills performed a discounted future value analysis to calculate the estimated present value of cash flows for each of IQB and Wherify for fiscal years 2005 and 2006 and a terminal value at fiscal year end 2006, in each case based on projected financial information provided by IQB and Wherify management, respectively. Seven Hills assumed discount rates of 20% and 40% and terminal value multiples of 2006 revenues of 2.0 to 3.0. This analysis indicated the following relative discounted future value contributions of IQB and Wherify to the pro forma combined company:

------------------------------------ ------------- -----------
     VALUATION METRIC                     IQB        WHERIFY
------------------------------------ ------------- -----------
Discounted Future Value                    2%           98%
------------------------------------ ------------- -----------

      SELECTED COMPANY ANALYSIS. Seven Hills considered various measures of financial performance for each of IQB and Wherify as compared to the same measures of financial performance for selected companies in similar market segments.

      In connection with the IQB analysis, Seven Hills reviewed publicly available information for the following identification and homeland security technology companies:

      o     Identix, Inc.

      o     IPIX Corp.

      o     Markland Technologies, Inc.

      o     SAFLINK Corp.

      o     ScanSoft, Inc.

      o     Viisage Technology, Inc.

      In connection with the Wherify analysis, Seven Hills reviewed publicly available information for the following location-based equipment and services companies:

      o     Aether Systems, Inc.

      o     At Road, Inc.

      o     Digital Angel Corp.

      o     Extended Systems, Inc.

      o     Garmin Ltd.

      o     ID Systems, Inc.

      o     InterDigital Communications Corp.

      o     SiRF Technology Holdings, Inc.

      For each of the selected companies, Seven Hills calculated the ratio of the enterprise value, which Seven Hills defined as market capitalization plus debt and minority interest less cash and cash equivalents, to the last twelve months' (LTM) revenues. Seven Hills also calculated the ratio of the enterprise value to the average revenue estimates for calendar years 2004 and 2005. Seven Hills applied the multiples derived from its analysis of the selected companies to the corresponding values for each of IQB and Wherify. This analysis indicated the following relative values of the contributions of IQB and Wherify to the pro forma combined company.

------------------------------------ ------------- ------------
        CONTRIBUTION METRIC               IQB        WHERIFY
------------------------------------ ------------- ------------
LTM Revenues                           13%-15%       85%-87%
------------------------------------ ------------- ------------
CY04E Revenues                         10%-11%       90%-89%
------------------------------------ ------------- ------------
CY05E Revenues                            4%           96%
------------------------------------ ------------- ------------

      SELECTED TRANSACTION ANALYSIS. Seven Hills reviewed consideration paid in announced or completed acquisition transactions involving selected companies from market segments similar to those of IQB and Wherify.

      In connection with the IQB analysis, Seven Hills reviewed publicly available information for the following five acquisitions involving identification and homeland security technology companies:

--------------------------------------- ----------------------------------
                   TARGET                           ACQUIROR
--------------------------------------- ----------------------------------
SSP Solutions, Inc.                     SAFLINK, Inc.
--------------------------------------- ----------------------------------
Speechworks International, Inc.         ScanSoft, Inc.
--------------------------------------- ----------------------------------
Visionics Corp.                         Identix, Inc.
--------------------------------------- ----------------------------------
Visionics Corp. (reverse merger)        Digital Biometrics, Inc.
--------------------------------------- ----------------------------------
Caere Corp.                             ScanSoft, Inc.
--------------------------------------- ----------------------------------

      In connection with the Wherify analysis, Seven Hills reviewed publicly available information for the following three acquisitions involving location-based equipment and services companies.

--------------------------------------- ---------------------------------------
                    TARGET                             ACQUIROR
--------------------------------------- ---------------------------------------
MDSI Mobile Data Solutions, Inc.        At Road, Inc.
--------------------------------------- ---------------------------------------
Handspring, Inc.                        Palm, Inc.
--------------------------------------- ---------------------------------------
Mobility Concepts                       Active Link Communications
--------------------------------------- ---------------------------------------


      In examining the selected transactions, Seven Hills determined the transaction consideration as a multiple of LTM revenues. Seven Hills applied the multiples derived from its analysis of the selected transactions to the corresponding values of IQB and Wherify, respectively. This analysis indicated the following relative values of the contributions of IQB and Wherify to the pro forma combined company.

----------------------------------- ------------- -----------
         CONTRIBUTION METRIC             IQB        WHERIFY
----------------------------------- ------------- -----------
LTM Revenues                            40%          60%
----------------------------------- ------------- -----------


      LIQUIDATION VALUE ANALYSIS. Seven Hills conducted a liquidation value analysis to analyze the estimated value of cash that might be received in a liquidation of IQB. The analysis considered the book values of assets and liabilities on IQB's March 31, 2004 balance sheet. This analysis indicated that the the book value of IQB's assets as of March 31, 2004 would be insufficient to cover the book value of its liabilities as of March 31, 2004.

      "HAS-GETS" ANALYSIS. Seven Hills prepared a "has-gets" analysis to compare estimated per-share revenues for fiscal years 2004, 2005 and 2006 and EBITDA for fiscal year 2006 for IQB and Wherify, respectively, with the corresponding pro forma values in the combined company. This analysis was based on financial information provided by management of each of IQB and Wherify. The following table sets forth the implied accretion per share indicated by this analysis for IQB and Wherify shareholders as a result of the merger, including pro forma for a contemplated financing of $4 million at $1.00 per share of IQB.

------------------------------------ ------------- -----------
          METRIC                          IQB        WHERIFY
------------------------------------ ------------- -----------
FY2004E Revenues                        (22%)         (5%)
------------------------------------ ------------- -----------
FY2005E Revenues                         307%        (24%)
------------------------------------ ------------- -----------
FY2006E Revenues                         538%        (25%)
------------------------------------ ------------- -----------
FY2006E EBITDA                          2,984%       (27%)
------------------------------------ ------------- -----------


      OTHER CONSIDERATIONS. The summary set forth above, while summarizing the material financial analyses performed by Seven Hills, does not purport to be a complete description of the analyses performed by Seven Hills in connection with the rendering of its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, the fairness opinion is not readily susceptible to summary description. Further, Seven Hills did not assign relative weights to any of the analyses or factors considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, Seven Hills believes that its analyses must be considered as a whole and that considering any portions of its analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion.

      In its analyses, Seven Hills made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of IQB and Wherify. These analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. These analyses were prepared solely as part of the analysis performed by Seven Hills with respect to the financial fairness of the proposed merger consideration, and were provided to the IQB board of directors in connection with the delivery of Seven Hills' opinion. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Seven Hills did not express an opinion as to the price at which the common stock of IQB will trade at any time in the future, including upon consummation of the merger. The Seven Hills' opinion was necessarily based on economic, market and other conditions in effect on, and the information made available to Seven Hills as of, the date of the opinion, and subsequent developments may affect Seven Hills' opinion, although Seven Hills does not have any obligation to update, revise, or reaffirm its opinion.

      As described above, the Seven Hills' opinion and related analyses constituted only one of many factors considered by the board of directors of IQB in its evaluation of the merger and should not be viewed as determinative of the view of the board of directors of IQB or the management of IQB with respect to the proposed merger consideration.

      Under the terms of the Seven Hills engagement letter, IQB has agreed to pay Seven Hills $150,000 for rendering the Seven Hills opinion. No portion of the fees to be paid to Seven Hills is contingent on consummation of the merger. IQB has agreed to reimburse Seven Hills for its reasonable out-of-pocket expenses and to indemnify Seven Hills and related persons against specified liabilities relating to or arising out of services performed by Seven Hills. Seven Hills may provide investment banking services to IQB, Wherify or the combined company in the future, for which services Seven Hills may receive compensation.

      Seven Hills is a nationally recognized investment banking firm. As part of its investment banking services, Seven Hills is frequently engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, private placements and other purposes. Seven Hills was retained by the IQB board of directors based on Seven Hills' experience as a financial advisor in mergers and acquisitions as well as Seven Hills' familiarity with technology companies.

PLANS FOR IQB AFTER THE MERGER; CHANGE OF CORPORATE NAME

      The combination of the strengths of IQB and Wherify should facilitate the combined company's ability to increase revenues through diversification of its product and markets and assist the combined company in reaching breakeven operations. On of after the consummation of the merger, IQB will change its name to Wherify Wireless, Inc.

LOCK-UP AGREEMENTS

      As a condition to the consummation of the merger, Wherify has agreed to obtain executed Lock-Up Agreements from 90% of its stockholders who hold 0.5% or more of Wherify's capital stock. By executing the Lock-Up Agreement, a stockholder agrees that for a period of 60 days after the consummation of the Merger, such stockholder will not sell or otherwise dispose of any shares of IQB that such stockholder received as a result of the merger (the "Initial Lock-Up Period"). In addition, such stockholder further agrees that such stockholder will not sell or otherwise transfer 50% of the shares of IQB received by such stockholder in the merger until the date that is one year after the consummation of the merger (the "Subsequent Lock-Up Period"). Notwithstanding the foregoing, shares held by a stockholder that are included in any equity financing carried out by the combined company after the consummation of the merger, will remain subject to the Initial Lock-Up Period, but will not be subject to the Subsequent Lock-Up Period.

      The complete text of the Lock-Up Agreement is attached to this joint proxy statement/prospectus as Appendix D and is incorporated by reference into this document. Wherify stockholders are urged to read the Lock-Up Agreement in its entirety.

INTERESTS OF DIRECTORS AND OFFICERS OF IQB AND WHERIFY IN THE MERGER

      In considering the recommendation of IQB's board of directors in favor of the merger, you should be aware that various members of IQB's board of directors and IQB's executive officers have interests in the merger that may be different from, or in addition to, interests of IQB stockholders.

      All such interests are described below, to the extent material, and except as described below, such persons have, to IQB's knowledge, no material interest in the merger apart from those of IQB stockholders generally. IQB's board of directors was aware of, and considered the interests of, IQB's directors and executive officers in approving the merger agreement and the merger.

      DIRECTORS AND MANAGEMENT OF IQB FOLLOWING THE MERGER

      Following the merger, the board of directors of the combined company will consist of five members, including William B.G. Scigliano, who is currently a member of IQB's board of directors, and Timothy Neher and Wade Fenn, who are currently members of Wherify's board of directors. As members of the board of directors of the combined company, these individuals will receive from time to time cash and stock compensation. In addition, the continued positions of these individuals on the combined company's board of directors will be subject to approval by the stockholders of the combined company at the next annual meeting of stockholders following the merger. The management of the combined company will recommend to its stockholders that Messrs. Scigliano, Neher and Fenn be elected as directors of the combined company at such time, although there can be no assurance that they will be elected for an additional term.

      STOCK OWNERSHIP AND VOTING

      Assuming the merger closes on _______ and the acceleration provisions of the stock purchase and option agreements between IQB and its directors and executive officers are triggered, such directors and executive officers will beneficially own ________ shares of IQB common stock (which includes _____ shares underlying IQB stock options), or approximately ___% of the shares of IQB common stock as of ________, and _______ shares underlying IQB stock options held by IQB directors and executive officers will accelerate in connection with the closing of the proposed merger. Using the price per IQB common stock on ______ (______), the value of such beneficially owned shares would be approximately $______.

      William Scigliano, President, Chief Executive Officer and Chairman of the board of directors of IQB, Greg Micek, member of the board of directors of IQB, and Daniel McKelvey, member of the board of directors of IQB have each entered into a stockholder agreement with Wherify relating to the proposed merger. As of the record date of the IQB special meeting, Messrs. Scigliano, Micek and McKelvey collectively owned _____ shares of IQB common stock, or approximately ____% of the outstanding shares of IQB common stock. In those stockholder agreements, Messrs. Scigliano, Micek and McKelvey have agreed to vote all of the shares over which they exercise voting control in favor of adopting the merger agreement and issuing the shares to Wherify's stockholders in the merger.

      EMPLOYMENT ARRANGEMENT WITH WILLIAM SCIGLIANO

      On March 2, 2004, IQB entered into an employment agreement with Mr. Scigliano. Under the agreement, Mr. Scigliano agreed to serve as President and Chief Executive Officer of IQB at an annual salary of $142,700. In addition, IQB granted Mr. Scigliano an option to purchase 200,000 shares of IQB common stock at an exercise price of $1.50 per share. In addition to the compensation described above, IQB also agreed to award Mr. Scigliano additional cash bonuses in the event IQB achieved certain milestones as described in the agreement ("Milestone Bonuses"). Mr. Scigliano also receives a housing allowance of $1,500 per month and an automobile allowance of $1,000 per month. Mr. Scigliano is also entitled to participate in any and all employee benefit plans hereafter established for IQB employees and is entitled to standard expense reimbursements.

      IQB and Mr. Scigliano have amended his employment agreement, effective upon the closing of the merger. Under Mr. Scigliano's amended employment agreement, IQB has agreed to establish, as soon as practicable after the closing of the merger, a Public Sector Business Unit for which Mr. Scigliano will be responsible.

      In addition, as long as Mr. Scigliano is employed by IQB, IQB's board of directors agrees to nominate him to serve as a member of the board of directors and so long as Mr. Scigliano continues to be elected to IQB's board of directors, the board of directors agrees to elect him as Chairman of the board.


      Mr. Scigliano is entitled to the following severance benefits:

      o If Mr. Scigliano's employment is terminated as a result of his death or disability, his estate is entitled to receive his monthly salary plus 1/12th of any bonus to which Mr. Scigliano is entitled for a period equal to the greater of one (1) year following such termination or the remainder of the term of the agreement.

      o If Mr. Scigliano's employment is terminated for Cause (as defined in the agreement), Mr. Scigliano is entitled to receive his salary and any bonus payable through the date of his termination.

      o If Mr. Scigliano's employment is terminated without Cause, or if Mr. Scigliano terminates his employment for Good Reason, Mr. Scigliano is entitled to receive: (a) all salary and other benefits to which he would be entitled for the remainder of the term of the agreement; plus (b) a lump sum payment at the effective date of termination of an amount equal to all Milestone Bonuses payable under the agreement. Additionally, all stock options granted to Mr. Scigliano, which are unvested as of the termination date, shall fully vest and shall be exercisable for a period of one year after the date of termination.

      o If Mr. Scigliano's employment is terminated without Cause or if Mr. Scigliano terminates his employment for Good Reason within six months following a Change in Control as defined in the agreement, Mr. Scigliano is entitled to receive: (a) his salary and other benefits through and including the date of such termination; and,
            (b) an amount equal to (i) three times his base salary and (ii) three times the total amount of all Milestone Bonuses payable under the agreement. Additionally, all stock options to purchase IQB stock granted to Mr. Scigliano, which are unvested as of such termination, shall automatically vest and shall be exercisable for a period of one year.


      EMPLOYMENT ARRANGEMENTS WITH TIMOTHY NEHER

      In November 2002, Wherify entered into an employment agreement with Mr. Neher. Under the agreement, Mr. Neher agreed to serve as Chief Executive Officer of Wherify at an annual salary of $180,000. In addition, Wherify granted Mr. Neher an option to purchase 250,000 shares of Wherify common stock at an exercise price of ______ per share. In addition to the compensation described above, Wherify also agreed to award Mr. Neher additional cash bonuses in the event Wherify achieved certain milestones as described in the employment agreement. Wherify also agreed to increase Mr. Neher's base salary to $200,000 per year upon completion of a financing with gross proceeds to Wherify of at least $30 million. Mr. Neher is also entitled to participate in any and all employee benefit plan hereafter established for Wherify employees and is entitled to an automobile allowance of $2,000 per month.

      Under the employment agreement, Mr. Neher is entitled to the following severance benefits: If Mr. Neher's employment is terminated other than for "Cause" or if he resigns as a result of a "Constructive Termination" (as defined in the employment agreeement), Mr. Neher is entitled to receive a lump sum severance payment equal to 12 months base salary plus 50% of his prior year's bonus, if any. Additionally, Mr. Neher will receive accelerated vesting with respect to 50,000 shares purchaseable upon exercise of the option granted to him by Wherify.

      OTHER EXECUTIVE OFFICERS

      Of IQB's executive officers, those expected to continue employment after the merger with IQB are Mr. Scigliano, who will serve as ________ and Mr. Walsh, who will serve as controller.

      INDEMNIFICATION AND INSURANCE

      The merger agreement provides that IQB will, and will cause the surviving corporation to, for a period of six years from the effective time of the merger and to the fullest extent permitted by law, honor all of IQB's and Wherify's obligations to indemnify and hold harmless each of IQB's and Wherify's present and former directors and officers, against any costs or expenses (including attorney's fees), losses or claims, damages, liabilities or amounts arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, to the extent that such obligations to indemnify and hold harmless exist on the date of the merger agreement. The merger agreement further provides that for six years after the effective time of the merger, IQB will cause the surviving corporation to, maintain (to the extent available in the market) a directors' and officers' liability insurance policy with coverage in amount and scope at least as favorable to such persons as IQB's existing coverage.

ACCOUNTING TREATMENT

Upon consummation of the merger, IQB will change its name to Wherify Wireless, Inc. After the merger, the former stockholders of Wherify will own approximately 80% of the stock of the combined company. As a result, accounting rules require that financial statements of the combined company reflect the financial history and fiscal year-end of Wherify, not IQB. The approximate 20% of the combined entity held by the former IQB stockholders will be valued based upon the current stock price of the combined entity and all tangible and intangible assets of the combined entity will be revalued to an amount equal to the product of the stock price multiplied by the shares held by the former IQB stockholders plus IQB's total liabilities. The excess of IQB's total valuation less identifiable assets and liabilities will be accounted for as good will.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

The merger does not require the approval of any state or federal regulatory entity. In order to consummate the merger, the companies must file a certificate of merger with the California Secretary of State.

APPRAISAL RIGHTS

      Wherify stockholders will have appraisal rights under California law with respect to the merger.

EFFECT OF THE MERGER ON OUTSTANDING WHERIFY STOCK OPTIONS

      Under the merger agreement, at the effective time of the merger, each Wherify stock option will be assumed by IQB and converted into an option to acquire a number of shares of IQB common stock equal to the number of shares of Wherify common stock underlying each such option before the merger multiplied by the exchange ratio and rounded down to the nearest whole share. The exercise price for each such option will equal the per share exercise price of the applicable stock option prior to the merger divided by the exchange ratio and rounded up to the nearest whole cent.

      Within thirty days of completion of the merger, IQB will prepare and file with the SEC one or more registration statements registering the shares of IQB common stock subject to the assumed Wherify stock options. IQB will use its commercially reasonable efforts to maintain the effectiveness of the registration statement for so long as any assumed Wherify stock options remain outstanding.

DIVIDEND POLICY

      IQB has never paid dividends on its share capital. It is currently intended that the combined company will retain future earnings, if any, to fund the development and growth of its business and does not anticipate paying cash dividends. Any payment of future dividends will be at the discretion of the board of directors after taking into account various factors, including the combined company's financial condition, operating results, current and anticipated cash needs and plans for expansion.

SECURITIES LAWS CONSEQUENCES

      All IQB common stock received pursuant to the merger by Wherify stockholders will be freely transferable, except that IQB common stock received by persons who are deemed to be "affiliates" of Wherify under the Securities Act of 1933 at the time of the Wherify special meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Wherify for these purposes generally include individuals or entities that control, are controlled by or are under common control with Wherify and include directors and executive officers of Wherify. In addition, sales of IQB common stock received by persons who are subject to Section 16 of the Exchange Act of 1934, as amended, may be subject to Section 16(b) of the Exchange Act. Persons who may be deemed to be subject to Section 16 for these purposes generally include individuals or entities that would own on or after the merger directly or indicrectly more than ten percent of the common stock of the combined company and any officer or director of the combined company.

VOTING AGREEMENTS

      Concurrently with the execution of the merger agreement, William Scigliano, Greg Micek and Daniel McKelvey each executed a stockholder agreement agreeing to vote their shares of IQB stock to approve the principal terms of the merger agreement and the merger, and the issuance of IQB common stock to the Wherify stockholders in connection with the merger, and Douglas Hajjar, Timothy Neher and Harvey Miller each executed a stockholder agreement agreeing to vote their shares of Wherify capital stock to approve the principal terms of the merger agreement and the merger.

MATERIAL TAX CONSEQUENCES

      MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

      The following summary discusses the material United States federal income tax consequences of the merger to Wherify stockholders. The summary is based on the United States Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this joint proxy statement prospectus. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. This discussion does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their particular circumstances or to stockholders who are subject to special rules, such as:

      o     dealers in securities or foreign currencies;

      o stockholders who are subject to the alternative minimum tax provisions of the Code;

      o     tax-exempt organizations;

      o     non-United States persons or entities;

      o     financial institutions or insurance companies;

      o     stockholders whose shares are "qualified small business stock" under
            Section 1202 of the Code;

      o stockholders who acquired Wherify capital stock in connection with stock option or stock purchase plans or in other compensatory transactions; or

      o stockholders who hold Wherify capital stock as part of an integrated investment, straddle, hedge, or constructive sale, comprised of shares of Wherify stock and one or more other positions.

      This discussion does not include the tax consequences of the merger under foreign, state or local tax law, which may vary significantly as to each Wherify stockholder depending upon the jurisdiction in which such stockholder resides. In addition, other than the reverse stock split (discussed below) this discussion does not include the consequences of other transactions that may take place before, after, or concurrently with the merger. This discussion assumes that Wherify stockholders hold their shares of Wherify capital stock as capital assets within the meaning of Section 1221 of the Code (generally, property held as an investment).

      The United States federal income tax consequences of the merger depend on whether it will be treated as a "reorganization" within the meaning of Section 368(a) of the Code. Although the merger has been structured in a manner that is intended to qualify as a reorganization, neither Wherify nor IQB will request an opinion of counsel or a ruling from the Internal Revenue Service regarding whether the merger qualifies as a reorganization or regarding the tax consequences of the merger to Wherify stockholders.

      ACCORDINGLY, WHERIFY STOCKHOLDERS ARE URGED TO CONSULT THEIR PERSONAL TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS TO THEIR PARTICULAR CIRCUMSTANCES.

      If the merger were not treated as a reorganization, it would be a fully taxable transaction for all Wherify stockholders, and each Wherify stockholder would recognize aggregate capital gain or loss in an amount equal to the difference between (i) the sum of the fair market value of the IQB common stock and any cash received pursuant to the merger and (ii) the Wherify stockholder's tax basis in its shares of Wherify capital stock. In that event, the aggregate tax basis of the IQB common stock received by a Wherify stockholder in connection with the merger would be equal to the fair market value of such IQB common stock, and the holding period of that stock would begin the day after the merger.

      Assuming the merger qualifies as a reorganization, then the following material United States federal income tax consequences will result from such qualification:

      o None of IQB, Wherify Acquisition, Inc. or Wherify will recognize any gain or loss solely as a result of the merger;

      o Wherify stockholders will not recognize any gain or loss upon the exchange of their shares of Wherify capital stock for shares of IQB common stock pursuant to the merger, except with respect to cash received instead of a fractional share of IQB common stock as discussed below;

      o The aggregate tax basis of the shares of IQB common stock received by Wherify stockholders in exchange for shares of Wherify capital stock pursuant to the merger will be the same as the aggregate tax basis of the shares of Wherify capital stock surrendered in the merger, reduced by any tax basis allocable to a fractional share of Wherify capital stock for which cash is received;

      o Cash payments received by a Wherify stockholder for a fractional share of IQB common stock will be treated as if such fractional share had been issued in connection with the merger and then redeemed by IQB, and a Wherify stockholder will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the stockholder's tax basis in such fractional share. This capital gain or loss will be long-term capital gain or loss to a Wherify stockholder if, as of the date of the merger, the holding period for the fractional share redeemed (which will include the holding period of the Wherify shares surrendered in the merger) is more than one year;

      o The holding period of the shares of IQB common stock received in exchange for shares of Wherify capital stock will include the holding period of the Wherify capital stock exchanged therefor; and

      o Wherify stockholders who receive cash for their Wherify capital stock as a result of exercising statutory appraisal rights will be treated as having received a distribution in redemption of their stock, subject to Section 302 of the Code. Assuming that the requirements of Section 302 are satisfied, such stockholders will have a taxable capital gain (or capital loss), measured by the difference between the cash payment received and their tax basis in the shares as to which the appraisal rights are exercised, assuming that those shares are held as capital assets when the appraisal rights are elected. In general, such stockholders should also be able to reduce that capital gain (or increase that capital loss) by the amount of any expenses they incur in pursuing or prosecuting their appraisal rights. Dissenting stockholders should consult their own tax advisors regarding the application of Section 302.

The preceding is not meant to be a complete discussion or analysis of all potential tax effects relevant to the merger. Thus, Wherify stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, federal, state, local and other applicable tax laws, and the effect of any proposed changes in the tax laws.

THE MERGER AGREEMENT

      The following is a summary of the material terms of the merger agreement. This summary is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Appendix A and is incorporated by reference into this document. IQB and Wherify stockholders are urged to read the merger agreement in its entirety because it is the legal document that governs the merger.

      THE MERGER

      A wholly owned subsidiary of IQB, Wherify Acquisition, Inc., will merge with and into Wherify, with Wherify surviving as a wholly owned subsidiary of IQB.

      EFFECTIVE TIME AND TIMING OF CLOSING

      The merger will become effective and be completed when IQB causes to be filed a certificate of merger with the Secretary of State of the State of Delaware or at a later time as established by IQB and Wherify and set forth in the certificate of merger. IQB and Wherify expect the merger to become effective on the same day as the closing of the merger, which will take place at 10:00 am, Eastern time, on a date to be specified by IQB and Wherify, which will be no later than the second business day after the conditions described in the merger agreement have been satisfied or waived, unless another date or time is agreed to in writing by IQB and Wherify.

      CONSIDERATION TO BE RECEIVED IN THE MERGER

      As of the effective time of the merger:

      o Each issued and outstanding share of Wherify common stock will be automatically canceled and converted into the right to receive that number of shares of IQB Common Stock, equal to a fraction determined by dividing:

            (a)   the number of Issuable IQB Shares; by

            (b) the fully diluted number of shares of Wherify common stock outstanding immediately prior to the merger after giving effect to the conversion of all outstanding Wherify preferred stock into Wherify common stock and after giving effect to the conversion of all outstanding warrants and other rights to acquire Wherify capital stock into shares of Wherify capital stock and the subsequent conversion of such Wherify capital stock into Wherify common stock, if applicable, but excluding and not giving effect to (i) the exercise of all outstanding options to acquire Wherify common stock held by individuals who are employees and members of the Board of Directors of Wherify immediately prior to the Effective Time, and (ii) shares of Wherify capital stock issued after the date of the merger agreement to one or more bona fide third party purchasers in an equity financing pursuant to which Wherify sells such shares with the principal purpose of raising capital; and

      o Each outstanding Wherify stock option will be assumed by IQB and become an option to purchase IQB common stock and cash as described on page 44 "--Effect of the Merger on outstanding Wherify Stock Options."

      For purposes of the foregoing, "Issuable IQB Shares" means a number of shares of IQB common stock equal to four multiplied by the sum of (i) shares of IQB common stock issued and outstanding immediately prior to the Effective Time; and (ii) shares of IQB common stock issuable upon exercise of warrants and conversion of debentures and other rights to acquire shares of IQB common stock outstanding immediately prior to the Effective Time, excluding (A) shares of IQB common stock issuable upon exercise of stock options outstanding immediately prior to the Effective Time and held by individuals who are employees of IQB immediately prior to the Effective Time; and (B) shares of IQB common stock issued or issuable after the date of the merger agreement to one or more bona fide third party purchasers in an equity financing the principal purpose of which is to raise capital.

      The number of shares of IQB common stock that the Wherify stockholders have the right to receive in the merger will be appropriately adjusted to reflect fully the effect of any reclassification, stock split, consolidation, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into IQB common stock), reorganization, capital redemption or repayment, bonus issue, recapitalization or other like change with respect to IQB common stock or Wherify capital stock occurring, or for which a record date is established, after the date of the merger agreement and prior to the effective time of the merger.

      At the effective time of the merger, any IQB common stock issued with respect to unvested shares of Wherify common stock awarded to employees, directors or consultants pursuant to any of Wherify's plans or arrangements and outstanding immediately prior to the effective time of the merger will remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the effective time of the merger, except to the extent by their terms on the date of the merger agreement such unvested shares vest at the effective time of the merger.

      REPRESENTATIONS AND WARRANTIES

      The merger agreement contains a number of customary representations and warranties made by Wherify, IQB and Wherify Acquisition, Inc., including representations and warranties regarding:

      o     Due organization, good standing and corporate power and authority;

      o     Capitalization;

      o Corporate power and authority to enter into the merger agreement and lack of conflicts with corporate governance documents, contracts or laws;

      o     Governmental filings and approvals and stockholder consent;

      o     SEC reports and financial statements;

      o Information supplied in connection with this joint proxy statement/prospectus;

      o     No undisclosed liabilities;

      o Agreements, contracts and commitments, including government contracts;

      o     Absence of changes or events since December 31, 2003;

      o     Litigation and product liability;

      o     Intellectual property;

      o     Environmental matters;

      o     Compliance with laws;

      o     Tax matters;

      o     Ownership and condition of assets; and

      o     Brokers.

      IQB and Wherify Acquisition, Inc. have also represented that Wherify Acquisition, Inc. was formed solely for the transactions contemplated by the merger agreement and has engaged in no other business activities and has conducted its operations only as contemplated by the merger agreement.

      CONDUCT OF BUSINESS PENDING THE MERGER; OTHER ACTIONS

      IQB and Wherify have each agreed that, unless approved by the other party, during the period between the signing of the merger agreement and the effective time of the merger, it will, and will cause each of its subsidiaries to:

      o Carry on its business in the ordinary course in substantially the same manner as previously conducted;

      o     Pay its debts and taxes;

      o     Comply with all applicable laws, rules and regulations; and

      o Use commercially reasonable efforts, consistent with past practices, to maintain and preserve its and each subsidiary's present business organization, assets and properties, maintain inventory levels in the ordinary course of business, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it.

      IQB and Wherify have each also agreed that, except as otherwise provided in the merger agreement or as approved by the other party, during the period between the signing of the merger agreement and the effective time of the merger it will not and will not permit its subsidiaries to, directly or indirectly:

      o Declare, set aside or pay dividends or make distributions on its outstanding shares or securities convertible into those shares (other than dividends and distributions by a direct or indirect wholly owned subsidiary;

      o Split, combine, subdivide or reclassify its share capital or issue or authorize the issuance of any other securities in respect of, or in lieu of or in substitution for shares of its share capital or any of its other securities;

      o Purchase, redeem or otherwise acquire any shares of its share capital or any other of its securities or any rights, warrants or options to acquire any such shares or other securities (provided that a party will not be prohibited from exercising its contractual rights of repurchase under any employee, consultant or director plan or agreement in effect on the date of the merger agreement);

      o     Amend its corporate governance documents;

      o Enter into an agreement regarding a merger, consolidation, liquidation or business combination involving the disposition of a material amount of the assets or securities of it and its subsidiaries, taken as a whole;

      o Make any changes in accounting methods, principals or practices or change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve, except as required by applicable generally accepted accounting principles; or

      o Authorize or agree to take any of the above actions or any other action which would prevent or materially impair the satisfaction of any conditions to closing of the merger agreement.

      In addition, IQB and Wherify have agreed that, except as contemplated by the merger agreement or as approved by the other party, prior to the effective time it will not, and will not permit its subsidiaries to, directly or indirectly, take any of the following actions:

      o Issue, deliver, sell, grant, pledge or otherwise dispose of any shares of its capital stock, any other voting securities or any securities convertible or exchangeable for any such shares;

      o Acquire any association or material assets, in the aggregate, to a party and its subsidiaries, other than in the ordinary course of business;

      o Sell, lease, dispose of or encumber any material assets or securities or make any material change in its capitalization, except for sales in the ordinary course of business;

      o     Incur any indebtedness, except in the ordinary course of business;

      o Make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $5,000 in the aggregate;

      o Except in the ordinary course of business, enter into any material contract or agreement, or agree to any release or relinquishment of any material contract rights;

      o Incur any long-term debt or short-term debt for borrowed money except for debt incurred in the ordinary course of business;

      o Except as set forth in the Disclosure Letter, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of IQB common stock, options, warrants, convertible debt or other security convertible into or exercisable for IQB common stock;

      o Except as contemplated by the merger agreement, amend its Certificate of Incorporation, bylaws or other comparable transfer or organizational document;

      o Enter into or adopt any employment or similar agreement for an annual compensation in excess of $100,000;

      o Enter into, amend or terminate any employment, severance or similar agreement or benefit plan for the benefit of any current or former director, officer, employee or consultant or any collective bargaining agreement;

      o Increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of non-officer employees in the ordinary course of business);

      o Amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards;

      o Pay any material benefit not provided for on the date of the merger agreement under any benefit plan;

      o Grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan; or

      o Take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

      o Make or rescind any material tax election, make any material settlement or compromise to any tax liability or make any material amendments to any tax return;

      o Fail to pay when due only any trade payable except in the ordinary course of business; or

      o     Authorize or agree to take any of the above actions.

      Notwithstanding the foregoing, IQB has consented to the following actions by Wherify:

      o Allow Wherify to amend its 1999 Stock Option Plan to increase the number of shares reserved for issuance thereunder by 250,000 shares from 689,334 to 939,334 and to issue such additional stock options.

      o The amendment of Wherify's articles of incorporation to increase the number of authorized shares of Series C Preferred by 400,000 shares from 2,500,000 to 2,900,000 shares and the sale and issuance of such additional shares of Series C Preferred on the same or better terms and conditions with respect to Wherify as such shares were sold by Wherify prior to the date of the merger agreement.

      OFFERS FOR ALTERNATIVE TRANSACTIONS

      IQB and Wherify have agreed not to, and not to authorize or permit its respective subsidiaries or any of its or its respective subsidiaries' respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors, agents or representatives to, directly or indirectly:

      o Solicit, initiate, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any company acquisition proposal; or

      A "company acquisition proposal" is:

      o Any inquiry, proposal or offer for the dissolution or liquidation of either IQB or Wherify or any of its subsidiaries or a merger, consolidation, tender offer, recapitalization, share exchange or other business combination involving 25% or more of its equity securities;

      o Any proposal for the issuance by either IQB or Wherify of over 25% of its equity securities; or

      o Any proposal or offer to acquire in any manner, directly or indirectly, over 25% of the equity securities or consolidated total assets of either IQB or Wherify.

      However, prior to the adoption of the merger agreement by the IQB stockholders, IQB may engage in discussions or negotiations with, and furnish information to, a third party and its representatives pursuant to a confidentiality agreement if the third party has made a superior proposal or a company acquisition proposal that constitutes or, in the good faith judgment of the IQB board of directors, after consultation with outside counsel and its independent adviser, would reasonably be expected to result in, a superior proposal if:

      o The proposal did not result from the breach by IQB of its obligations described above not to solicit or engage in discussions regarding a company acquisition proposal; and

      o IQB's board of directors determines in good faith after consultation with outside counsel that taking such action is required by its fiduciary obligations.

      IQB has agreed to:

      o Promptly inform Wherify of any acquisition proposal or request for non-public information in connection with an acquisition proposal;

      o Not provide any information to or participate in discussions or negotiations for three business days following written notice to Wherify of the proposal or inquiry;

      o Keep Wherify fully informed on a prompt basis of the status and any material change to the terms of the proposal or inquiry;

      o Promptly provide Wherify with copies with all correspondence and other written material sent or provided to IQB from any third party describing the terms of any acquisition proposal; and

      o     Consider any counterproposal by Wherify in good faith.

      A "superior proposal" means any unsolicited, bona fide written proposal made by a third party to acquire all or substantially all of the equity securities or assets of IQB, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of IQB's assets:

      o On terms which the IQB board of directors determines in its good faith judgment to be more favorable from a financial point of view to the IQB stockholders than the transactions contemplated by the merger agreement (after consultation with its independent financial advisor), taking into account all the terms and conditions of the proposal and the merger agreement (including any proposal by either party to amend the merger agreement).

      IQB and Wherify have also agreed that its board of directors or any committee of the board of directors will not:

      o Except as otherwise described above, withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the other party, including the Merger Sub, the approval or recommendation of the merger agreement or the merger by either the IQB or Wherify board of directors or any committee of either the IQB or Wherify board of directors;

      o Cause either IQB or Wherify to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any company acquisition proposal; or

      o Adopt, approve or recommend, or propose to adopt, approve or recommend, any company acquisition proposal.

      However, if the merger agreement has not yet been adopted by the IQB stockholders, the IQB board of directors may, in response to a superior proposal that did not result from a breach by IQB of the obligations described above, withdraw or modify the recommendation in favor of adoption of the merger agreement, if the IQB board of directors determines in good faith, after consultation with outside counsel, that such actions are required by its fiduciary obligations, but only after the third business day following receipt by Wherify of written notice advising it that the IQB board of directors desires to withdraw or modify the recommendation due to the existence of a superior proposal.

      IQB has also agreed:

      o To keep Wherify fully informed with respect to any material change to the terms of any company acquisition proposal; and

      o To terminate any discussions or negotiations regarding a company acquisition proposal that were being conducted before the merger agreement was signed.

      AGREEMENT REGARDING RECOMMENDATIONS TO STOCKHOLDERS

      The board of directors of Wherify is required to hold a meeting of Wherify stockholders and to recommend that the Wherify stockholders adopt the merger agreement. The board of directors IQB is required to hold a meeting of IQB stockholders and, subject to its fiduciary duties under applicable law, to recommend that the IQB stockholders approve the merger and the issuance of shares in connection with the merger.

      INDEMNIFICATION AND INSURANCE

      After the merger, for a period of six years, to the fullest extent permitted by law, IQB will indemnify and will cause the combined company to indemnify the individuals who are or were directors or officers of IQB and Wherify as of or before the completion of the merger for any judgments, fines, liabilities, claims, losses and damages they incur arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to or after the effective time of the merger, to the extent that such obligations to indemnify and hold harmless existed on the date of the merger agreement.

      For a period of six years after the effective time of the merger, IQB will cause the combined company to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who were covered by IQB's and Wherify's directors' and officers' liability insurance policy on the date of the merger agreement, with coverage in amount and scope at least as favorable to such persons as IQB's and Wherify's existing coverage on the date of the merger agreement. See "The Merger--Interests of Directors and Officers of IQB and Wherify in the Merger--Indemnification and Insurance."

      DIRECTORS AND OFFICERS OF IQB FOLLOWING THE MERGER

      At the time the merger is completed, the board of directors of IQB will consist of five directors. Wherify has designated two of its current directors, Wade Fenn and Timothy Neher, for election to the IQB board of directors.

      One of the directors will be William B.G. Scigliano, currently the President and Chief Executive Officer and Chairman of the board of directors of IQB. It is currently contemplated that Todd DeMatteo currently a consultant to IQB will be appointed to the IQB board of directors upon consummation of the merger. If Mr. DeMatteo is unable to serve on the IQB board, then it shall be a person selected by Mr. Scigliano and acceptable to the remaining board members. The fifth member shall be a person selected by Timothy Neher and acceptable to the remaining board members. Biographies of the proposed directors of the combined company are set forth on page 81. In that section of this joint proxy statement/prospectus,is also described the share and option ownership of the proposed members of the board of directors of the combined company.

      ADDITIONAL AGREEMENTS

      The merger agreement contains additional agreements between IQB and Wherify including those regarding:

      o The preparation and filing and of the registration statement and the preparation, filing and mailing of this joint proxy statement/prospectus;

      o Change of name of IQB and either a reverse stock split of outstanding IQB common stock or alternatively, an increase in the number of authorized IQB common stock;

      o Conversion of Wherify preferred stock into Wherify common stock immediately prior to the consummation of the merger;

      o     Providing the other party access to information;

      o Taking commercially reasonable efforts to meet the legal conditions to the merger; and

      o     Public disclosure of the merger and the merger agreement.

      CONDITIONS TO EACH PARTY'S OBLIGATIONS TO COMPLETE THE MERGER

      Wherify's and IQB's respective obligations to complete the merger are subject to the satisfaction of the following conditions:

      o The holders of a majority of the voting power of outstanding shares of Wherify common stock and the holders of a majority of the voting power of outstanding shares of Wherify preferred stock, each voting as a separate class shall have adopted the merger agreement;

      o The holders of a majority of the IQB common stock shall have adopted the merger agreement and authorized the issuance of IQB common stock in the merger;

      o All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger and the consummation of the other transactions contemplated by the merger having been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a material adverse effect on IQB or Wherify;

      o The registration statement being effective and no proceeding to suspend the effectiveness of this joint proxy statement/prospectus having been initiated or threatened in writing by the SEC;

      o No government injunctions having been issued, orders or any statute or rule or regulation in effect which prevents or would prevent the merger;

      Neither IQB nor Wherify intend to waive any material condition to closing after its stockholders' or stockholders' meeting, respectively, without re-soliciting approval of its stockholders.

      ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF IQB

      The obligations of IQB to effect the merger are also subject to the satisfaction or waiver by IQB of the following conditions:

      o Wherify's representations and warranties in the merger agreement being true and correct as of the date of the merger agreement and as of effective time of the merger, except to the extent that a representation or warranty expressly speaks as of a specific date, in which case it need be true and correct only as of that date, and except to the extent that together all inaccuracies in the representations and warranties have not had a material adverse effect on Wherify;

      o Wherify having performed in all material respects all obligations and covenants required to be performed by it under the merger agreement at or before the effective time of the merger;

      o No event having occurred which has a material adverse effect on Wherify;

      o IQB having received from Wherify's IP counsel an opinion as to the intellectual property of Wherify in form and substance reasonably acceptable to IQB; and

      o Wherify obtaining signed lock-up agreements from 90% of the Wherify stockholders who hold 0.5% or more of Wherify capital stock.

      ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF WHERIFY

      The obligation of Wherify to effect the merger is also subject to the satisfaction or waiver by Wherify of the following conditions:

      o IQB's and Wherify Acquisition, Inc.'s representations and warranties in the merger agreement being true and correct as of the date of the merger agreement and as of the date of the effective time of the merger, except to the extent that a representation or warranty expressly speaks as of a specific date, in which case it need be true and correct only as of that date, and except to the extent that together all inaccuracies in the representations and warranties have not had a material adverse effect on IQB;

      o IQB and Wherify Acquisition, Inc. having performed in all material respects all obligations and covenants required to be performed by them under the merger agreement at or before the effective time of the merger;

      o     No event having occurred which has a material adverse effect on IQB;
            and

      TERMINATION AND EFFECTS OF TERMINATION

      Right to Terminate

      The merger agreement may be terminated at any time before the effective time of the merger in any of the following ways:

      o By mutual written consent of IQB, Wherify Acquisition, Inc. and Wherify;

      o     By IQB or Wherify, if:

            o A governmental authority issues a nonappealable final order, decree or ruling or takes any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

            o Either company's stockholders do not approve the merger at their respective stockholders' or stockholders' meeting, provided that neither company may terminate the merger agreement if it is in material breach of or has failed to fulfill any of its material obligations under the merger agreement and such breach or failure has been a principal cause of the inability to obtain such requisite vote of stockholders.

      o     By IQB, if:

            o The Wherify board of directors, or any committee of the Wherify board of directors, fails to recommend the approval of adoption of the merger agreement to Wherify's stockholders or withdraws or modifies its recommendation of the merger to Wherify's stockholders;

            o Wherify materially breaches its obligations under the merger agreement regarding obtaining stockholder approval or not soliciting or entering into a company acquisition proposal; or

            o Wherify shall have failed to hold the Wherify stockholders meeting to approve the merger agreement within 60 business days after the registration statement is declared effective;

            o Wherify breaches any representation or warranty or fails to perform any covenant or agreement under the merger agreement which would cause any of the condition to IQB's obligation to close not to be satisfied, unless cured, if curable, within 20 days following receipt of written notice of this breach or failure from IQB

      o     by Wherify, if:

            o The IQB board of directors, or any committee of the IQB board of directors, fails to recommend the approval of adoption of the merger agreement to IQB's stockholders or withdraws or modifies its recommendation of the merger to IQB's stockholders;

            o IQB materially breaches its obligations under the merger agreement regarding obtaining stockholder approval or not soliciting or entering into a company acquisition proposal; or

            o IQB shall have failed to hold the Wherify stockholders meeting to approve the merger agreement within 60 business days after the registration statement is declared effective;

            o IQB breaches any representation or warranty or fails to perform any covenant or agreement under the merger agreement which would cause any of the condition to Wherify's obligation to close not to be satisfied, unless cured, if curable, within 20 days following receipt of written notice of this breach or failure from Wherify.

      Effects of Termination

      If the merger agreement is terminated, the merger agreement will become void and there will be no liability on the part of the parties of the merger agreement or their respective officers, directors, stockholders or affiliates. However, termination of the merger agreement will not relieve any party from liability for any willful breach of the merger agreement. In addition, the provisions of the agreement relating to confidentiality, fees and expenses, IQB's and Wherify's representations and warranties regarding brokers and broker's fees, and certain miscellaneous provisions, as well as the confidentiality agreement between IQB and Wherify, will survive termination of the merger agreement.

      Termination Fees Payable to IQB

      Wherify has agreed to pay IQB a termination fee of $500,000 if the merger agreement is terminated:

      o     by IQB or Wherify if:

            o Wherify's stockholders do not adopt the merger agreement at their stockholders' meeting (provided that IQB's material breach of or its failure to fulfill its material obligations under the merger agreement has not been a principal cause of the inability to obtain the stockholders' consent), if, at the time of such termination Wherify is in willful breach of any of its covenants or agreements in the merger agreement and such breach has been the principal cause of the inability to consummate the merger or the failure to obtain the requisite vote of the Wherify stockholders in favor of the merger;

      o     by IQB if:

            o the Wherify board of directors, or any committee of the Wherify board of directors, fails to recommend the approval of adoption of the merger agreement to Wherify's stockholders or withdraws or modifies its recommendation of the merger to Wherify's stockholders;

            o Wherify materially breaches its obligations under the merger agreement regarding obtaining stockholder approval or note soliciting or entering into a company acquisition proposal;

            o Wherify shall have failed to hold the Wherify stockholders meeting and submit the merger to its stockholders for approval within sixty business days after the date the registration statement is declared effective.

      Termination Fees Payable to Wherify

      IQB has agreed to pay Wherify a termination fee of $500,000 if the merger agreement is terminated:

      o     by IQB or Wherify if:

            o IQB's stockholders do not adopt the merger agreement at their stockholders' meeting (provided that Wherify's material breach of or its failure to fulfill its material obligations under the merger agreement has not been a principal cause of the inability to obtain the stockholders' consent), if, at the time of such termination IQB is in willful breach of any of its covenants or agreements in the merger agreement and such breach has been the principal cause of the inability to consummate the merger or the failure to obtain the requisite vote of the IQB stockholders in favor of the merger;

      o     by Wherify if:

            o the IQB board of directors, or any committee of the IQB board of directors, fails to recommend the approval of adoption of the merger agreement to IQB's stockholders or withdraws or modifies its recommendation of the merger to IQB's stockholders;

            o IQB materially breaches its obligations under the merger agreement regarding obtaining stockholder approval or note soliciting or entering into a company acquisition proposal;

            o IQB shall have failed to hold the IQB stockholders meeting and submit the merger to its stockholders for approval within sixty business days after the date the registration statement is declared effective.

Unless at or prior to such failure IQB has publicly announced a superior proposal and within six months following the termination of the merger agreement, IQB consummates a superior proposal.

      EXPENSES

      Except as described above in "Termination Fees Payable to IQB and Wherify," whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the costs and expenses, except that IQB and Wherify will share equally the filing fee of all fees and expenses, other than accountant's and attorneys' fees, relating to the filing, printing and distributing this joint proxy statement/prospectus, provided that IQB shall pay up to $25,000 of the legal expenses of Wherify.

      AMENDMENT; WAIVER

      IQB, Wherify Acquisition, Inc. and Wherify may amend the merger agreement in writing with the consent of their respective boards of directors. However, following the approval of the matters contemplated by the merger agreement by the stockholders of any party, no amendment may be made which by law requires further approval by such stockholders unless such further approval has been obtained. Neither IQB nor Wherify intend to waive any material condition to the closing of the merger after its stockholders' or stockholders' meeting without re-soliciting approval of its stockholders.

      Prior to the effective time of the merger, to the extent legally allowed, any provision of the merger agreement may be waived in writing by a party to the merger agreement against whom the waiver is to be effective, with the consent of its board of directors.


DESCRIPTION OF IQB

      GENERAL

      IQB is a provider of biometric law enforcement and security software solutions headquartered in Fremont, California and Washington DC. IQB is a leading provider of facial composite software to federal, state and local law enforcement agencies in the U.S., international law enforcement agencies, the U.S. military and other governmental agencies worldwide. IQB's headquarters are located at 39111 Paseo Padre Parkway, Suite 304, Fremont, CA 94538. IQB's telephone number is (510) 795-2900. IQB's web site is http://www.iqbiometrix.com. Information contained in IQB's web site shall not be deemed to be a part of this prospectus.

      COMPANY HISTORY

      IQB is the result of a merger of JVWeb, Inc., a Delaware corporation, and IQ Biometrix California, Inc., a California corporation. JVWeb was incorporated on October 28, 1997 in Delaware to pursue electronic commerce opportunities. When JVWeb was unsuccessful in pursuing its business plan, JVWeb discontinued its operations and began the active search for an appropriate merger candidate in a transaction that would likely result in a change in the control and management of JVWeb. JVWeb and IQ Biometrix were introduced by Eric McAfee, who was a stockholder of CI Systems, a company whose assets were acquired by IQ Biometrix California prior to the merger. Greg Micek was the President and Chief Executive Officer of JVWeb and Greg Micek and Lewis Ball were members of the Board of Directors of JVWeb.

      The FACES(TM) technology was initially developed in the mid-1990's by Montreal-based entrepreneur Pierre Cote, the founder of InterQuest Inc., which launched FACES(TM) version 1.0 in 1998. InterQuest subsequently filed for bankruptcy in October 2000. In August 2001, another Canadian company acquired the FACES(TM) technology out of the bankruptcy proceedings on a deferred payment basis. When this acquirer was unable to raise funds to make the deferred payments, it defaulted and filed for bankruptcy in September 2001. Pierre Cote and other former InterQuest management and stockholders founded IQ Biometrix and on March 22, 2002, IQ Biometrix California merged with and into IQB Acquisition Corporation, a newly formed, wholly-owned Delaware subsidiary of JVWeb and JVWeb changed its name to "IQ Biometrix, Inc."

      In a transaction valued at $22,109,277, IQB acquired ownership of all of the right, title and interest in and to the FACES(TM) business, and intellectual property, including software, patents and trademarks, the FACES(TM) library, inventory and other items. Because JVWeb had no significant assets or operations at the time of the Merger, the Merger was treated for accounting purposes as a "reverse merger." Although JVWeb was at the time a public company that acquired all of the assets of IQB, for accounting purposes IQB was treated as the acquirer and the public company henceforth.

      In connection with the merger, IQB:

      o issued 12,854,231 shares of common stock of IQB to the IQ Biometrix California stockholders in exchange for all the issued shares of IQ Biometrix California; and

      o assumed outstanding options obligating IQB to issue up to 1,738,160 shares of IQB's common stock.

      Immediately after the merger, the former stockholders of IQ Biometrix California held approximately 85.51% of IQB's outstanding common stock. No placement or other fees were paid in connection with the Merger.

      BACKGROUND

      The management of IQB believes that terrorism and violent crime have become a major global concern. Product-oriented solutions should therefore command a market priority. The attacks on the World Trade Center and Pentagon on September 11, 2001 have heightened the need for the development of products that can prevent crime generally and international terrorism specifically. The events of September 11th have brought a surge of interest in technology that can help identify perpetrators and provide front line support to fight crime. Among these technologies, facial composite and facial recognition technologies are expected to be one of the fastest-growing segments of the biometric market over the next two to three years. The possible uses for facial composite and facial recognition technology include airport and other secured area screening, creating a nationally-based verification system for repeat offenders, verifying proper recipients for government sponsored benefits, and protecting the nation's borders against infiltration by those with criminal records.

      Facial recognition technology typically measures facial characteristics such as the distance between the eyes, the length of the nose, and the angle of the jaw. These measurements are then used to create a unique file called a "template." Templates are then compared to archived images in order to find matches. Typical sources of archived images include driver's licenses, booking photos, and permit photos (e.g., handgun permits). However, current facial recognition technology has limited applicability. In situations where there is only a partial image of a person or if a person's appearance has been altered, current facial recognition technology is largely unsuccessful.

      THE IQ BIOMETRIX SOLUTION

      Unlike other technology, IQB's product FACES(TM) allows the user to create and re-create billions of human faces by rapidly searching IQB's facial image database (using IQB's patented InterCode(TM) coding system), selecting desired facial features and then automatically combining them to create a composite facial image. The FACES(TM) software not only creates composite pictures with remarkable ease and speed, but also automatically converts the composite into unique "InterCodes"TM.

      IQB's InterCode(TM) algorithm is the digital imprint of the face, as represented by the unique combination of facial features from IQB's proprietary library. Every InterCode(TM) is unique with respect to a particular face, just as fingerprints or DNA are to a particular person. The digital character of the InterCode(TM) coding system and the small size of the code itself (less than 250 characters in length) provides several key benefits: (a) facial patterns can be easily and more accurately matched, (b) the InterCode(TM) can be transferred anywhere in the world via any telecommunications network (phone, fax, Internet), and (c) images created using InterCode(TM) are accurate and highly reproducible. The FACES(TM) technology helps law enforcement identify and capture terrorists and criminals quickly by assisting in determining a person's identity based upon his facial features.

      FACES(TM) first gained public recognition through its use in the capture of criminals by the highly-rated television series "America's Most Wanted," and its subsequent endorsement by host John Walsh. The first time FACES(TM) was used on the show, it helped law enforcement capture a serial rapist of young girls within 48 hours of the show's airing.

      IQB has entered into a nonbinding strategic alliance agreement with SocialTech, Inc., a privately-held company and the developer of the TRAK notification software system to integrate IQB's FACES(TM) technology with SocialTech's TRAK system. "TRAK - Technology to Recover Abducted Kids," is a computer software system that was originally designed to help law enforcement agencies locate and recover abducted children. This system allows any police officer to quickly and efficiently create high-resolution photo bulletins, annotate them and share them electronically with other law enforcement jurisdictions, the media, and the community, around the world in seconds. The TRAK system is used by more than 1,400 police departments and is currently implemented at all 600 police departments in the State of New Jersey. TRAK has been used in countless types of cases, assisting law enforcement in the process of communicating important visual information. However, without FACES or a photo image from a video camera or other source, the TRAK solution often is restricted to a general description of the suspect, e.g. white male, 6' tall, brown hair. This description is believed to be much less effective in identifying suspects than the FACES(TM) composite image. Using TRAK with IQB's FACES(TM) product creates a powerful tool for law enforcement agencies. To date, IQB has received no revenues from its agreement with SocialTech.

In July 2003, IQB launched FACES(TM) 4.0 and related training services. IQB began an aggressive sales and marketing campaign to institutionalize the use of IQB's software in law enforcement. Concurrently, IQB is pursuing contracts with various government agencies, in light of the emphasis in Homeland Security; the gaming industry; local, state, and national citizen alerts associations, and original equipment manufacturers in the computer industry.

      PRODUCTS

      The FACES(TM) software product is a revolutionary tool that allows the user to create accurate facial composite sketches. The FACES(TM) technology consists of a central database of facial features and our proprietary biometric alphanumeric coding system that is called "InterCode"(TM). With FACES(TM), a user can quickly and accurately create composite sketches for billions of unique human faces. For example, FACES(TM) 4.0 can generate a number of different faces equal to 38 to the 64th power.

      Using InterCode(TM), each composite sketch is assigned a unique alphanumeric code. These unique codes can be quickly transmitted via any telecommunications network throughout the world and using FACES(TM) software a corresponding composite picture can be automatically generated on the recipient's screen. As a result, users can send perfect quality facial composite sketches across the world in just a few seconds.

      FACES(TM) is remarkably easy to use and requires no special training, allowing even those with limited computer skills to become competent in the use of the product in a minimal amount of time. By simply clicking on the easy-to-find features with a mouse, the average user can create a complete picture in fewer than 10 minutes. FACES(TM) is PC and Mac-compatible and can be run on any standard desktop or portable computer with a CD-ROM drive, making it fully adaptable to any working environment. Approximately 700 MB of memory is needed on a system's hard drive to install FACES(TM) or the software can be run directly from the CD-ROM drive. Each FACES(TM) CD-ROM comes in four languages:
English, French, Spanish and German.

      PRODUCT DEVELOPMENT, PACKAGING AND FULFILLMENT

      To date, IQB's products have been developed primarily through the use of outside contractors. On May 31, 2002, IQB entered into an agreement with Entreprise Cogniscience, Inc., a privately-held software development company, to develop its latest product FACES(TM) 4.0. However, IQB plans to bring the development process in house, which it believes will enable it to maintain closer technical control over its products and give it the freedom to designate which modifications and enhancements are most important and when they should be implemented. Product documentation is generally created internally. IQB believes that a crucial factor in the success of a new product is getting it to market quickly to respond to new user needs or advances in hardware, without compromising product quality. IQB strives to maintain its relationship with its customers so that it can become informed at the earliest possible time about changing usage patterns and hardware advances that may affect software design.

      Entreprise Cogniscience used a proprietary environment based on LISP to develop IQB's software. If IQB were to bring the software development in-house or if its relationship with Entreprise Cogniscience were otherwise to terminate, IQB would need to port its source code to a new development environment, which may cause it to experience delays in future product releases, enhancements and upgrades, as well as higher than expected error and defect rates, all of which could have an adverse effect on its business, results of operations and financial condition. IQB is not dependent on any other third party products or technology.

      IQB outsources the packaging of its product, which consists of transferring our FACES(TM) software onto compact discs ("CDs"), quality control testing and printing the CDs and manuals, to Stephen Gould Corporation in Sacramento, CA. There are a number of software packaging companies that are available in the event IQB's current vendor becomes unavailable. IQB has multiple sources for CDs. Quality control tests are selectively performed on finished products. IQB also outsources its product fulfillment to OnFulfillment Inc. in Newark, CA, which stores inventory, packages and ships orders.

      IQB presently manages its own product fulfillment, information processing, vendor management, logistics services, licensing, and related supporting functions from its Fremont, California office.

      NEW PRODUCT DEVELOPMENT

      IQB is actively involved in the development of new products. In July 2003, IQB launched FACES(TM) 4.0, which it believes represents a substantial improvement over the prior versions of this product. FACES(TM) 4.0 includes an improved user interface that makes it easier to use by customers newly introduced to the product. In addition, IQB added additional tools that allow the user to more easily search for facial features. IQB has also added more facial features, including many more ethnic facial elements and hairstyles. Finally, FACES(TM) 4.0 also supports the ability to age facial composites.

      IQB is currently developing future versions of its FACES(TM) product, which its expects will contain significantly expanded facial features. In addition, IQB expects future versions to be compatible with additional operating systems such as Linux.

      In addition, IQB is currently developing technology based on its InterCode(TM) coding system to address identity verification and authentication needs for security purposes. This technology is expected to enable users to generate facial composite sketches in seconds from digitized photographs, which may include captured video images.

      While IQB believes that its future success will depend in large part on its ability to develop new and effective products in a timely manner and on a cost effective basis, new products and product enhancements can require long development and testing periods, which may result in significant delays in the general availability of new releases or significant problems in the implementation of new releases. IQB's failure to develop successfully, on a timely and cost effective basis, new products or new product enhancements that respond to technological change, evolving industry standards or customer requirements would have a material adverse effect on its business, operating results and financial condition.

      TRAINING

      IQB has recently entered into a strategic relationship with a national law enforcement training organization to provide a training and certification program throughout the U.S. and Canada. This program is designed to train FACES(TM) users in witness interviewing techniques and advanced uses of the FACES(TM) technology, such as age progression, creating virtual lineups and integrating composites with video and photo enhancement technology, to produce more accurate composites and maximize the potential of the FACES(TM) technology. IQB is also currently negotiating with this training organization to sponsor IQB's training program for inclusion as regular curriculum in state mandatory continuing education training for law enforcement. IQB is also developing an Internet-based e-learning initiative to offer law enforcement agencies a continuous education program. IQB plans to offer this service on a monthly subscription basis.

      MARKETING AND SALES

      Marketing

      IQB's marketing strategy is focused on:

      o Building brand name and product awareness in the law enforcement and professional security industries through a variety of public relations mediums, including articles in major magazines, television and radio advertising and coverage through American television shows such as America's Most Wanted, participation in trade shows, promotion and advertising. In particular, the Internet is a significant component in IQB's marketing strategy. IQB is presently developing an advertising program for major national publicity agencies to sell advertising on the America's Most Wanted Web site. IQB is exploring the possible installation of a portal on America's Most Wanted Web site providing their viewers with free e-mail addresses and services. This will allow IQB to create a huge database of e-mail users interested in crime-solving and prevention products. This Agreement will expire in August 2004 unless extended by the parties.

      o Building strong strategic relationships to improve its current products and expand its product offerings. For example, IQB has entered into a nonbinding strategic alliance agreement with SocialTech, Inc. the developer of the TRAK program, which enables law enforcement agencies to share electronically with other law enforcement agencies facial composite sketches prepared using IQB's products. To date, IQB has received no revenues from its agreement with SocialTech.

      o Developing enterprise-level solutions for the needs of law enforcement agencies and other potential customers.

      Sales

      IQB sells its products directly through its own sales force and indirectly through resellers and distributors. Among the distributors that IQB has entered an agreement with include the U.S. Cavalry, Career Institute and Wards Natural Science. IQB sells its products to customers primarily in the law enforcement and professional security industries. The U.S. Federal Bureau of Investigation and Central Intelligence Agency have purchased IQB's FACES product.

      IQB has developed an International Reseller Partnership program, which will include resellers and distributors in many European countries and Australia. These distributors will sell FACES(TM) on a non-exclusive basis. As of March 31, 2004, IQB had established relationships with approximately four resellers. IQB is continuing to expand its reseller network, including the United States, Asia (Pakistan and United Arab Emirates) and South Africa.

      In addition, IQB has developed a distribution channel through its own web site and other on-line stores, and through catalogues in Canada, the United States and internationally. IQB has signed several agreements with catalogue distributors to cover different markets.

      In the quarter ended September 30, 2003, IQB established a vendor payment policy whereby IQB may compensate its vendors in shares of its common stock in lieu of cash. In the three month period ended March 31, 2004, 925,403 shares were issued to vendors as payment for approximately $1,683,499 in services.

      INTELLECTUAL PROPERTY

      IQB regards its technology, patents, patent applications, service marks, trademarks, trade dress, trade secrets, copyrights and similar intellectual property as critical to its success, and relies on a combination of patent law, trademark law, trade secret protection, copyright law and confidentiality and/or license agreements with its employees, customers, partners and others to protect its proprietary rights. For example, IQB licenses its software pursuant to shrink-wrap or signed license agreements, which impose certain restrictions on licensees' ability to utilize the software. In addition, IQB pursues the registration of its trademarks and logos in the United States and Canada, and has received registrations of certain of its trademarks and logos in the United States and Canada.

      IQB currently has five pending United States patent applications drawn to methods and apparatuses for creating facial images and for encoding / decoding image data, and a pending patent application drawn to a system and method for creating and searching an image database. Conceivably, any patents issued to IQB may be found invalid or unenforceable, or otherwise be successfully challenged. Furthermore, any patent issued to IQB may not provide IQB with any competitive advantages, IQB may not develop future proprietary products or technologies that are patentable, and the patents of others may seriously limit IQB's ability to do business.

      Despite IQB's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of IQB's products or to obtain and use information that IQB regards as proprietary. Policing unauthorized use of IQB's products is difficult, and while IQB is unable to determine the extent to which piracy of IQB's software products has occurred or will hereafter occur, software piracy can be expected to be a potential problem. In addition, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which IQB's products are sold. There can be no assurance that the steps taken by IQB to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate IQB's technology, patent applications, trademarks, trade dress and similar proprietary rights.

      In addition, while IQB is not aware of its products, trademarks or other proprietary rights infringing the proprietary rights of third parties, there can be no assurance that other parties will not assert infringement claims against IQB in the future based on current or future products. IQB may be subject to legal proceedings and claims from time to time in the ordinary course of its business, including claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties by IQB and its licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. In addition, parties making these claims may be able to obtain an injunction, which could prevent IQB from selling its products in the United States or abroad. Any of these results could harm IQB's business. IQB may increasingly be subject to infringement claims as the number of products and competitors in IQB's industry grow and functionalities of products overlap. Furthermore, former employers of IQB's current and future employees may assert that IQB's employees have improperly disclosed confidential or proprietary information to IQB.

      COMPETITION

      The software industry is intensely competitive and subject to rapid technological change. IQB's success will depend significantly on its ability to adapt to a changing competitive environment, to develop more advanced products more rapidly and less expensively than its competitors, and to educate potential customers as to the benefits of its products relative to those of its competitors. IQB's current competitors include:

      Visionics Corporation, a subsidiary of Identix Incorporated (a publicly traded company), whose facial recognition technology (Identix' FaceIt(R)) is a recognized leader in the facial recognition market and is also believed to be one of the most widely deployed facial recognition technology among governments and corporations across the globe;

      Viisage Technology, Inc., a publicly traded company;

      Smith and Wesson, whose product is Identi-Kit;

      Imageware Inc., whose product is comprised of various modules such as Suspect ID, Face ID, Crime Lab, Crime Capture System and Vehicle ID;

      Asplay Limited, whose product is E-fit; and

      The SIRCHIE Group, which produces a variety of criminal investigation equipment and supplies.

      IQB believes that the principal competitive factors in its markets are price, product features, product performance, ease of use, quality of support and service, and company reputation. IQB intends to compete vigorously in all of these aspects. IQB believes that its products are superior to competing products in terms of price, ease of use, depth and extent of its facial images database, and its products' Intercode system that enables the user to transmit perfect quality facial composite sketches anywhere in the world. Nevertheless, most of IQB's current and potential competitors have longer operating histories, greater brand recognition, larger customer bases and significantly greater financial, marketing and other resources than IQB. Such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sales of their products than IQB can. Some could possess the ability to leverage significant installed customer bases. These companies could integrate their software with their widely accepted products, which would result in a loss of market share for IQB. Moreover, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing their ability to address the needs of IQB's prospective customers. IQB's current or future vendors may in the future establish cooperative relationships with current or potential competitors, thereby limiting IQB's ability to sell its products through particular distribution channels. Accordingly, new competitors or alliances among current and new competitors could emerge and rapidly gain significant market share. Such competition could materially adversely affect IQB's ability to sell its products.

      IQB expects additional competition as other established and emerging companies enter into the facial composite software market and new products and technologies are introduced. IQB's future and existing competitors could introduce products with superior features, scalability and functionality at lower prices than IQB's products. Increased competition could result in price reductions, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share, any of which would materially adversely affect its business, operating results and financial condition. IQB may not be able to compete successfully against current and future competitors, and the failure to do so would result in IQB's business being materially and adversely affected.

      EMPLOYEES

      As of June 30, 2004, IQB had four full-time employees and six actively engaged consultants for a total of 10 persons. Although the competition for employees is at times intense due to market conditions, IQB does not foresee problems in hiring additional qualified employees to meet its needs. IQB's employees are not covered by a collective bargaining agreement and relations with them are considered to be good.

      FACILITIES


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      IQB leases its principal executive offices at 39111 Paseo Padre Parkway,
Suite 304, Fremont CA 94538. IQB has no reason to believe that the landlord has any intention to terminate or otherwise not renew such lease. In addition, IQB believes that adequate, alternative premises could be located if the lease were terminated or not renewed.

      LEGAL PROCEEDINGS

      IQB is involved in routine litigation that is incidental to its business. It is not involved in any litigation involving a claim for damages in an amount in excess of 10% of its current assets or any proceeding involving federal, state or local governmental entities.

DESCRIPTION OF WHERIFY

      COMPANY OVERVIEW

      Wherify is a start-up national wireless location services provider pioneering the convergence of enhanced global positioning, wireless communications and other technologies. Wherify's name, Wherify Wireless, reflects its mission and objective: verify the location of loved ones or possessions of value through wireless technology.

      Founded in March 1998, Wherify develops products and services to compete in the wireless location-based services ("WLBS") market. To this end, Wherify has developed a comprehensive, end-to-end location system, which includes both a wearable locator and hand held "cell phone" type device ("Personal Locators") utilizing a proprietary Location Service Center ("LSC") for communications with the Personal Locators. Wherify's tested and proven location system enables subscribers to obtain accurate location information for loved-ones or valuable property directly through the Internet or over any phone, 24 hours-a-day, seven days a week. Two-way voice communications enabled in the hand held unit will allow direct voice communication between the subscriber and a loved one or care giver.

      Wherify's first hardware product, a children's model GPS Locator, combines the power of enhanced GPS and digital personal communications service ("PCS") technologies. This product embeds a highly miniaturized location system within a lightweight wrist-worn device. Importantly, in addition to providing location information this device can be used to send out a panic call in the event of an emergency, as well as function as a pager and an accurate watch.

      Wherify's next generation product, scheduled for full production in the second quarter of 2005, combines the power of enhanced GPS and dual band CDMA PCS technologies. This product allows a remote user to not only "ping" the device to receive location information, but also to make a call to the device to speak directly with the device user. In addition, the device user can make direct calls through the device and also call 911 in case of emergency.

      Wherify can provide location and tracking information in real-time to customers using the product for both routine and emergency situations through Wherify's 24x7 Location Service Center and carrier-class automatic call distribution equipment that is connected to existing telephony and internet infrastructures. Following purchase and service activation, a subscriber may determine the locations of the product either by telephoning a toll-free number or through the Internet.

      The Location Service Center and automatic call distribution equipment are fully equipped with an off-the-shelf database, computer and telephony call distribution and credit card billing application software. Subscriber telephony and Internet communications are routed through Wherify-proprietary, fault-tolerant, carrier-class, and application-specific interface software.

      Wherify intends to design and market a family of GPS Locators to address five major markets: children, adults (Alzheimer's patients, senior, disabled, active adults, teenagers), automotive/commercial/payload tracking, pet owners and corrections (electronic offender monitoring). Following purchase and service activation, a subscriber may determine the locations of the product either by telephoning a toll-free number or through the Internet.

      Wherify's hardware products are essentially enablers of the Wherify location service system. Wherify expects that the majority of its gross margin after subscriber buildup will come from recurring service revenues. Wherify's initial hardware product currently retails for $199 and the new handheld unit is expected to retail for $149. Monthly recurring service revenues will vary based upon the selected monthly rate plans. Standard rate plans currently range from $9.95 to $44.95 per month. Wherify began selling its initial product in May 2003.

      Having built the first wearable GPS Personal Locator, Wherify plans to integrate this technology platform into a wide variety of products for the emerging location-based services marketplace worldwide. Wherify is currently working on a GSM version of its CMDA-based handheld locator ("Wherifone"), which would allow Wherify to further penetrate the international market (initially Europe, Asia). This product is expected to be in production by the second quarter of 2005. Additionally, Wherify is working on a smaller, adjustable version of its first generation children's watch, in both CDMA and GSM versions. These are both expected to be out in 2005.


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      Wherify has built a substantial retail base to distribute its first generation watch. For its next generation products, Wherify plans to partner with strategic "market makers"who would work together with Wherify to market and distribute specific products through their channels.

      Additionally, Wherify is developing a GSM version of the Wherifone, which would allow for global expansion. Wherify intends to distribute this product through international carriers. For international expansion, Wherify would build Location Service Centers internationally.

      INDUSTRY OVERVIEW

      The wireless location-based services market is a relatively new industry. Following is a brief description of some of its characteristics:

      Key Market Trends and Factors

      o Prices of enabling "location" technologies (GPS, wireless connectivity, Internet) and products are falling while their capabilities are increasing;

      o Availability and deployment of higher speed wireless data networks (GPRS, EDGE, WCDMA) and products are emerging;

      o The Internet has provided the ability to host application services eliminating the technical infrastructure and management expense;

      o Network operators and wireless carriers are seeking new, higher margin services to offset declining voice access revenues; and,

      o Consumer awareness and interest is increasing in personal location safety, vehicle tracking, roadside safety and anti-theft services.

      WHERIFY'S STRATEGY

      Wherify's objective is to be the leading provider of wireless location services by pioneering the convergence of state-of-the-art enhanced global positioning, wireless communications and other technologies that empower people and businesses with the ability to locate loved-ones or personal property whenever and wherever needed.

      Wherify believes that its multi-pronged strategy to penetrate its target markets can create significant barriers to entry.

      TARGET MULTIPLE APPLICATIONS

      Wherify's planned family of GPS Personal Locators are targeted to addresses five major markets: children, adults, automotive/commercial/payload tracking, pet owners and corrections. Wherify intends to use strategic pricing and promotion programs to initially capture a substantial customer base from the personal safety segment of the emerging wireless location-based services market. Wherify also intends to offer its Location Service Center services to non-Wherify products and hardware systems (i.e. handsets, personal electronics) of major electronics manufacturers as such third-party products and systems become available.

            Children. Due to the emotional nature of the benefit Wherify is offering, Wherify views this segment as having the most immediate market potential, and therefore the locator watch was the first product launched. The GPS Personal Locator for Children is targeted for dual-income and single parents of 4-12 year old children. At the lower end of this age range, children are starting to gain more independence from their parents and are more likely to be "out of the parent's sight" for a variety of reasons (day care; school; playing with friends; etc). Wherify believes that both parent and child interest in the product will level off after age 12, when a child's range of freedom and desire for privacy increases dramatically. The service is positioned as "complementary" to parent supervision, not a replacement for it. Wherify's next generation hand-held locator ("Wherifone") will be positioned as a children's first cell phone, with the location features that a parent needs to keep tabs on their 4-14 year old child. This product will replace the GPS Personal Locator for Children for this segment.


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            Adults. Wherify believes the demographic segments offering the greatest opportunities are Alzheimer's patients, other seniors (65+ years of age), and active adults and teens. One primary application is for "active adults": those people who participate in recreational activities (such as boating, jogging, hiking, camping) that could put them at risk of getting lost, being injured or becoming a victim to a violent crime. Other potential users include working women, teens, couples and developmentally challenged adults. Wherify believes that these people would be very interested in using the location service during an emergency situation, as a combination location service/notification to law enforcement when a crime is in process where a subscriber is the victim, and simply as a means of communicating one's location to a friend or loved-one. The Wherifone will be marketed to this segment of the market.

            Automotive/Commercial/Payload Tracking. As competitive forces continue, Wherify believes that car and truck dealers will continue to look for ways of increasing their profitability through value-added services and after-market sales. Wherify believes that its products and services would offer dealers this type of profit-building opportunity. The hand held unit will be positioned as the "OnStar" in your pocket and out of the car. Permanent installation for theft recovery applications would be simplified due to the miniaturized nature of the hardware and the embedded antenna technology. It could be placed in virtually any car or truck the dealer sells.

      Wherify is also targeting businesses and organizations that use fleets of vehicles. Wherify believes its products would be attractive to any business owner who needs to know the location of their vehicles and/or payload(s).

      The Wherifone, with accessories such as a cigarette lighter adapter and a direct connection to the automobile battery and/or UBS system, will be marketed to this segment of the market.

            Pet Owners. This market segment would utilize Wherify's technology to locate pets that have run away, been stolen or become lost. The pet collar device will be of a clip on nature and will utilize the same location (GPS) and communication (cellular) technologies as the GPS Personal Locato; however, since it will not need many of the added features (watch display, paging, wearer-triggered alarm), Wherify anticipates being able to produce it at a lower unit cost. Wherify intends to use the Wherifone core technology, wrapped in a more industrial, water resistant package that will attach securely on a pet's existing collar, to market to this segment.

            Corrections. Current technologies used to monitor individuals with movement-restrictions often do not meet the needs of law enforcement officials. For example, house arrest systems that utilize an "RF tether" to monitor an individual's presence in his or her home will alert officials if the person leaves the house, but will not provide information on where the person has gone. Wherify believes the increase in over-crowding in jails and prisons provides a further incentive to utilize location and tracking products.

      Wherify believes that the criminal justice system will have a strong interest in a modified version of the Wherifone. This version of the Wherifone will only incorporate the location (GPS) and communication (wireless) technologies, as the justice system will not have the same demands on appearance and added features that the consumer has. These products will also most likely be leased in bulk quantities.

      FORGE STRATEGIC RELATIONSHIPS

      Establishing and building United States and international partnerships, licensing agreements, OEM, and carrier relationships with major market players, utilizing Wherify technologies will facilitate efficient entry into new markets. Forging strategic partnerships including co-branding, distribution and marketing with telecommunication companies, wireless carriers, national retailers, major consumer brand companies and mass media will align Wherify's sales and marketing efforts with established sales channels. Wherify's locators are being manufactured by Flextronics, Inc., a nationally reputable contract manufacturer.

      LEVERAGE FIRST MOVER ADVANTAGE

      Wherify believes it is the first company to successfully design and develop a low-cost, personal locator for the consumer and business markets using existing wireless and GPS "chip" sets, networks and technologies. Wherify believes that leveraging existing third-party telephony, contract manufacturing, application software packages and data/call center infrastructures will minimize its costs and time-to-market.

      WHERIFY PRODUCTS AND SERVICES

      Wherify has developed a comprehensive, miniaturized, end-to-end personal location system, which includes both a wearable locator and a hand held locator (hardware) and a proprietary Location Service Center (software). Wherify's tested and proven technology will enable people to obtain accurate location


                                      -64-
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information for loved-ones or valuable property directly through the Internet or over any phone, 24 hours-a-day, seven days a week. Having built the first wearable personal location system, Wherify plans to integrate this technology into a wide variety of products for the emerging location-based services marketplace around the world.

      Wherify's products provide real-time information on product location as a service to consumer and business customers in both routine and emergency situations. This service will be provided through Wherify's 24x7 Location Service Centers housed in web co-hosting data center companies. The Location Service Centers use Wherify's proprietary application-specific interface "thin-client" software (patent pending) and carrier-class Automatic Call Distribution ("ACD") equipment that is connected to existing telephony and Internet infrastructures.

      The key features of Wherify's initial product are identification and communication electronics that have the ability to receive commands and send responses using a wireless signal initiated either by a telephone call or an Internet transaction. The product can determine its own location and communicate this information through a nationwide PCS network to Wherify's Location Service Center. The searching party will be given the wearer's exact location through the Internet via a map interface on Wherify's web site or verbally by telephone in an emergency situation.

      Additionally, Wherify's Wherifone technology will incorporate two-way voice communication combined with location services. Wherify is also developing its next generation Wherifone using Siemen's wireless GSM technology, which will allow for deployment in Europe, Asia, Latin America and other GSM-centric markets around the world.

      CURRENT AND PLANNED PRODUCT DESCRIPTIONS

      Following is a brief description of Wherify's existing product, the children's model GPS personal locator, Wherify's next generation product, the Wherifone, and the other products currently being planned.

            The Children's Model ("CM1"). This is the first GPS Personal Locator that Wherify launched. It is designed to operate in all environments experienced in a child's daily life.

            The product is housed in a contemporary sports watch. The exterior surface of the watch is made of a soft, rubberized material that is appealing to the touch and gentle on the child's skin. The watch is available in a range of color combinations, custom-designed to appeal to kids. While the first generation product has a permanent decorative faceplate, Wherify has also included interchangeable faceplate decals for further customizability.

            In addition to the basic location and emergency capabilities discussed earlier, the CM1 has the following features:

      o     LCD display with atomic time digital clock;

      o Receives up to 10 numeric pages with time stamp; wearer can scroll through and delete received pages;

      o Tamper-resistant band; any attempt to cut band will activate a 911 response;

      o     Splash-resistant;

      o lockable by subscriber; one-button locking feature by wearer or via the Internet, remotely; and

      o     Page alert sound on/off.

      While the GPS Personal Locator product works simply by placing it on the wearer's wrist, the subscriber can also lock the product on the wearer's wrist (utilizing the key fob or by simply pressing one button) to ensure that it will not be lost or removed. The subscriber can also request that the product be unlocked remotely, either over the Internet or over any phone. If unlocked, the unit can be locked by the wearer or subscriber during an emergency.

      In the event of an emergency, the child presses and holds the two outer buttons for three seconds. An emergency message will be automatically sent to the Location Service Center over the PCS network. The live emergency operator will then contact the subscriber (or other designated guardian) to inform them that the wearer of the product has requested an emergency response. If the guardian provides authorization, the emergency operator will contact the local Public Safety Answering Point ("PSAP") and proper authorities will be dispatched to the wearer's location. For very young children, this feature can be deactivated during the registration process.


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      If the guardian determines that his or her child is in a dangerous situation (i.e. based on location report received), he or she can also request an emergency response directly to the Location Service Center over the phone.

      In an effort to continually improve its product offerings, Wherify intends to introduce a "One Size Fits All" version of the watch model in the second quarter of 2005. This will replace the CM1 in the market. Based on expected technological improvements, Wherify estimates that the "One Size Fits All" sport version will be approximately 75% the size of the original CM1. This product will also feature two-way voice communication. Both a CDMA and a GSM version of this product are planned, which will allow Wherify to penetrate all of major international markets.

      Additionally, custom applications/installations will be available to corporate customers, such as amusement parks, who want to purchase independent custom-designed systems to monitor and track their Wherify products.

      Wherifone (AGPS6050). Wherify's next generation technology will first be released in the form of a slim, small and lightweight GPS locator phone. This product is in development and is scheduled to be in full production by the second quarter of 2005. While the Wherifone features are similar to the GPS Locator for Children, it has enhanced features like two-way voice communication and dual-band CDMA technology. Additionally, the Wherifone has a one-touch Request 911 operation, which will connect the user directly to a 911 operator for emergency situations. The 911 operator will not only be able to talk with the user, but will be able to pinpoint the location of the user. Other features include a one-touch push button for concierge services and two user-programmable buttons for direct calls to two phone lines.

      Wherify is also in development with a GSM version of the Wherifone, scheduled to be released in 2004. This product is similar in features to the Wherifone, but will also include a LED display and 5 programmable buttons.

      Adult Model ("AM1"). Wherify intends to market the Wherifone to the Adult market, then segue this market over to the next generation watch. The follow-up generation of the watch will initially take advantage of the technological advances resulting in a smaller, more sophisticated and fashionable design. A wide variety of color combinations will be offered to appeal to the range of potential users.

      Electronic Monitoring(EM)/Corrections ("COR"). The planned EM/COR model is based upon an anklet design, and is intended to provide the same accurate location determination features as the Wherifone. However, the EM/COR model is expected to also have additional features that will make it appropriate for use by correctional institutions as a tracking product for electronically monitored felons. It will be structurally more robust and rugged, with a larger power source for continuous tracking, and specially designed mechanical attachment/controls for institutional installation and removal.

      Wherify intends to design a separate Wherify proximity module to accompany the EM/COR model, allowing institutions to replace existing early release corrections program proximity-monitoring anklets, or electronic shackles, with a Wherify product, which will not only verify the unit is within range of a specified monitoring area, but also generate location information. If the EM/COR product should leave the pre-programmed monitoring radius, the proximity feature will generate an alarm to activate the tracking system at Wherify's Location Service Center, and will notify by telephone the appropriate personnel (911 operators, police, parole officers) for response.

      As currently designed, there is no method for the wearer to trigger an alarm from the EM/COR model. It will be attached with a tamper-resistant mechanism to make the item exceptionally difficult to remove without the proper unlocking device, which will remain in the ownership of the proper authorities. Tampering with the device will trigger an alarm to activate the tracking system at Wherify's Location Service Center. This alarm will alert the appropriate personnel (parole officer, police) required to respond that the product has been tampered with. Target user profile will be penal institution inmates. Niche market applications include individuals that may be released early from jail or prison.

      Automotive/Commercial/Payload. Wherify intends to market the Wherifone, with accessories such as a cigarette lighter adapter and car battery adapter to this channel. This will allow for a small, self-contained unit that attaches to any number of installation points; from a car's rear view mirror to a delivery truck's bumper, or loaded into a pallet of cargo (payload) making installation simple at a dealer as an after-market product, or point of debarkation. Because the product can work independently of the vehicle's electrical system and operate off a long-life rechargeable (from cigarette lighter) battery, it could be easily installed in virtually any vehicle, not requiring the dealer or fleet manager to take the car out of service. This same system is also capable of being tethered into the electrical system of any car or truck allowing for a uninterrupted power source and a more stealth mode of operation.

      Next generation vehicle products will be connected directly to the automobiles UBS port, allowing the device to record and send out data pertaining to vehicle diagnostics, air bag deployment, and car lock and unlock, among others.

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      Pet Collar. The pet collar model will provide the same accurate location determination features as the Wherifone. The primary target will be house pets such as dogs (52 million in U.S.) and cats (59 million in U.S.), but the collar is expected to be adjustable to fit larger animals, such as horses. Additional features will be added to make the Pet Collar water resistant, provide for a longer battery life and make the housing more industrial. Other features found in the Wherifone will not be needed, such as the two-way voice communication. Wherify believes that this will enable it to produce and price the pet collar at a level acceptable to pet owners nationwide, in line with the cost of the Wherifone (estimate $149 retail). Wherify intends to distribute the product though veterinary offices throughout the U.S. and through major pet supply stores as well as big box retail.

      International Products. Wherify believes that there is a significant opportunity for expanding its service into international markets. Wherify is currently working on a GSM version of the Wherifone which will support the Pacific Rim, Asian and European markets. In addition, specified changes to the hardware and the Location Service Center architecture as well as country specific carrier relationships will be required in order for the product to operate on international wireless networks.

      Wherify's decision on when and how best to expand internationally will be based on based on a number of factors, including the size of the market opportunity, the technological ease of expansion, and local regulatory issues.

      LOCATION SERVICE CENTER OVERVIEW

      Wherify's proprietary Location Service Center provides the complete array of back-end services to subscribers. Upon purchase of the product, selection of a service plan and activation of service, customers complete a profile that identifies desired features (for example, wearer-triggered alarm capabilities), as well as a detailed physical description of the primary wearer of the product (optional). A subscriber can have more than one product included on his or her account, and can set up individual profiles for each product.

      The subscriber initiates requests for information on their product's location by telephone (1-877-WHERIFY) or through the Internet via Wherify's web site. Wherify's Location Service Center ("LSC") automatically contacts the product via the local cellular communications infrastructure, requesting the product's location. The GPS Personal Locator utilizes CDMA technology and transmits on a nationwide PCS network. The Wherifone locator utilizes dual-band CDMA technology.

      The product's GPS electronics, utilizing advanced "weak signal server-enhanced" technology, will provide rapid location identification. With this technology, the most current satellite data ("Ephemeris data") is delivered to the product during the request for location. This greatly enhances GPS performance in less-than-ideal circumstances (i.e. urban canyons, deep building interiors, and other difficult areas), enabling the product to get a location from GPS satellites ten times faster (10 seconds versus 100 seconds) than with Standard GPS. The cellular tower ID is also used to augment the location information provided.

      Having determined its location, the product then communicates the location information to the Location Service Center. The location information is then passed to the subscriber via the Internet (with a map and closest street address) or over the phone (via live operator). In most cases, the entire process takes less than 60 seconds. A copy of the event is stored in the customer's files. Status on the product's tamper condition and battery life is also communicated.

      The accuracy of the location information provided by Wherify products will be within a few feet in optimum conditions, significantly better than that required by FCC (accuracy to be within a radius of 150 feet 67% of the time).

      An emergency response can be activated in two ways: the subscriber can request an emergency response by contacting Wherify's Location Service Center over the phone, or the wearer can request an emergency response by pressing two buttons on the product. In both cases, the wearer's location and direction of movement is determined, and the information passed to its trained emergency operators. If required, Wherify's emergency operators will contact the appropriate 911 Public Safety Answering Point who can dispatch local authorities to the wearer's location.

      In addition to these basic location reporting and emergency response capabilities, the Location Service Center also offers several additional features to subscribers:

      Breadcrumbing. The subscriber is able to get a report on a series of location events through "breadcrumbing". With this feature, the user can determine the location history of the wearer. Parents may want to use this feature to confirm the whereabouts of their child if he or she is in the care of a guardian and has several appointments throughout the day. To utilize this feature, the subscriber predetermines the number of locations he or she wishes to track, as well as the desired time interval between locations (i.e identify a total of 12 locations, one every 15 minutes). Once all locations are identified, a report will be automatically issued. The subscriber can then request a mapping of the desired locations.

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      Paging. Subscribers can send numeric pages to the wearer via the subscriber screen on the web site. Both subscribers and non-subscribers can also page the product directly over any phone by dialing the product's unique pager number.

      Temporary Guardians. Through the Location Service Center, subscribers can set-up a "temporary guardian", who will have access to location features only (no account management functions). Parents may want to use this feature when their child is visiting a relative and they want that person to be able to determine the child's location.

      Remote Unlock. If a product is locked on the wearer's wrist and it needs to be removed, the subscriber can send a "remote unlock" request over the phone or from the Internet via the Location Service Center.

      Custom Installations. Custom installations will be available to corporate customers, such as amusement parks and corrections facilities, who want to purchase independent custom-designed systems to monitor and track their Wherify products.

      TECHNOLOGY

      Wherify's products are wireless location technology-independent. Consequently, whether the various wireless operators choose to use GPS, AOA, TDOA, adaptive antenna arrays or multipath fingerprint location systems, Wherify's product and Location Service Center is equally effective. Initial product designs will use CDMA's 1900Mhz (as well as 800Mhz for the Wherifone) telephony chip sets PCS (protocol for nationwide carrier U.S. coverage) with enhanced GPS technology to facilitate minimum time-to-market, small size, and service coverage. Subsequent designs are expected to include GSM telephony chip sets and can be adapted to the then prevalent wireless technology, be it 2.5G or 3G. The product's GPS electronics, utilizing advanced "weak signal server-enhanced" technology will provide rapid location identification.

      Each product is programmed with a unique I.D. number and uses standard cellular frequencies to communicate its location. The product is also programmed with a unique subscriber I.D. number. This allows the owner to subscribe to the service needed, such as 24-hour tracking or emergency only.

      Wherify has developed a "carrier-class" architecture and facility to create and manage its proprietary Location Service Center (reliable to 99.999%). The Local Service Center runs on Tandem, Non-Stop Himalaya model servers. Tandem's fault tolerant system was chosen by Wherify management because of Tandem's position in the wireless phone service provisioning market and its record for building scaleable systems that have high availability and performance. This enables cost-efficient expansion, without the need for application code changes. NonStop Himalaya servers are used by most of the world's largest telecommunications companies to deliver an aggressive rollout of wireless communications features and services, while maintaining "dial-tone" reliability.

      SALES AND MARKETING

      Wherify's initial GPS Personal Locator hardware product currently retails for approximately $199. Service plans currently range from $19.95 to $44.95 per month. Wherify anticipates that its Wherifone product will retail for less than $150, with monthly service plans ranging from $9.95 to $29.95. Wherify intends to use several different sales channels for its products:

            Direct Sales Channel. Wherify intends to sell its products domestically through direct and indirect sales channels and specialty markets. Wherify's initial sales and distribution strategy is to establish product awareness and build volume through a distribution strategy comprised of a combination of direct and indirect channels.

            Ongoing inquiries from consumers interested in purchasing the product directly from Wherify and traffic to Wherify's web site provide strong evidence of the underlying consumer interest in acquiring Wherify's product. Capitalizing on this awareness Wherify has been able to build traffic on its web site and its partnership with the Lost Children's Network. Wherify believes that this "grassroots" approach is a cost-effective way of establishing Wherify in the market. Direct-to-consumer distribution channels include: e-commerce, telesales, partner programs, and possibly its own kiosks located in high traffic retail locations. While direct sales methods will continue to be a component of Wherify's distribution strategy, its share of the mix is expected to decline as the Wherifone and next generation products are released.

            Retail Sales Channel. To achieve its volume and awareness goals, Wherify's sales efforts focused on gaining distribution through national consumer stores and various security companies, as well as regional and local retailers. The Wherifone product line will be distributed through strategic partners to big box retail stores such as Best Buy, Circuit City, RadioShack, Staples, Wal-Mart, and Target. To date, Wherify has not entered into any distribution agreements with such big box retailers.

            Additional Sales Channels. To build market share and profitability, Wherify plans to augment its sales efforts with additional channels, including OEM, government, and business-to-business channels. Wherify believes these broad distribution channels, along with the retail and the direct-to-consumer channels, will create opportunities for Wherify to pursue a diverse range of consumers throughout the United States.

            Within Wherify's partners program, business-to-business or OEM channel, Wherify also plans to target several vertical markets, such as the security market, the automobile roadside assistance channel, and the cellular carrier's subscriber base. Security service firms, such as ADT, have an established base of consumers with heightened security concerns, and Wherify believes these people will be highly receptive to its product. Automobile roadside assistance companies, such as AAA, have millions of subscribers and huge upsale potential. Wherify intends to leverage their customer base for increased market share.

            Specialty Sales Channels. Wherify's strategic partners as well as Wherify's own sales team will handle sales to specialty market outlets, including electronic monitoring/corrections, automotive/commercial/payload, and pet care.

            For the electronic monitoring/corrections market, Wherify intends to build on its relationships with key federal and regional law enforcement agencies across the country. Wherify will continue to work with the Office of Law Enforcement Technology Commercialization ("OLETC"), which was formed to develop and refine new strategies to accelerate the commercialization of innovative law enforcement and corrections ("LEC") products. Wherify intends to work with OLETC to address law enforcement and corrections' needs for a high-quality, low-cost product that will enable law enforcement and corrections personnel to monitor and track the location of people who are on supervised release. Wherify intends that OLETC will be Wherify's primary partner in providing introduction, implementation and endorsement of the correction product in both federal and state law enforcement groups throughout the U.S. Wherify intends to work with the L.A. County Sheriff's Office, the Florida State Police, and the Ohio State Prison Bureau will work closely with Wherify during development of the correction product and will be utilized for beta testing. The corrections market will be offered products through lease programs, accompanied by appropriate monitoring and tracking services. Most contracts are won by competitive bid and will vary according to need, ranging from 24-hour tracking to parameter monitoring.

      MANUFACTURING

      Presently, Wherify outsources all assembly, testing and supply chain functions in order to reduce fixed overhead and personnel costs, thus providing flexibility in meeting market demand and to recognize economies scale that a larger manufacturing organization can provide. Wherify has partnered with Flextronics for the design and manufacturing of its next generation Wherifone product line.

      COMPETITION

      The wireless location-based services market is a relatively new and immature industry, and we expect it to become highly competitive. There are substantial barriers to entry, but competition from existing competitors and new market entrants will intensify in the future. Current and potential competitors in its markets include, but are not limited to the following: Ulocate, Benefon Track, Global Pet Finder, POMALS, and LoJack .

      Wherify believes that it holds a distinct competitive advantage over all identified potential direct competitors. In addition to its smaller size and superior performance and features, only the Wherify GPS Personal Locator was designed with functionality for security: none of the competitive products incorporate either a locking (local and remote) or tamper-resistant mechanism.

      INTELLECTUAL PROPERTY

      Wherify relies on a combination of copyright, trademark, trade secret and other intellectual property laws, nondisclosure agreements and other protective measures to protect its proprietary rights. Wherify's first patent was approved by the United States Patent Office on December 7, 1998, and was issued on May 18, 1999. Additional patents have been issued on March 26, 2002 and May 14, 2002. Other patents, filed on June 15, 2003, are pending.

      Wherify relies on third-party licensors and other vendors for patented hardware and/or software license rights in technology that are incorporated into and are necessary for the operation and functionality of its products.

      FACILITIES

      Wherify's headquarters is located in approximately 25,000 square feet in one facility in Redwood Shores, California under leases that expire in October 2009. Wherify's headquarters houses all of its employees as well as a pilot facility and a small production facility. There is also nearby expansion capacity of 100,000 square feet to house employees needed to support operations if Wherify elects not to outsource the emergency operator function.

      EMPLOYEES

      As of May 1, 2004, Wherify employed 22 people, of whom 4 were employed in engineering, 3 in manufacturing, 5 in information technology, and 10 in sales, marketing, finance, management and administrative services. Wherify's employees are not represented by a labor union. Wherify believes that its employee relations are good.

MARKET PRICE DATA

      IQB

      IQB common stock is quoted on the Over-the-Counter Electronic Bulletin Board under the symbol "IQBM.OB". As of June 25, 2004, IQB had approximately 183 holders of record. Presented below is the high and low bid information of IQB's common stock for the periods indicated. The source of the following information is MSN Money. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. All of the information below does not reflect the one-for-four reverse split of IQB's common stock which was approved by the IQB stockholders on ______. 2004.

                                                IQB COMMON STOCK
                                               -------------------
                                               HIGH           LOW
FISCAL YEAR ENDING JUNE 30, 2004:              -----         -----
         First Quarter                         $1.46         $0.55
         Second Quarter                         1.44          0.80
         Third Quarter
         Fourth Quarter

FISCAL YEAR ENDING JUNE 30, 2003:
         First Quarter                          0.95          0.51
         Second Quarter                         0.90          0.20
         Third Quarter                          1.07          0.20
         Fourth Quarter                         1.56          0.55

      EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth equity compensation plan information with respect to plans that have been approved by the Company's stockholders and plans that the Company's stockholders have not approved for the fiscal year ended June 30, 2003.


---------------------------- -------------------------- -------------------------- --------------------------
                                                                                   NUMBER OF SECURITIES
                                                                                   REMAINING AVAILABLE FOR
                                                                                   FUTURE ISSUANCE UNDER
                             NUMBER OF SECURITIES TO    WEIGHTED AVERAGE           EQUITY COMPENSATION
                             BE ISSUED UPON EXERCISE    EXERCISE PRICE OF          PLANS (EXCLUDING
                             OF OUTSTANDING OPTIONS,    OUTSTANDING OPTIONS,       SECURITIES REFLECTED IN
PLAN CATEGORY                WARRANTS AND RIGHTS        WARRANTS AND RIGHTS        COLUMN (a))
---------------------------- -------------------------- -------------------------- --------------------------
Equity compensation plans
approved by security                     0                          0                          0
holders
---------------------------- -------------------------- -------------------------- --------------------------
Equity compensation plans           2,800,4295                   $0.837                        0
not approved by security
holders
---------------------------- -------------------------- -------------------------- --------------------------
Total                               2,800,429,                   $0.837                        0
---------------------------- -------------------------- -------------------------- --------------------------


      WHERIFY

      Wherify's Capital Stock is not publicly traded.

      COMPARISON OF RIGHTS OF WHERIFY AND IQB STOCKHOLDERS

      As a result of the merger, holders of Wherify common stock and Wherify preferred stock will be entitled to receive IQB common stock. Wherify is incorporated in the State of California and IQB is incorporated in the state of Delaware. The following is a summary comparison of material differences between the rights of a Wherify stockholder and a IQB stockholder arising from the differences between the corporate laws of Delaware and those of California, the governing instruments of the two companies, and the securities laws and regulations governing the two companies. This summary is not a complete description of the laws of Delaware or of California, the other rules or laws referred to in this summary, the articles of incorporation, the Wherify bylaws or the IQB certificate of incorporation or bylaws. For information on how to obtain the governing instruments of Wherify and IQB, see "Where You Can Find More Information." You are encouraged to obtain and read these documents.

      Unless the context otherwise requires, references to "stockholder" or "stockholders" means the person(s) whose name(s) appear on a company's register of stockholders and who are the legal owners of the shares concerned.




PROVISIONS CURRENTLY APPLICABLE TO WHERIFY              PROVISIONS APPLICABLE TO IQB STOCKHOLDERS
STOCKHOLDERS

                                                 VOTING RIGHTS

Under California law, each shareholder is entitled to   Under Delaware law, each stockholder is entitled to
one vote for each share of capital stock held by the    one vote for each share of capital stock held by
shareholder unless the articles of incorporation        the stockholder unless the certificate of
provides otherwise. Wherify's articles of               incorporation provides otherwise. IQB's certificate
incorporation provide that shares of Wherify            of incorporation does not alter the voting rights
preferred stock are entitled to a number of votes       of holders of Wherify common stock.
equal to the number of shares of common stock each
share of preferred stock is convertible into.           The IQB bylaws provide that the presence of the
                                                        holders of a majority of the issued and outstanding
The Wherify bylaws provide that the presence of the     stock entitled to vote constitutes a quorum for the
holders of a majority of the issued and outstanding     transaction of business at a stockholders meeting.
stock entitled to vote constitutes a quorum for the
transaction of business at a shareholders meeting.      Under Delaware law, a certificate of incorporation
                                                        may provide that in elections of directors,
Under California law, the articles of incorporation     stockholders are entitled to cumulate votes. The
may provide that in elections of directors,             IQB certificate of incorporation does not provide for
shareholders are not entitled to cumulate votes. The    cumulative voting for the election of directors.
Wherify articles of incorporation do not eliminate
cumulative voting for the election of directors.
Therefore, under the California General Corporation
Law, cumulative voting rights are available to
Wherify shareholders.

                                           ACTION BY WRITTEN CONSENT

Under the California General Corporation Law, unless    Under Delaware law, unless otherwise provided in
otherwise provided in the articles of incorporation,    the certificate of incorporation, stockholders may
any action required to be taken or which may be taken   take any action which may be taken at a
at an annual or special meeting of shareholders may     stockholders meeting without a meeting if the
be taken without a meeting if a consent in writing is   action is consented to in writing by stockholders
signed by the holders of outstanding stock having at    holding not less than the number of votes that
least the minimum number of votes required to           would be required to authorize or take that action
authorize such action. If consent is sought for less    at a meeting at which all stockholders were present
than all shareholders entitled to vote, notice as       and voted.
required under the California General Corporation Law
shall be given.


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


                         STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATIONS OF DIRECTORS


The Wherify bylaws provide that shareholders may        Under the IQB bylaws, any stockholder may
propose business to be brought before a meeting of      nominate candidates for election to the board of
shareholders or nominate directors only if they         directors or bring other business before an annual
provide notice to Wherify no later than __ days         meeting if the stockholder gives timely notice in
prior to such meeting. [Stan, please rewrite to reflect writing of the proposals or nominations to be
actual terms, if any]                                   brought before the annual meeting in the form set
                                                        forth in IQB's bylaws. To be timely, a stockholder's
                                                        notice must be received by the board of directors or
                                                        secretary of IQB not less than 60 nor more than 90
                                                        days prior to the meeting. If, however, less than 75
                                                        days' notice or prior public disclosure of the date of
                                                        the meeting is given or made to stockholders, a
                                                        stockholder's notice will be timely if it is received
                                                        by the 5th day following the day on which notice or
                                                        public disclosure of the meeting was mailed or
                                                        made.

                                        SOURCES AND PAYMENT OF DIVIDENDS

Under California law no distributions to a              Under Delaware law, subject to any restriction in
corporation's shareholders may be made unless:          the corporation's certificate of incorporation, the
                                                        board of directors may declare and pay dividends
(1) the amount of the retained earnings of the          out of (1) surplus of the corporation which is
corporation immediately prior to the distribution       defined as net assets less statutory capital, or (2) if
equals or exceeds the amount of the proposed            no surplus exists, out of the net profits of the
distribution.                                           corporation for the year in which the dividend is
                                                        declared and/or the preceding year; provided,
(2) immediately after the distribution, the sum of      however, that if the capital of the corporation has
the assets of the corporation (excluding certain        been diminished to an amount less than the
items) is at least equal to 1 1/4times its              aggregate amount of capital represented by the
liabilities; and the current assets of the              issued and outstanding stock of all classes having
corporation is at least equal to its current            preference upon the distribution of assets, the
liabilities, or if the average of the earnings of the   board of directors may not declare and pay
corporation before taxes on income and before           dividends out of the corporation's net profits
interest expense for the two preceding fiscal years     until the deficiency in the capital has been
was less than the average of the interest expense of    repaired. IQB's certificate of incorporation
the corporation for those fiscal years, at least        contains no provisions restricting dividends on IQB
equal to 1 1/4times its current liabilities.            common stock.

                                       RIGHTS OF PURCHASE AND REDEMPTION

Under California law, any corporation may               Under Delaware law, any corporation may
purchase, redeem and dispose of its own shares,         purchase, redeem and dispose of its own shares,
except that it may not purchase or redeem these         except that it may not purchase or redeem these
shares unless it meets the requirements for making a    shares if the capital of the corporation is impaired or
distributions set forth above.                          would become impaired as a result of the
                                                        redemption.  However, at any time, a corporation
                                                        may purchase or redeem any of its shares that are
                                                        entitled upon any distribution of assets to a
                                                        preference over another class of its stock or, if no
                                                        shares entitled to such a preference are outstanding,
                                                        any of its own shares, if these shares will be retired
                                                        upon acquisition or redemption, thereby reducing
                                                        the capital of the corporation.


                                            MEETINGS OF STOCKHOLDERS

Wherify's bylaws provide that meetings of               IQB's bylaws provide that meetings of stockholders
shareholders may be held at any place designated by     may be held at any place designated by the IQB
the Wherify board of directors or, if no such           board of directors or, if no such designation is
designation is made, at the registered office of        made, at the registered office of IQB.
Wherify. [Stan, please revise as appropriate]


                                        SPECIAL MEETINGS OF STOCKHOLDERS


California law provides that special meetings of        Delaware law provides that special meetings of
shareholders may be called by (1) the board of          stockholders may be called by (1) the board of
directors, (2) the chairman of the board, (3) the       directors, or (2) any person or persons authorized by
president, (4) the holders of shares entitled to cast   the corporation's certificate of incorporation
not less than 10% of the votes at the meeting, or (5)   or bylaws.
such additional persons as may be provided in the
corporation's articles of incorporation or bylaws.      IQB's bylaws provide that special meetings of
                                                        stockholders may be called only on the order of (1)
\Wherify's bylaws provide that special meetings of      the board of directors, (2) any officer instructed
shareolders may be called [Stan, please complete]       by the directors to call the meeting, or (3) one or
                                                        more stockholders holding at least 20% of the outstanding
                                                        common stock. IQB's bylaws provide that stockholders
                                                        entitled to receive notice of a special meeting must
                                                        receive notice of the meeting at least 10 days
                                                        and not more than 60 days prior to the meeting. This
                                                        notice must identify the business to be transacted.
                                                        IQB's bylaws provide that the business permitted to be
                                                        conducted at any special meeting is limited to
                                                        the purpose or purposes specified by the order
                                                        calling the special meeting.

                                                APPRAISAL RIGHTS

Under California law, if the approval of the            Under Delaware law, stockholders of a corporation
outstanding shares of the corporation is required for   that is a constituent corporation in a merger
a merger or reorganization, each shareholder entitled   generally have the right to demand and receive
to vote on the transaction, and who did not vote in     payment of the fair value of their stock in lieu of
favor of the merger or reorganization, may require      receiving the merger consideration. However,
the corporation to purchase for cash at their fair      appraisal rights are not available to holders of
market value the shares owned by such shareholder. No   shares:
appraisal rights are available for shares listed on
any national securities exchange certified by the       (1) listed on a national securities exchange;
Commissioner of Corporations or listed on The Nasdaq
National Market, unless there exists with respect to    (2) designated as a national market system
such shares any restriction on transfer imposed by      security on an interdealer quotation system
the corporation or by any law or regulation or if       operated by the National Association of Securities
demands for payment are filed with respect to 5% or     Dealers, Inc.; or
more of the outstanding shares of that class.
                                                        (3) held of record by more than 2,000 stockholders;

                                                        unless holders of stock are required to accept
                                                        in the merger anything other than any combination of:

                                                        (1) shares of stock or depositary receipts of the
                                                        surviving corporation in the merger;

                                                        (2) shares of stock or depositary receipts of another
                                                        corporation that, at the effective date of the merger,
                                                        will be either:

                                                            (a)  listed on a national securities exchange;

                                                            (b)  designated as a national market system
                                                        security on an interdealer quotation system operated by
                                                        the National Association of Securities Dealers, Inc.; or

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                                                     -73-



                                                             (c) held of record by more than 2,000 stockholders;

                                                        (3) cash in lieu of fractional shares of the stock or
                                                        depositary receipts received; or

                                                        (4) any combination of (1), (2) and (3).

                                                        In addition, appraisal rights are not available to the
                                                        holders of shares of the surviving corporation in the
                                                        merger, if the merger does not require the approval
                                                        of the stockholders of that corporation.

                                               PREEMPTIVE RIGHTS

Under California law, a shareholder is not entitled     Under Delaware law, a stockholder is not entitled
to preemptive rights to subscribe for additional        to preemptive rights to subscribe for additional
issuances of stock or any security convertible into     issuances of stock or any security convertible into
stock unless they are specifically granted in the       stock unless they are specifically granted in the
articles of incorporation. Wherify's articles of        certificate of incorporation. IQB's certificate of
incorporation do not provide for preemptive rights.     incorporation does not provide for preemptive
                                                        rights.

                                       AMENDMENT OF GOVERNING INSTRUMENTS

Unless otherwise specified in a California              Under Delaware law, unless the certificate of
corporation's articles of incorporation, an amendment   incorporation requires a greater vote, an amendment
to the articles of incorporation requires the           to the certificate of incorporation requires (1)
approval of the corporation's board of directors and    the approval and recommendation of the board of
the affirmative vote of a majority of the outstanding   directors, (2) the affirmative vote of a majority
shares entitled to vote thereon, either before or       of the outstanding stock entitled to vote on the
after the board approval, although certain minor        amendment, and (3) the affirmative vote of a
amendments may be adopted by the board alone such as    majority of the outstanding stock of each class
amendments causing stock splits (including an           entitled to vote on the amendment as a class.
increase in the authorized number of shares in
proportion thereto) and amendments changing names and   Under Delaware law, stockholders have the power to
addresses given in the articles.                        adopt, amend or repeal bylaws by the affirmative
                                                        vote of a majority of the outstanding stock
The Wherify articles of incorporation do not require    entitled to vote at a meeting of stockholders
a greater level of approval for an amendment thereto.   unless the certificate of incorporation or the
Under California General Corporation Law, the holders   bylaws specify another percentage.
of the outstanding shares of a class of stock are
entitled to vote as a class if a proposed amendment
to the articles of incorporation would:

(1) increase or decrease the aggregate number of authorized shares of such class;

(2) effect an exchange, reclassification or cancellation of all or part of the shares of such class, other than a stock split;

(3) effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class;

(4) change the rights, preferences, privileges or restrictions of the shares of such class;



(5) create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares having rights, preference or privileges prior to the shares of such class;

(6) in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the board of directors to do so; or

(7) cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid.

Under California General Corporation Law, a corporation's bylaws may be adopted, amended or repealed either by the board of directors or the shareholders of the corporation. The Wherify bylaws provide that the Wherify bylaws may be adopted, amended or repealed either by the vote of the holders of a majority of the outstanding shares entitled to vote or by the board of directors; provided, however, that the Wherify board of directors may not amend the Wherify bylaws in order to change the authorized number of directors (except to alter the authorized number of directors within the existing range of a minimum of ___ and a maximum of __ directors).

                                                PREFERRED STOCK

                                                        The IQB certificate of incorporation authorizes the
                                                        IQB board of directors (1) to provide for the
                                                        issuance of one or more series of preferred stock,
                                                        (2) to issue up to 10,000,000 shares of preferred
                                                        stock, (3) to fix the designations and number of the
                                                        shares constituting each series of preferred stock,
                                                        and (4) to fix for each series, its relative rights,
                                                        powers and preferences, and the qualifications,
                                                        limitations and restrictions thereof.

                                              RIGHTS OF INSPECTION

Under the California General Corporation Law, a         Delaware law allows any stockholder during normal
shareholder is permitted to inspect the accounting      business hours:
books and records and minutes of proceedings of the
shareholders and the board of directors and is          (1)    to inspect and to make copies or extracts of:
permitted to inspect the shareholders' list at any
reasonable time during usual business hours, for a            (a)    the corporation's stock ledger;
purpose reasonably related to such holder's interests
as a shareholder. Additionally, the California                (b)    a list of its stockholders; and
General Corporation Law provides for an absolute
right to inspect and copy the corporation's                   (c)    its other books and records;
shareholders list by a shareholder or shareholders
holding at least 5% in the aggregate of the             (2)    provided that:
corporation's outstanding voting shares, or any
shareholder or shareholders holding 1% or more of             (a)    the stockholder makes a written
such shares who have filed a Schedule 14A with the      request under oath stating the purpose of his
Commission.                                             inspection; and



                                                              (b) the inspection is for a purpose
                                                        reasonably related to the person's interest as a
                                                        stockholder.

                                       STANDARD OF CONDUCT FOR DIRECTORS

Under California General Corporation Law, the duty of   Delaware law does not contain any specific
loyalty requires directors to perform their duties in   provisions setting forth the standard of conduct of
good faith in a manner that the directors reasonably    a director. The scope of the fiduciary duties of
believe to be in the best interests of the              IQB's board of directors is thus determined by the
corporation and its shareholders. The duty of care      courts of the State of Delaware. In general,
requires that the directors act with such care,         directors have a duty to act without self-interest,
including reasonable inquiry, as an ordinarily          on an informed basis, in good faith, and in a
prudent person in a like position would exercise        manner they believe to be in the best interests of
under similar circumstances.                            the stockholders.


                                    CLASSIFICATION OF THE BOARD OF DIRECTORS

California law permits a corporation that either has    Delaware law permits the certificate of
shares listed on the New York Stock Exchange or the     incorporation or a stockholder-adopted bylaw to
American Stock Exchange or has shares listed on the     provide that directors be divided into one, two or
National Market System of the Nasdaq Stock Market to    three classes, with the term of office of one class
amend its articles of incorporation or bylaws to        of directors to expire each year. IQB's certificate
divide the board of directors into two or three         of incorporation does not provide for the
classes to serve for terms of two or three years        classification of its board of directors.
respectively. Wherify's articles of incorporation or
bylaws do not provide for the classification of its
board of directors.

                                              REMOVAL OF DIRECTORS

California General Corporation Law provides that the    Delaware law provides that a director may be
board of directors may declare vacant the office of a   removed with or without cause by the holders of a
director who has been declared of unsound mind by an    majority in voting power of the shares entitled to
order of court or convicted of a felony. Further, any   vote at an election of directors, except that (1)
director or the entire board of directors may be        members of a classified board of directors may be
removed, with or without cause, with the approval of    removed only for cause, unless the certificate of
a majority of the outstanding shares entitled to vote   incorporation provides otherwise, and (2) directors
thereon; however, no director may be removed (unless    may not be removed in certain situations in the
the entire board is removed) if the number of shares    case of a corporation having cumulative voting
voted against the removal would be sufficient to        without satisfying certain stockholder approval
elect the director under cumulative voting.             requirements.
Shareholders holding at least 10% of the outstanding
shares in any class may sue in superior county court    Under IQB's bylaws, directors of IQB may be removed
to remove from office any officer or director for       with our without cause by the affirmative vote of
fraud, dishonest acts or gross abuse of authority or    holders of a majority of the outstanding shares
discretion.                                             entitled to vote for the election of directors .

                                      VACANCIES ON THE BOARD OF DIRECTORS

Under California General Corporation Law, any vacancy   Under Delaware law, unless otherwise provided in
on the board of directors other than one created by     the certificate of incorporation or the bylaws, (1)
removal of a director may be filled by the board of     vacancies on a board of directors, and (2) newly
directors, unless otherwise provided in the articles    created directorships resulting from an increase in
or bylaws. If the number of directors is less than a    the number of directors may be filled by a majority
quorum, a vacancy may be filled by the unanimous        of the directors in office. In the case of a
written consent of the directors then in office, by     classified board of directors, directors elected to
the affirmative vote of a majority of the directors     fill vacancies or newly created directorships will
at a meeting held pursuant to notice or waivers of      hold office until the next election of the class
notice or by a sole remaining director. A vacancy       for which the directors have been chosen.
created by removal of director can only be filled by
the shareholders unless board approval is authorized    IQB's bylaws provide that any vacancies on IQB's
by a corporation's articles of incorporation or by a    board of directors may be filled by the affirmative
bylaw approved by the corporation's shareholders. The   vote of a majority of the remaining directors in
Wherify bylaws authorize the board to fill a vacancy    office, even if less than a quorum, or by the sole
created by the removal of a director.                   remaining director.



                                                        IQB's bylaws provide that newly created
                                                        directorships on IQB's board of directors will be
                                                        filled by the affirmative vote of a majority of the
                                                        remaining directors in office, even if less than a
                                                        quorum, or by the sole remaining director. IQB's
                                                        bylaws also provide that any directors elected
                                                        pursuant to the provisions above will hold office
                                                        for the remainder of the full term of the class of
                                                        directors in which the new directorship was created
                                                        or the vacancy occurred.

                                      LIABILITY OF DIRECTORS AND OFFICERS

The California General Corporation Law provides that    Delaware law permits a corporation's certificate of
the charter documents of the corporation may include    incorporation to include a provision granting to a
provisions which limit or eliminate the liability of    corporation the power to exempt a director from
directors to the corporation or its shareholders,       personal liability to the corporation and its
provided such liability does not arise from certain     stockholders for monetary damages arising from a
proscribed conduct. The California General              breach of fiduciary duty as a director. However, no
Corporation Law, provides that intentional misconduct   provision can limit the liability of a director for:
or knowing and culpable violation of law, acts or
omissions that a director believes to be contrary to    (1)    any breach of his duty of loyalty to the
the best interests of the corporation or its            corporation or its stockholders;
shareholders or that involve the absence of good
faith on the part of the director, the receipt of an    (2)    acts or omissions not in good faith or which
improper personal benefit, acts or omissions that       involve intentional misconduct or a knowing
show reckless disregard for the director's duty to      violation of law;
the corporation or its shareholders, where the
director in the ordinary course of performing a         (3)    intentional or negligent payment of unlawful
director's duties should be aware of a risk of          dividends or stock purchases or redemptions; or
serious injury to the corporation or its
shareholders, acts or omissions that constitute an      (4)    any transaction from which he derives an
unexcused pattern of inattention that amounts to an     improper personal benefit.
abdication of the director's duty to the corporation
and its shareholders, interested transactions between   IQB's certificate of incorporation provides that a
the corporation and a director in which a director      director of IQB will not be personally liable to
has a material financial interest and liability for     IQB or its stockholders for monetary damages for
improper distributions, loans or guarantees.  The       breach of fiduciary duty as a director subject to
Wherify articles of incorporation contain a provision   the limitations set forth above.
limiting the liability of its directors to the
fullest extent provided by California General
Corporation Law.

                                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under California General Corporation Law, a             Delaware law generally provides that a corporation
corporation has the power to indemnify present and      may indemnify any officer, director, employee or
former directors, officers, employees and agents        agent who is made a party to any third party suit
against expenses, judgments, fines, settlements and     or proceeding on account of being a director,
other amounts (other than in connection with actions    officer, employee or agent of the corporation
by or in the right of the corporation) if that person   against expenses, including attorneys' fees,
acted in good faith and in a manner the person          judgments, fines and amounts paid in settlement
reasonably believed to be in the best interests of      actually and reasonably incurred by him in
the corporation and, in the case of a criminal          connection with the action if the officer,
proceeding, had no reasonable cause to believe the      director, employee or agent:
conduct of the person was unlawful, and a corporation



has the power to indemnify, with certain exceptions,    (1)    acted in good faith and in a manner he
any person who is a party to any action by or in the    reasonably believed to be in and not opposed to the
right of the corporation, against expenses actually     best interests of the corporation; and
and reasonably incurred by that person in connection
with the defense or settlement of the action if the     (2)    in a criminal proceeding, had no reasonable
person acted in good faith and in a manner the person   cause to believe his conduct was unlawful.
believed to be in the best interests of the
corporation and its shareholders.                       IQB's certificate of incorporation provides that
                                                        IQB will indemnify its current and former directors
The indemnification authorized by California General    and officers to the fullest extent permitted by law.
Corporation Law is not exclusive, and a corporation
may grant its directors, officers, employees or other   Delaware law permits corporations to purchase and
agents certain additional rights to indemnification.    maintain insurance for directors, officers,
The Wherify articles of incorporation and the Wherify   employees and agents against any liability asserted
bylaws provide for the indemnification of its agents    against the person whether or not the corporation
(as defined under the California General Corporation    would have the power to indemnify the person under
Law) to the fullest extent permissible under            Delaware law.
California General Corporation Law, which may be in
excess of the indemnification expressly permitted by    IQB maintains directors' and officers' insurance.
Section 317 of the California Corporations Code,
subject to the limits set forth in Section 204 of the
California Corporations Code with respect to actions
for breach of duty to the corporation and its
shareholders.

California General Corporation Law also allows for the advance payment of an indemnitee's expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

Insofar as indemnification for liabilities under federal securities laws may be permitted to directors, officers or persons controlling Wherify pursuant to the foregoing provisions, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                                              STOCKHOLDERS' SUITS

California General Corporation Law provides that a      Under Delaware law, a stockholder may initiate a
shareholder bringing a derivative action on behalf of   derivative action to enforce a right of a
the corporation need not have been a shareholder at     corporation if the corporation wrongfully fails to
the time of the transaction in question, provided       enforce the right itself. An individual may also
that certain tests are met concerning the fairness of   commence a class action suit on behalf of himself
allowing the action to go forward. The shareholder      and other similarly situated stockholders to
must make his or her demands on the board before        enforce an obligation owed to the stockholders
filing suit. The California General Corporation Law     directly where the requirements for maintaining a
also provides that the corporation or the defendant     class action under Delaware law have been met. The
in a derivative suit may make a motion to the court     complaint must:
for an order requiring the plaintiff shareholder to
furnish a security bond.                                (1)    state that the plaintiff was a stockholder
                                                        at the time of the transaction of which the
                                                        plaintiff complains or that the plaintiff's shares
                                                        thereafter devolved on the plaintiff by operation
                                                        of law; and




                                                        (2) with respect to a derivative action:

                                                              (a) allege with particularity the efforts made
                                                        by the plaintiff to obtain the action the plaintiff
                                                        desires from the directors; or

                                                              (b) allege with particularity that such effort
                                                        would have been futile.

                                                              Additionally, the plaintiff must remain a
                                                        stockholder through the duration of the suit. The
                                                        action will not be dismissed or compromised
                                                        without the approval of the Delaware Court of
                                                        Chancery.

                                   PROVISIONS RELATING TO SHARE ACQUISITIONS

Under the California General Corporation Law, there     Section 203 of the General Corporation Law of the
is no comparable provision. However, the California     State of Delaware prohibits "business
General Corporation Law does provide that, except       combinations," including mergers, consolidations,
where the fairness of the terms and conditions of the   sales and leases of assets, issuances of securities
transaction has been approved by the California         and similar transactions, by a corporation or a
Commissioner of Corporations and except in a            subsidiary with an "interested stockholder" who
"short-form" merger (the merger of a parent             beneficially owns 15% or more of a corporation's
corporation with a subsidiary in which the parent       voting stock, for three years after the person or
owns at least 90% of the outstanding shares of each     entity becomes an interested stockholder, unless
class of the subsidiary's stock), if the surviving
corporation or its parent corporation owns, directly    (1)    prior to the time that the stockholder
or indirectly, shares of the target corporation         became an interested stockholder, the board of
representing more than 50% of the voting power of the   directors approved either the business combination
target corporation prior to the merger, the             or the transaction that resulted the stockholder
nonredeemable common stock of a target corporation      becoming an interested stockholder;
may be converted only into nonredeemable common stock
of the surviving corporation or its parent              (2)    after completion of the transaction in which
corporation, unless all of the shareholders of the      the stockholder became an interested stockholder,
class consent. The effect of this provision is to       the interested stockholder holds at least 85% of
prohibit a cash-out merger of minority shareholders,    the voting stock of the corporation not including:
except where the majority shareholders already own
90% or more of the voting power of the target                 (a) shares held by directors who are also
corporation and could, therefore, effect a short-form   officers and
merger to accomplish such a cash-out of minority
shareholders.                                                 (b) shares granted under certain employee
                                                        benefit plans; or

                                                        (3) after the stockholder becomes an interested
                                                        stockholder, the business combination is approved
                                                        by the board of directors and the holders of at least
                                                        662/3% of the outstanding voting stock, excluding
                                                        shares held by the interested stockholder.

                                                        The merger of IQB and Wherify is not subject to the
                                                        restrictions on business combinations set forth in
                                                        Section 203. The IQB board of directors has
                                                        unanimously approved and adopted the merger and
                                                        the merger agreement.

                                            DISCLOSURE OF INTERESTS

The California General Corporation Law states that      Under Delaware law, directors generally have a duty
any contract or transaction between a corporation and   to act without self-interest, on an informed basis,



any of its directors, or a second corporation in        in good faith, and in a manner they reasonably
which a director has a material financial interest is   believe to be in the best interests of the
not void or voidable if the material facts as to the    stockholders. Nevertheless, a Delaware court will
transaction and as to the director's interest are       generally apply a policy of judicial deference to
fully disclosed and a majority of the disinterested     board of director decisions to adopt anti-takeover
shareholders represented and voting at a duly held      measures in the face of a potential takeover where
meeting approve or ratify the transaction in good       the directors are able to show that:
faith. The California General Corporation Law
provides that such a contract or transaction also is    (1)    they had reasonable grounds for believing
not void or voidable if either after full disclosure    that there was a danger to corporate policy and
the transaction is approved by the board or a           effectiveness from an acquisition proposal; and
committee (excluding the vote of interested
directors) in good faith and the transaction is just    (2)    the board of directors action taken was
and reasonable to the corporation, or the person        neither preclusive nor coercive and was reasonable
asserting the validity of the contract or transaction   in relation to the threat posed.
sustains the burden of proving that the contract or
transaction was just and reasonable as to the           In addition, holders of IQB common stock are
corporation at the time it was authorized, approved     required to comply with specified U.S. securities
or ratified.                                            law requirements, including filing Schedules 13D
                                                        with respect to their
                                                        beneficial ownership of
                                                        the IQB common stock if
                                                        they beneficially hold
                                                        more than 5% of IQB
                                                        shares outstanding.

                                              SHORT SWING PROFITS

Wherify is not subject to the rules under the           Directors and officers of IQB are governed by rules
Exchange Act.                                           under the Exchange Act, that may require directors
                                                        and officers to forfeit to IQB any "short swing"
                                                        profits realized from purchases and sales, as
                                                        determined under the Exchange Act and the rules
                                                        thereunder, of IQB equity securities.

                                      NOTICES AND REPORTS TO STOCKHOLDERS

Wherify is not subject to the Exchange Act proxy        Under the Exchange Act proxy rules, IQB must comply
rules.                                                  with notice and disclosure requirements relating to
                                                        the solicitation of proxies for stockholder
                                                        meetings.

                                             REPORTING REQUIREMENTS

As a non-public company, Wherify is not subject to      As a U.S. public company, IQB must file with the
the reporting requirements of the Exchange Act.         SEC, among other reports and notices:

                                                        (1) an annual report on Form 10-K within 75 days
                                                        after the end of fiscal year 2003 and 60 days after
                                                        the end of each fiscal year thereafter;

                                                        (2) a quarterly report on Form 10-Q within 45
                                                        days after the end of the fiscal quarter for fiscal
                                                        years ending on or after December 15, 2002 and
                                                        before December 15, 2004; 40 days after the end of
                                                        the fiscal quarter for fiscal years ending on or after
                                                        December 15, 2004 and before December 15, 2005;
                                                        and 35 days after the end of each fiscal quarter
                                                        thereafter; and

                                                        (3) current reports on Form 8-K upon the
                                                        occurrence of important corporate events.


DIRECTORS AND MANAGEMENT OF IQB FOLLOWING THE MERGER

      EXECUTIVE OFFICERS AND DIRECTORS

      At the time the merger is completed, the board of directors of IQB will consist of five directors. The Chairman of the board of directors will continue to be William Scigliano. Wade Fenn and Timothy Neher, two directors from Wherify's current board of directors, will join the IQB board of directors. In addition, it is currently contemplated that Todd DeMatteo, currently a consultant to IQB will be appointed to the IQB board of directors, but if Mr. DeMatteo is unable to serve for any reason, Mr. Scigliano will appoint an individual to the IQB board of directors who is acceptable to the other IQB board members. One member of the IQB board of directors will be designated by Timothy Neher provided that such designee is acceptable to the other IQB board members.

      At the time the merger is completed, Timothy Neher, the current President and Chief Executive Officer of Wherify will be IQB's President and Chief Executive Officer. William Scigliano, IQB's current President and Chief Executive Officer will be given the title of Chairman of the Board and Michael Walsh, IQB's Chief Financial Officer, will be IQB's controller.

      The following table sets forth information as of June 30, 2004, with respect to the individuals who will be IQB's executive officers and members of IQB's board of directors after the effective time of the merger:

NAME                        AGE      POSITION
-----------------------    ------    -------------------------------------------
William B. G. Scigliano      43      Chairman and [Officer Title]

Wade Fenn                    45      Director

Timothy Neher                38      President, Chief Executive Officer and
                                     Director

Todd DeMatteo                46      Director designee of IQB
                                     Director designee of Wherify

 John Davis                  49      Chief Financial Officer and Secretary

      WILLIAM B. G. SCIGLIANO has served as a Director of IQB since November 2002 and as Chief Executive Officer of the Company since September 2002. From 1991 until September 2002, he served as Executive Director of the Corporate and Public Issues Division of the Ministry of the Attorney General of British Columbia. Mr. Scigliano received a Bachelors Degree from the University of Victoria and a Masters Degree from the Graduate School of Business Administration of the University of Oregon.

      WADE R. FENN, has over two decades of retail electronics experience, most recently as President of Entertainment and Strategic Business Development of Best Buy Co., Inc. Mr. Fenn joined Best Buy in 1980, and during his 21-year tenure the company grew from $4 million to $21 billion in annual sales. Prior to serving as President of Entertainment and Strategic Business Development, Mr. Fenn held the position of Executive Vice President - Marketing, where he was responsible for all marketing, merchandising, advertising, and inventory teams. After receiving his degree in economics and history from Williams College in 1980, Mr. Fenn joined Best Buy as a sales person and served in various operating roles, including Senior Vice President Retail, Vice President Sales, district manager and store manager.

      TIMOTHY J. NEHER, the current President and CEO of Wherify, founded Wherify in 1998 after more than a decade of experience developing and marketing new consumer products. Mr. Neher is responsible for leading Wherify's vision, executive team and overall company growth and strategy. Prior to launching Wherify, Mr. Neher served as the Vice President of Marketing and Sales for CTH Consumer Plastic, Inc. where he worked from 1992 to 1998. From 1988 to 1992, Mr. Neher was Vice President of Operations for Windy City Product Development.

      TODD M. DEMATTEO joined IQ Biometrix in July, 2003 as a consultant focusing on strategic planning and corporate development. Mr. DeMatteo is an Executive Vice President of Corporate Finance with Westminster Securities Inc., a member of the New York Stock Exchange, headquartered in New York City. From July 2003 until July 2004, Mr. DeMatteo was the Principal Managing Director, Public Company Initiative, of ITF Global Partners LLC, a business development firm based in New York City. From 1992 until 2003, Mr. DeMatteo was the co-founder, President/CEO and a Director of DiaSys Corporation (AMEX:DYX), a developer and manufacturer of medical laboratory instrumentation and test kits with operations in the United States, England and China. For ten years prior thereto, Mr. DeMatteo held senior management positions with private and public companies including Data Switch Corporation (NasdaqNMS: DASW) where his most recent title was Vice President of OEM and Distributor Operations. Mr. DeMatteo is experienced in multi-level sales networks, strategic marketing, new product development and patents, inside and outsourced manufacturing, mergers and acquisitions, international distribution, partnering and joint ventures, FDA-regulated manufacturing, startup/turnaround/large company management, and SEC compliance and reporting. He earned a Juris Doctor with distinction from Qunnipiac University in 1982 and is admitted to practice law in the State of Connecticut.

      JOHN DAVIS, a certified public accountant, served as Chief Operating Officer and Chief Financial Officer for Connectcom Solutions from 1998-2003. From 1997 to 1998, he served as Secretary for Southwall Technologies. From 1995 to 1997, he served as Vice President and Corporate Controller for Ecosys. He holds a BS (Accounting) degree from CUNY Baruch School of Business and an MBA from San Jose State University.

      COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS OF IQB

IQB's executive directors do not receive any additional compensation for their services as members of IQB's board of directors but are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of IQB's board of directors.

                         IQB SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid by IQB to its Chief Executive Officer for services in all capacities to IQB during the fiscal years ended June 30, 2004 and 2003. No other executive officer of IQB had total annual salary and bonus for the fiscal years ended June 30, 2004 or 2003 exceeding $100,000 (for purposes hereof, the Chief Executive Officer of IQB is referred to herein as the "Named Executive Officer").

                                       IQB
                         SUMMARY COMPENSATION TABLE (1)

                                                  ANNUAL            LONG-TERM
                                               COMPENSATION        COMPENSATION
                                          ---------------------    -------------
      (A)                      (B)           (C)          (D)           (F)

NAME AND                                                            RESTRICTED
PRINCIPAL POSITION         YEAR ENDED       SALARY        BONUS    STOCK AWARDS
------------------         ----------     --------      -------    -------------
William Scigliano             6/30/04     $130,000(2)   $25,000         $0
Chief Executive Officer

(1) The columns designated by the Securities and Exchange Commission for the reporting of other annual compensation, securities underlying options/SARs, long term incentive plan payouts, and all other compensation, have been eliminated as no such bonuses, other annual compensation, underlying securities, payouts or compensation were awarded to, earned by, paid to or outstanding with respect to any specified person during any fiscal year covered by the table.

      COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS OF WHERIFY

      The following table sets forth the compensation paid by Wherify to Timothy Neher, Wherify's President and Chief Executive Officer, during the fiscal years ended June 30, 2003, 2002 and 2001. Mr. Neher will serve as the President and Chief Executive Officer of IQB after the merger.

                           SUMMARY COMPENSATION TABLE


                                                                            LONG-TERM
                                                 ANNUAL COMPENSATION       COMPENSATION
                                         --------------------------------- ------------
                                                                OTHER      SECURITIES
                                                                ANNUAL     UNDERLYING
                               ENDED      YEAR      SALARY   COMPENSATION    OPTIONS     ALL OTHER
NAME AND PRINCIPAL POSITION   JUNE 30      ($)        ($)          ($)        (#)(1)    COMPENSATION
---------------------------   --------   --------  --------- ------------- ------------ ------------
Timothy Neher
    President and Chief
    Executive Officer
                                 2003              $180,000
                                 2002              $180,000
                                 2001              $180,000



-------------------
(1)   Options granted with respect to Series ___ Preferred Stock.

(2)   Options granted with respect to Series ___ Preferred Stock.

(3) Timothy Neher joined Wherify in _______________and became an executive officer upon his appointment as President and Chief Executive Officer in
      _______________.


Wherify's non-executive directors, including Wade Fenn who will serve as a Director of IQB after the effective time of the merger, are paid
[____________________________]. Wherify's executive directors do not receive any additional compensation for their services as members of Wherify's board of directors but are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of Wherify's board of directors.

      SHARE OWNERSHIP AND OPTION INFORMATION


                        IQB SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following table provides summary information regarding the beneficial ownership of the Company's outstanding capital stock as of June 25, 2004, without giving effect to the Reverse Split as to (i) each person or group who beneficially owns more than 5% of the Company's capital stock on a fully diluted basis; (ii) each of the named executive officers; (iii) each of the Company's directors; and (iv) all of the Company's directors and executive officers as a group.


NAME AND ADDRESS OF BENEFICIAL OWNER                 BENEFICIAL    OWNERSHIP(1)
------------------------------------                 ----------    ------------
                                                     NUMBER OF         %
5% STOCKHOLDERS                                        SHARES      OWNERSHIP
------------------------------------                 ----------    ------------
John Micek, Jr.
12809 W. Dodge Road                                   1,602,840(2)       6.2%
Omaha, NE 68154

-------------------------------------------------------------------------------
EXECUTIVE OFFICERS AND DIRECTORS
-------------------------------------------------------------------------------

Daniel P. McKelvey
201 Mission Street, Suite 1930                          589,857(3)       2.4%
San Francisco, CA 94105
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Greg J. Micek
5444 Westheimer, Suite 2080                           1,766,064(4)       7.1%
Houston, TX 77056
-------------------------------------------------------------------------------
William Scigliano
39111 Paseo Padre Parkway, Suite 304                    783,333(5)       3.1%
Fremont, CA 94538
-------------------------------------------------------------------------------
Michael Walsh
39111 Paseo Padre Parkway, Suite 304                     82,917(6)         *
Fremont, CA 94538

-------------------------------------------------------------------------------
All directors and officers
as a group (four persons)                             3,222,171(7)
-------------------------------------------------------------------------------
* Less than one percent

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and derives from either voting or investment power with respect to securities. Shares of common stock issuable upon conversion of convertible debentures, or shares of Common Stock issuable upon exercise of warrants and options currently exercisable, or exercisable within 60 days of June 25, 2004, are deemed to be beneficially owned for purposes hereof.

(2) Includes 160,000 shares issuable pursuant to warrants exercisable, and 800,000 shares issuable pursuant to debentures convertible, within 60 days of June 25, 2004.

(3) Includes 60,000 shares owned by Special Equity IV, LP and 160,000 shares issuable upon exercise of a warrant owned by Forte Capital Partners LLC. Forte Capital Partners LLC is the general partner of Special Equity IV, LP and thus may be deemed to beneficially own shares owned by Special Equity IV, LP. Mr. McKelvey serves as a managing member of Forte Capital Partners LLC and thus may be deemed to beneficially own shares owned by Forte Capital Partners LLC and Special Equity IV.

(4) Includes 325,000 shares issuable pursuant to stock options exercisable within 60 days of June 25, 2004 and 60,000 shares held in trust for the benefit of Mr. Micek's minor children over which Mr. Micek holds voting and dispositive control.

(5) Includes 783,333 shares issuable pursuant to stock options exercisable within 60 days of June 25, 2004.

(6) Includes 82,917 shares issuable pursuant to stock options exercisable within 60 days of June 25, 2004.

(7) Includes 1,341,250 shares issuable pursuant to stock options and warrants that are exercisable within 60 days of June 25, 2004.


                      WHERIFY SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information as of June 30, 2004 regarding the beneficial ownership of Wherify's common stock and preferred stock by (i) each person who is known to Wherify to beneficially own five percent (5%) or more of Wherify's common stock, Series A preferred stock, Series B preferred stock or Series C preferred stock, (ii) each director and each executive officer, and (iii) all directors and executive officers as a group.


                                                AMOUNT                  AMOUNT AND                   AMOUNT AND
                                            AND NATURE OF                NATURE OF                    NATURE OF
               AMOUNT AND                     BENEFICIAL                BENEFICIAL                   BENEFICAL
NAME AND        NATURE OF                    OWNERSHIP OF              OWNERSHIP OF                 OWNERSHIP OF
ADDRESS OF     BENEFICIAL                      SERIES A     PERCENT      SERIES B                      SERIES C
BENEFICIAL    OWNERSHIP OF     PERCENT         PREFERRED       OF        PREFERRED       PERCENT      PREFERRED    PERCENT
OWNER         COMMON STOCK    OF CLASS(1)        STOCK      CLASS(1)      STOCK        OF CLASS(1)      STOCK     OF CLASS(1)
-----------   ------------   ------------   -------------  ---------   ------------    -----------  ------------  ----------
5% STOCKHOLDERS
------------------------------------------------------------------------------------------------------------------------------
William M.         186,250           6.32%
Prevost
------------------------------------------------------------------------------------------------------------------------------
John                                                                        162,161          29.20%
Arrillaga
------------------------------------------------------------------------------------------------------------------------------
Richard T.                                        133,332      11.69%
Peery
------------------------------------------------------------------------------------------------------------------------------
Harvey L.                                                                                                549,999       22.08%
Miller                                             66,666       5.85%
------------------------------------------------------------------------------------------------------------------------------
Don Nelson                                                                   95,136          17.13%
------------------------------------------------------------------------------------------------------------------------------
Stephen                                                                                                  527,779       21.19%
James Luczo
------------------------------------------------------------------------------------------------------------------------------
EXECUTIVE OFFICERS AND DIRECTORS
------------------------------------------------------------------------------------------------------------------------------
Timothy J.                                        133,332      11.69%
Neher (2)        1,888,595          64.11%
------------------------------------------------------------------------------------------------------------------------------
W.                 481,000          16.32%
Douglas
Hajjar (2)
------------------------------------------------------------------------------------------------------------------------------
Wade
Fenn (2)
------------------------------------------------------------------------------------------------------------------------------
All Directors and Officers
as a Group (three persons)
------------------------------------------------------------------------------------------------------------------------------


--------------

*   Less than one percent

(1) The percentage of shares beneficially owned is based on 2,945,726 shares of common stock, 1,140,423 shares of Series A preferred stock, 555,382 shares of Series B preferred stock and 2,490,824 shares of Series C preferred stock outstanding as of May 20, 2004. Beneficial ownership is determined under rules and regulations of the Securities and Exchange Commission ("SEC"). Shares of stock subject to options that are currently exercisable or exercisable within 60 days after May 20, 2004, are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, Wherify believes that such persons have sole voting and investment power with respect to all shares of Wherify's common stock shown as beneficially owned by them.

(2) The address for each of Wherify's directors and executive officers is Wherify's principal offices, Wherify Wireless, Inc., 2000 Bridge Parkway, Redwood Shores, CA 94065.

(3)   Includes _______________ shares of _______________ stock and
      _______________ shares of _______________ stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of June 30, 2004.

      RELATED PARTY TRANSACTIONS

      IQB

On August 6, 2003, IQB entered into an Engagement Letter with ITF Global Partners, L.L.C., a strategic banking service company

On December 15, 2003, IQB entered into an Engagement Letter with ITF Global Partners, L.L.C., a strategic banking service company (the "Second Engagement Letter"). Under the Second Engagement Letter, ITF agreed to provide certain business consulting services and agreed to assign Todd DeMatteo as ITF's lead manager. In consideration for ITF's services, IQB agreed to issue to ITF principals, including Todd DeMatteo, at the beginning of each quarter beginning October 1, 2003, a number of shares of IQB common stock equal to $30,000 divided by the average closing price of IQB common stock for the 20 trading days immediately prior to the commencement of each quarter. In addition, IQB agreed to issue to ITF principals, including Todd DeMatteo the beginning of each quarter beginning October 1, 2003, a fully vested option to purchase an additional 60,000 shares of IQB common stock at an exercise price per share equal to the fair market value of one share of IQB common stock on the date of such grant. In addition, IQB granted to ITF principals, including Todd DeMatteo an option to purchase 100,000 shares of IQB common stock at an exercise price of $1.01. As of June 25, 2004, Mr. DeMatteo has received 67,173 shares of IQB common stock and options to purchase 170,000 shares of IQB common stock at a weighted average exercise price of $1.16.

      WHERIFY

      In July of 1999, Wherify loaned Timothy Neher $100,000. Pursuant to the terms of the promissory note on July 18, 2009, the maturity date of the note, Mr. Neher is required to repay the entire principal sum of $100,000 plus simple interest on the unpaid principal balance from issuance date at the annual rate of 3.0%.

      In April of 2000, Wherify loaned Timothy Neher $26,170. Pursuant to the terms of the promissory note, on April 10, 2009, the maturity date of the note, Mr. Neher is required to pay the entire principal sum of $26,170 plus simple interest on the unpaid principal balance from issuance date at the annual rate of 3.0%.

FEES AND EXPENSES

      Pursuant to the merger agreement, IQB and Wherify have agreed to each pay half of certain expenses. See "The Merger Agreement--Expenses."

      IQB and its subsidiary, Wherify Acquisition, Inc., estimate that they will incur fees and expenses in connection with the merger of approximately $300,000.

      Wherify estimates that it will incur fees and expenses in connection with the merger of approximately
$_________.

      These fees and expenses related to the merger will be financed from generally available funds of IQB and Wherify.

      Neither IQB nor Wherify will pay any fees or commissions to any broker or dealer or any person for soliciting IQB or Wherify stockholders with respect to the merger. Upon request, either IQB or Wherify will reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

VALIDITY OF SECURITIES

      The Crone Law Group will pass upon the validity of the IQB common stock to be issued pursuant to the merger.

EXPERTS

      The consolidated financial statements of IQB as of June 30, 2003 and for each of the two years in the period ended June 30, 2003 included herein have been audited by Malone & Bailey, PLLC, independent auditors, as set forth in their report thereon, included herein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of Wherify as of June 30, 2003 and for each of the two years in the period ended June 30, 2003 have been audited by Partiz and Co.,P.A., independent auditors, as set forth in their report thereon, included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

              ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF ONLY
                                IQB STOCKHOLDERS

PROPOSAL 2 -- AMENDMENT TO CERTIFICATE OF INCORPORATION - NAME CHANGE

      Pursuant to the merger agreement, IQB has agreed to propose and recommend that IQB's certificate of incorporation be amended at the effective time of the merger to change IQB's name to "Wherify Wireless, Inc." The IQB board of directors has authorized such amendment, subject to stockholder approval. Under the proposed amendment, subject to and upon consummation of the merger, Article FIRST of the certificate of incorporation of IQB would be amended and restated to read as follows:

"The name of the corporation is Wherify Wireless, Inc."

      The IQB stockholders are being asked to approve such amendment. The affirmative vote of the holders of a majority of the shares of IQB common stock issued and outstanding on the IQB record date will be required to approve the amendment of the certificate of incorporation. The effect of an abstention and a broker non-vote is the same as that of a vote against the proposal.

      THE IQB BOARD UNANIMOUSLY RECOMMENDS THAT IQB STOCKHOLDERS VOTE "FOR" THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO CHANGE THE CORPORATE NAME OF IQB TO "WHERIFY WIRELESS, INC." SUBJECT TO AND CONTINGENT UPON CONSUMMATION OF THE MERGER.

PROPOSAL 3 -- AMENDMENT TO CERTIFICATE OF INCORPORATION - INCREASE OF AUTHORIZED COMMON STOCK FROM 50,000,000 TO 100,000,000 SHARES

General

The stockholders of IQB are being asked to approve an amendment to the certificate of incorporation of IQB to increase the authorized number of shares of common stock from 50,000,000 to 100,000,000. The Board authorized the amendment on August __, 2004. The full text of the proposed amendment is set forth below.

The certificate currently provides that IQB is authorized to issue two classes of stock, consisting of 50,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of June 25, 2004, 6,175,298 shares of common stock were issued and outstanding and 2,644,384 shares of common stock were reserved for issuance under IQB's stock benefit plans, or pursuant to outstanding options, warrants, convertible debentures and other rights to acquire the Company's common stock, leaving only approximately 41 million authorized shares available for future issuance, assuming a one-for-four reverse split of IQB's outstanding common stock previously approved by IQB's stockholders.

Pursuant to the merger agreement, each share of Wherify capital stock outstanding immediately prior to the consummation of the merger will be entitled to receive approximately 4.7 shares of IQB common stock. In addition, each warrant, option and other right to acquire Wherify capital stock outstanding immediately prior to the consummation of the merger will be assumed by IQB and represent a warrant, option or other right to acquire a number of shares of IQB equal to the number of shares of Wherify capital stock multiplied by approximately 4.7. Based on the number of fully diluted shares of Wherify outstanding as of the date of this joint proxy statement/prospectus, IQB would be required to issue approximately 35 million shares of its common stock upon consummation of the merger, including approximately 1.8 million shares reserved for issuance upon exercise of warrants, options and other rights to acquire Wherify capital stock.

Assuming the issuance of common stock as set forth above, this would leave approximately 6 million shares available for future issuance.

The Board believes that it is prudent to have more shares available for future issuance for fund raising and other purposes.

Purpose and Effect of Amendment

The proposed amendment will authorize sufficient additional shares of common stock to provide the combined company the flexibility to make such issuances as may be necessary in order for the combined company to complete acquisitions or other corporate transactions and to issue shares in connection with its stock option, stock purchase and other employee benefit plans that currently exist or that it may adopt in the future. The proposed amendment to the Certificate, authorizing an additional 50,000,000,000 shares of common stock, would facilitate the combined company's ability to accomplish these goals and other business and financial objectives in the future without the necessity of delaying such activities for further stockholder approval, except as may be required in particular cases by the combined company's charter documents, applicable law or the rules of any stock exchange or other system on which the combined company's securities may then be listed. Future issuances of additional shares of common stock or securities convertible into common stock, whether pursuant to an acquisition or other corporate transaction, would have the effect of diluting the voting rights and could have the effect of diluting earnings per share and book value per share of existing stockholders. The availability for issuance of additional shares of common stock could discourage or make more difficult efforts to obtain control of the combined company.

Amendment to Certificate

If approved, Section B of Article FOURTH of the Amended and Restated Certificate of Incorporation would be amended and restated as follows:

" The total number of shares of capital stock of all classes which the Corporation shall have the authority to issue is One Hundred Ten Million (110,000,000), divided into One Hundred Million (100,000,000) shares of Common Stock of the par value of one cent ($0.01) per share; and Ten Million (10,000,000) shares of Preferred Stock of the par value of one cent ($0.01) per share."

The affirmative vote of a majority of the outstanding common stock of IQB, is required to approve the proposed Certificate of Amendment to the Amended and Restated Certificate of Incorporation.

      The Board of Directors believes that the amendment of the certificate is necessary to provide IQB and the combined company agility and flexibility over the upcoming years.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF A CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF IQB TO INCREASE THE AUTHORIZED COMMON STOCK FROM 50,000,000 TO 100,000,000 SHARES.

PROPOSAL 4 - APPROVAL OF 2004 STOCK PLAN

General

IQB is asking its stockholders to approve the IQB 2004 Stock Plan and the option grant limitations contained in the 2004 Stock Plan (see "Option Grant Limitations" on the following page). IQB is asking for this approval so that it may grant incentive stock options, nonstatutory stock options and stock purchase under the 2004 Stock Plan to its officers, directors, employees and consultants and so it may deduct for federal income tax purposes compensation in excess of $1 million that may be paid to certain of its executive officers in any single year. Compensation includes cash compensation as well as gains associated with the exercise of stock options pursuant to the 2004 Stock Plan. The 2004 Stock Plan was adopted by the Board in August ___, 2004.

Options granted under the 2004 Stock Plan are designed to qualify as "performance-based" compensation within the meaning of Section 162(m) of the Internal Revenue Code. Pursuant to Section 162(m), IQB generally may not deduct for federal income tax purposes compensation paid to its Chief Executive Officer or its four other highest paid executive officers to the extent that any of these persons receive more than $1 million in compensation in any single year. However, if the compensation qualifies as "performance-based" for Section 162(m) purposes, IQB may deduct for federal income tax purposes the compensation paid even if such compensation exceeds $1 million in a single year. For the options granted under the 2004 Stock Plan to qualify as "performance-based" compensation under Section 162(m), stockholders must approve the option grant limitations contained within the 2004 Stock Plan.

A favorable vote for this proposal will allow IQB to continue to deduct executive compensation in excess of $1 million and provide it with potentially significant future tax benefits and associated cash flows.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Special Meeting will be required to approve the 2004 Stock Plan and the option grant limitations in the 2004 Stock Plan. Abstentions will have the effect of a vote "against" the adoption of the 2004 Stock Plan and the option grant limitation in the 2004 Stock Plan. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE 2004 STOCK PLAN AND OF THE OPTION GRANT LIMITATIONS CONTAINED IN THE 2004 STOCK PLAN FOR PURPOSES OF 162(M) OF THE INTERNAL REVENUE CODE.

Summary of the 2004 Stock Plan

General

The purpose of the 2004 Stock Plan is to increase stockholder value by attracting and retaining the best available personnel for positions of substantial responsibility, providing additional incentive to our employees and directors and promoting the success of our business. Options and stock purchase rights may be granted under the 2004 Stock Plan. Options granted under the 2004 Stock Plan may be either "incentive stock options" or nonstatutory stock options.

2,000,000 shares of IQB common stock are reserved under the 2004 Stock Plan. The number of shares reserved under the 2004 Stock Plan automatically increases on the first day of each fiscal year by an amount equal to the lesser of (i) 200,000 shares, (ii) 5% of the outstanding shares on that date or (iii) a lesser amount determined by the Board.

Administration

The 2004 Stock Plan is administered by the Board or a committee appointed by the Board. The administrator determines the terms of the options and stock purchase rights granted, including the exercise price, number of shares subject to the options and stock purchase rights, and the exercisability. All questions of interpretation are determined by the administrator and its decisions are final and binding upon all participants. Directors receive no additional compensation for their services in connection with the administration of the 2004 Stock Plan.

Eligibility

Nonstatutory stock options and stock purchase rights may be granted under the 2004 Stock Plan to our directors and employees. Incentive stock options may be granted only to employees. The 2004 Stock Plan provides a limit of $100,000 on the aggregate fair market value of shares subject to all incentive stock options that are exercisable for the first time by an optionee in any one calendar year. The administrator, in its discretion, selects the persons to whom options and stock purchase rights are granted, the time or times at which such options and stock purchase rights are granted, and the exercise price and number of shares subject to each such grant.

Option Grant Limitations

Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of compensation paid to certain of our executive officers. In order to preserve our ability to deduct the compensation associated with options granted to such persons, the 2004 Stock Plan provides that no employee or director may be granted, in any fiscal year, options to purchase more than ____ million shares of common stock. Notwithstanding this limit, however, in connection with such individual's initial employment, the individual may be granted options to purchase up to an additional ___ million shares of common stock.

Terms and Conditions of Options

Each option is evidenced by a stock option agreement between IQB and the optionee, and is subject to the following terms and conditions:

(a) Exercise Price. The administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted; provided, however, that the exercise price of an incentive stock option granted to a ten percent stockholder may not be less than 110% of the fair market value on the date the option is granted. The 2004 Stock Plan provides that if we desire to preserve our ability to deduct the compensation associated with options granted under the 2004 Stock Plan pursuant to Section 162(m) of the Internal Revenue Code, the exercise price of a nonstatutory stock option may not exceed 100% of the fair market value of the common stock on the date such option is granted. The fair market value of the common stock is generally determined with reference to the closing sale price for the common stock on the last market trading day prior to the date the option is granted.

(b) Exercise of Option; Form of Consideration. The administrator determines when options become exercisable and may accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The 2004 Stock Plan permits payment to be made by cash, check, promissory note, other shares of our common stock, pursuant to a cashless exercise procedure, a reduction in the amount of any liability of IQB to the individual, any other form of consideration permitted by applicable law, or any combination thereof.

(c) Term of Option. The term of an incentive stock option may be no more than ten years from the date of grant; provided, however, that in the case of an incentive stock option granted to a ten percent stockholder, the term of the option may be no more than five years from the date of grant. No option may be exercised after the expiration of its term.

(d) Termination of Service. If an optionee's service relationship with us terminates for any reason (excluding death or disability), then the optionee may exercise the option within a period of time as determined by the administrator to the extent that the option is vested on the date of termination, (but in no event later than the expiration of the term of such option as set forth in the option agreement). In the absence of a specified time set forth in the option agreement, the option will remain exercisable for three months following the termination of the optionee's service relationship. If an optionee's service relationship terminates due to the optionee's disability, the optionee may exercise the option within a period of time as determined by the administrator to the extent the option was vested on the date of termination (but in no event later than the expiration of the term of such option as set forth in the option agreement). In the absence of a specified time in the option agreement, the option will remain exercisable for the twelve months following the termination of the optionee's service due to disability. If an optionee's service relationship terminates due to the optionee's death, the optionee's estate or the person who acquires the right to exercise the option by bequest or inheritance may exercise the option within a period of time as determined by the administrator to the extent the option was vested on the date of death (but in no event later than the expiration of the term of such option as set forth in the option agreement). In the absence of a specified time in the option agreement, the option will remain exercisable for twelve months following the optionee's death.

(e) Nontransferability of Options. Unless otherwise determined by the administrator, options and stock purchase rights granted under the 2004 Stock Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.

(f) Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the 2004 Stock Plan as may be determined by the administrator.

Stock Purchase Rights

In the case of stock purchase rights, unless the administrator determines otherwise, the restricted stock purchase agreement will grant IQB a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with IQB for any reason, including death or disability. The purchase price for shares repurchased pursuant to the restricted stock purchase agreement will be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to IQB. The repurchase option will lapse at a rate determined by the administrator.

Adjustments Upon Changes in Capitalization

If IQB's capitalization changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change effected without the receipt of consideration, appropriate adjustments will be made in the number and class of shares of stock subject to the 2004 Stock Plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the 2004 Stock Plan, and the exercise price of any such outstanding option or stock purchase right.

In the event of a liquidation or dissolution, any unexercised options and stock purchase rights will terminate. The administrator may, in its sole discretion, provide that each optionee will have the right to exercise all or any part of the optionee's options and stock purchase rights, including those not otherwise exercisable. In addition, the administrator may provide that any repurchase option by IQB applicable to any shares purchased upon exercise of an option will lapse as to all such shares.

In connection with any merger of IQB with or into another corporation or the sale of all or substantially all of the assets of IQB, each outstanding option and stock purchase right will be assumed or an equivalent option or stock purchase right substituted by the successor corporation. If the successor corporation refuses to assume the options or stock purchase rights or to substitute substantially equivalent options or stock purchase rights, the optionee will have the right to exercise the option or stock purchase rights as to all the stock subject to the option or stock purchase right, including shares not otherwise vested or exercisable. In such event, the administrator will notify the optionee that the option or stock purchase right is fully exercisable for fifteen (15) days from the date of such notice and that the option or stock purchase right terminates upon expiration of such period.

Amendment and Termination of the 2004 Stock Plan

The Board may amend, alter, suspend or terminate the 2004 Stock Plan at any time and for any reason. However, IQB must obtain stockholder approval for any amendment to the 2004 Stock Plan to the extent necessary or desirable to comply with applicable law. No such action by the Board or stockholders may alter or impair any option or stock purchase right previously granted under the 2004 Stock Plan without the written consent of the optionee. Unless terminated earlier, the 2004 Stock Plan will terminate in __________ 2014.

Federal Income Tax Consequences

Incentive Stock Options

An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held more than twelve months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or ten percent stockholder of IQB. Unless limited by Section 162(m), IQB is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

Nonstatutory Stock Options

An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of IQB is subject to tax withholding by IQB. Unless limited by Section 162(m), IQB is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held more than twelve months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

Stock Purchase Rights

Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is generally purchased upon the exercise of a stock purchase right. At the time of purchase, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Internal Revenue Code because IQB may repurchase the stock when the purchaser ceases to provide services to IQB. As a result of this substantial risk of forfeiture, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture (i.e., when IQB's right of repurchase lapses). The purchaser's ordinary income is measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to right of repurchase.

The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing an election pursuant to Section 83(b) of the Internal Revenue Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by IQB. Different rules may apply if the purchaser is also an officer, director, or ten percent stockholder of IQB.

The foregoing is only a summary of the effect of federal income taxation upon optionees and IQB with respect to the grant of options and stock purchase rights under the 2004 Stock Plan. It does not purport to be complete and does not discuss the tax consequences of the optionee's death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee may reside.

Participation in the 2004 Stock Plan

The grant of options under the 2004 Stock Plan to executive officers, including the officers named in the Summary Compensation Table, is subject to the discretion of the administrator. As of the date of this Proxy Statement, there has been no determination by the administrator with respect to future awards under the 2004 Stock Plan. Accordingly, future awards are not determinable. The table of option grants under "Executive Compensation and Other Matters -- Option Grants in Last Fiscal Year" provides information with respect to the grant of options to the persons named in the Summary Compensation Table during fiscal 2004. During fiscal 2004, no executive officers or employees were granted options to purchase shares pursuant to the 2004 Stock Plan.

As of the date of this Proxy Statement, no options to purchase shares of common stock were outstanding under the 2004 Stock Plan.

                          INDEX TO FINANCIAL INFORMATION


FINANCIAL INFORMATION OF IQ BIOMETRIX, INC.:                             PAGE(S)

Management's Discussion and Analysis or Plan of Operation                   F-1

Independent Auditors' Report                                                F-6

   Consolidated Balance Sheet as of June 30, 2003                           F-7

   Consolidated Statements of Operations for the Year Ended
    June 30, 2003 and Period From July 10, 2001 (inception)
     through June 30, 2002                                                  F-8

   Consolidated Statements of Stockholders' Deficit for the Period
    from July 10, 2001 (inception) through June 30, 2002 and Year
     Ended June 30, 2003                                                    F-9

   Consolidated Statements of Cash Flows for the Year Ended
    June 30, 2003 and Period from July 10, 2001 (inception)
     through June 30, 2002                                                  F-10

   Notes to Financial Statements                                            F-11

   Consolidated Balance Sheet as of March 31, 2004 (Unaudited)              F-20

   Consolidated Statements of Operations for the Three and Nine
    Months Ended March 31, 2004 and 2003 (Unaudited)                        F-21

   Consolidated Statements of Cash Flows for the Nine Months Ended
     March 31, 2004 and 2003 (Unaudited)                                    F-22

   Notes to Interim Financial Statements                                    F-23

FINANCIAL INFORMATION OF WHERIFY WIRELESS, INC.

   Management's Discussion and Analysis of Financial Condition
    and Results of Operations of Wherify                                    F-24

   Independent Auditors Report                                              F-28

   Balance Sheet as of March 31, 2004                                       F-29

   Income Statement                                                         F-30

   Statements of Convertible Stock                                          F-31

   Statement of Cash Flows                                                  F-32

   Notes to Financial Statements                                            F-33

   Balance Sheet as of March 31, 2004                                       F-39

   Income Statement as of March 31, 2004                                    F-40

   Statement of Cash Flows                                                  F-41


UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

   Balance Sheet as of June 30, 2003                                        F-42

   Statement of Operations as of June 30, 2003                              F-43

   Balance Sheet as of March 31, 2004                                       F-44

   Statement of Operations as of March 31, 2004                             F-45

      MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      FORWARD-LOOKING STATEMENTS


In addition to historical information, this report contains predictions, estimates and other forward-looking statements within the meaning of Section 27Aof the Securities Act of 1933 and Section 21E of the Securities and Exchange Actof 1934 that relate to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this Registration Statement, and some of which we may not know. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. In addition, these forward-looking statements include, but are not limited to, statements regarding the following:

      * our belief that our FACES(TM) technology will help solve the growing need for effective tools to fight crime and terrorism as well as offering potential applications relating to other industries;

      * our belief that our InterCode(TM) coding system is a breakthrough feature that can serve as the first international standard in the generation of unique alphanumeric codes for facial recognition data;

      * our belief that international markets represent a significant market for our products and services;

      * our belief that we have ample room to penetrate further the public security/law enforcement agencies segment of the market;

      * our intention to compete vigorously in terms of price, product features, product performance, ease of use, quality of support and service, and company reputation;

      * our expectations regarding the sources from which we will finance our operations;

      * our expectations regarding the amount of funds we will need in the future;

      * our expectations regarding the focus of our sales efforts on our existing customers;

      * our expectations regarding the amount of additional development expenses needed to pursue our research and development strategy;

      * our expectations regarding the timing of the rollout, release or public availability of any products of ours now or hereafter under development;

      * our expectations regarding our receipt of revenues from training users of our products;

      * our intentions and expectations regarding the future availability of now undeterminable revenue opportunities arising out of our technology;

      * our expectations regarding the abilities and use in certain locations ofour FACES(TM) technology;

      * our intentions regarding the protection of our proprietary information;

      * our expectations and intentions regarding our ability to make available the finest facial composite technology on the market;

      * our intentions regarding the continued development and refinement of our existing products, and the development and commercialization of various computer programs and products using the InterCode(TM) technology;

      * our intentions regarding the continuation of our direct selling efforts; and

      * our intentions regarding our marketing and sales efforts.

These statements are only predictions and are subject to risks and uncertainties, including the following:

      * the difficulty of forecasting revenues due to weakness and uncertainties related to general economic conditions and overall demand within our markets and among our current and prospective customers;

      * our ability to introduce and gain customer acceptance of new products on a timely basis;

      * the availability and timely distribution of governmental funding;

      * our ability to obtain additional debt or equity financing at all or on reasonable terms;

      * the failure to execute on our acquisition and partnering strategies and our expansion into potential new markets, which may prevent achievement of profitability in a timely manner;

      * our ability to introduce and gain customer acceptance of new products on a timely basis;

      * the protection of our proprietary technology

      * unforeseen development delays for new products that limit our ability to generate revenues;

      OVERVIEW

      IQ Biometrix, Inc. is a provider of biometric software and services primarily to law enforcement agencies and the security industry and is headquartered in Fremont, California. IQ Biometrix markets, distributes and sells a facial composite software tool called FACES(TM) to federal, state and local law enforcement agencies and the security industry in the United States and abroad.

      During fiscal year 2003 we derived substantially all of our revenues from sales of our FACES(TM) 3.0 product. In July 2003, we launched FACES(TM) 4.0. FACES(TM) 4.0 contains significant enhancements and new features over FACES(TM) 3.0, including the ability to use the TRAK service offered by SocialTech, Inc., which allows any police officer to create high-resolution photo bulletins and share them electronically with other law enforcement jurisdictions, the media, and the community where appropriate. Revenues in fiscal year 2002 and 2003 were derived from a diverse customer base sold mainly in units of 1 to 50. No customer was responsible for more than 2% of revenues. Approximately 85% of the increase in our revenues for this period was due to an increase in our licensing fee, although the number of licenses sold decreased by approximately 25%.

      We market and sell our products both directly through our own sales force as well as indirectly through resellers and distributors in the United States. To date, most of our sales have been in North America; however, we recently began to seek relationships with international distributors and resellers to sell our products internationally. We are continually reviewing our sales and distribution strategy to seek ways to increase sales of our product and revenues.

      Cost of revenues currently consists of inventory and packaging costs. Sales and marketing expenses consist primarily of salaries, commissions and related expenses for personnel engaged in marketing, sales and customer support, as well as costs associated with promotional activities and travel expenses. We intend to expand our sales and marketing operations and efforts substantially for our products, both domestically and internationally, in order to increase market awareness and to generate increased sales of our products. Although, we cannot be certain that any increased expenditures will result in higher revenues, we believe that continued investment in sales and marketing iscritical to our success and expect these expenses to increase in absolute dollars in the future and as a % of revenues.

      General and administrative expense consists primarily of salaries and related expenses for executive, finance, accounting, information technology, facilities, and human resources personnel. We expect these expenses to increase as we continue to add personnel and incur additional costs related to the anticipated growth of our business and to support our operations as a public company. We expect that these expenses will stabilize in the next six to twelve months as wemeet our immediate staffing needs. We expect these expenses to increase in absolute dollars but be less in the future as a % of revenue.

      Research and development expense consists primarily of salaries and related personnel expense, fees paid to consultants and outside service providers, and other expenses related to the design, development, testing and enhancement of our products. Currently we are focusing our attention on is on FACES 5.0. We are also continually seeking other products and intellectual property that could be used to enhance our current product and/or product line. We expense our research and development costs as they are incurred. We believe that a significant level of investment for product research and development is required to remain competitive. Accordingly, we expect to continue to devote substantial resources to product research and development, and we expect our research and development expense to continue to increase in the future both in absolute dollars and as a% of revenue.

      RESULTS OF OPERATIONS

      Revenues increased 181% to $138,000 for the six months ended December 31, 2003 from $49,000 for the six months ended December 31, 2002. In the three months ended December 31, 2003 revenues increased 95% to $55,000 as compared to $28,000 for the three months ended December 30, 2002. Revenues increased in the relevant periods primarily because we released our new FACES(TM) version 4.0 in July of 2003 and substantially increased our license fee. Approximately 85% of the increase in our revenues for this period was due to an increase in our licensing fee, although the number of licenses sold decreased by approximately 25%. As of December 31, 2003 approximately 60% of our revenues are derived from sales to new customers and 40% are derived from sales of upgrades to existing customers. 2003 revenues were derived primarily from the sale of FACES(TM) 4.0 while 2002 revenues were from the sale of our FACES(TM) version 3.1 and FACES(TM) version LE products.

      Sales and marketing expense increased 113% to $181,000 for the six months ended December 31, 2003 from $86,000 for the six months ended December 31, 2002. The increase was due to increased promotions and marketing expenses incurred in conjunction with the release of FACES 4.0. Of these expenses, $181,000 were paid with common stock. In the three months ended December 31, 2003 sales and marketing expense decreased to $32,000 a slight decrease from $37,000 for the three months ended December 31, 2002. Sales and marketing expense decreased due to the completion of the launch of FACESTM 4.0 in the prior quarter.

      General and administrative and consulting expense increased 276% to $2,300,514 for the six months ended December 31, 2003 from $611,000 for the six months ended December 31, 2002. In the three months ended December 31, 2003, general and administrative and consulting expense increased 164% to $869,000 from $329,000. The increased spending was mainly for investor relations of $291,000, investment banking fees of $726,000, legal fees of $563,000, and payroll of $190,000. The use of these funds is related to the company's search for additional sources of capital, partnering or acquisition opportunities and creating the corporate infrastructure needed in a public company. Of these expenses, approximately $1,996,000 was paid in the form of shares of our common stock. The increase in general and administrative expenses, during the three months ended December 31, 2003, was mainly for investor relations expenses of $80,000, investment banking fees of $429,000, legal fees of $120,000, and payroll of $40,000. Of these expenses, approximately $600,000 was paid in the form of shares of our common stock. The use of these funds is related to the company's search for additional sources of capital, partnering or acquisition opportunities. The use of these funds in the three months ended December 31, 2003 was related to the Company's search for additional sources of capital, partnering or acquisition opportunities.

      Research and development expense increased 88% to $150,000 for the six months ended December 31, 2003 from $80,000 for the six months ended December 31, 2002. In the three months ended December 31, 2003, research and development expense increased 11% to $62,000 from $55,000 for the three months ended December 31, 2002. The increase in research and development costs are primarily as a result of costs incurred in the planning and development of our next generation and researching products and intellectual property for potential partnering opportunities. Of these expenses, approximately $150,000 were paid with common stock. We anticipate research and development expenses for the development of our next generation product as well as our ongoing analysis of third party products and intellectual property to approach $250,000 in fiscal 2004.

      Interest expense increased 8,766% to $734,489 for the six months ended December 31, 2003 from $19,000 for the six months ended December 31, 2002. In the three months ended December 31, 2003 interest expense increased 1,437% to $408,381 from $9,000 for the three months ended December 31, 2002. All increases are related to the amount of issued debt of $1,800,000 compared to $200,000 at December 31, 2003 and 2002, respectively and the amortization of the debt discounts in 2004.

      LIQUIDITY AND CAPITAL RESOURCES

      As of December 31, 2003, we had cash and cash equivalents of approximately $374,000. Net cash used in operations decreased to $353,131 for the six months ended December 31, 2003 compared with $599,000 for the six months ended December 31, 2002. The $246,000 improvement was primarily the result of the issuance of 2,638,669 shares of common stock issued in lieu of cash for services of $2,382,43, amortization of debt discount of $540,000 offset by the paydown of payables and accrued liabilities of $320,000.

      Net cash provided by financing activities was about the same at $582,000 for the six months ended December 31, 2003 compared with $600,000 for the six months ended December 31, 2003.

      From our inception in 2002 we have financed our operations primarily through private sales of common stock and convertible debentures. We have negative working capital totaling $910,000 which consists of $1,208,442 of convertible investor notes, which is net of debt discounts totaling $591,558.

      There is a "Going Concern" reservation in our auditor's opinion for the year ended June 30, 2003. We are currently seeking sources of capital as we believe we may have trouble meeting and servicing our current operating cash flow requirements in the next four to six months. At December 31, 2003 we had cash of $374,000; accounts payable of $44,000, and accrued liabilities of $107,505.

      By June 1, 2004, $850,000 of the convertible notes become due and payable. We have no assurances that these notes will be converted into common stock per the terms of the debentures. We currently have no borrowings available to us under any credit arrangement, and we will look for additional debt and equity financings should cash provided from operations be insufficient to support our debt obligations and our ongoing operations of the business. Adequate funds may not be available on terms acceptable to us. If additional funds are raised through the issuance of equity securities, dilution to existing stockholders may result. If funding is insufficient at any time in the future, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our financial position, results of operations and cash flows. The Company has no material commitments for capital expenditures and there are no anticipated material capital expenditures that are reasonably expected to have a material impact on the Company.

      Even with financing, there can be no assurance that we will achieve profitability. Due to these factors, we believe that period-to-period comparisons of our results of operations are not necessarily a good indication of future performance. The results of operations in some future periods may be below the expectations of analysts and investors.

      We expect operating losses and negative operating cash flows to continue for at least the next twelve months, because of expected increases in expenses related to brand development; marketing and other promotional activities; increases in personnel; the expansion of infrastructure and customer support services; strategic relationship development; and potential acquisitions of related complementary businesses. We believe the expenses incurred here will help us to build the infrastructure necessary to increase revenues both through organic growth and through acquisitions, which we believe hold the key to our future revenue growth. We feel it will take additional products, either created in house or acquired through acquisitions, to help us increase revenue, and ultimately to reach profitability. However, we can make no assurances that these activities will achieve the desired results of increased revenues, nor that any increase in revenues will be enough to bring the company to profitability and positive cash flow.

      RECENT EVENTS

      On April 15, 2004, IQB and Wherify jointly announced the signing of a definitive agreement under which Wherify Acquisition, Inc., a wholly owned subsidiary of IQB would be merged with and into Wherify and Wherify will become a wholly-owned subsidiary of IQB in a tax-free reorganization. Under the proposed transaction, IQB will issue to the stockholders of Wherify approximately 4.7 shares of IQB common stock for each share of Wherify capital stock issued and outstanding immediately prior to the merger. IQB anticipates issuing approximately 33 million shares of its common stock pursuant to the merger assuming a one-for-four reverse split of the outstanding shares of IQB common stock. The proposed transaction has been unanimously approved by the board of directors of IQB and Wherify and is subject to certain terms and conditions, including approval by both the stockholders of IQB and Wherify If either party terminates the proposed merger under circumstances specified in the merger agreement, such party will be required to pay the other party a termination fee of $500,000. The press release and definitive merger agreement accompanied a Form 8-K filed with the SEC on April 19, 2004.

      CRITICAL ACCOUNTING POLICIES

      INTANGIBLE ASSETS

      Our intangible assets consist of a customer list acquired in the JVWEB / Biometrix acquisition in March 2002 and purchased software code. We recorded the cost of the software and amortize the cost over the estimated useful life of 3 years. We review the value of our intangible assets quarterly and determine its value. At December 31, 2003 we had a net carrying value for our intangible assets of $126,000.

      REVENUE RECOGNITION

      We adopted revenue recognition policies to comply fully with the guidance in Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." Revenue consists of shipped customer orders and completed services. We have an increasing sale order backlog, however those orders are not considered revenue until the order is shipped and services are rendered.

      We account for the licensing of software in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition. The application of SOP 97-2 requires judgment, including whether a software arrangement includes multiple elements, and if so, whether vendor-specific objective evidence (VSOE) of fair value exists for those elements. Changes to the elements in a software arrangement, the ability to identify VSOE for those elements, the fair value of the respective elements, and changes to a product's estimated life cycle could materially impact the amount of earned and unearned revenue. Judgment is also required to assess whether future releases of certain software represent new products or upgrades and enhancements to existing products.

      INFLATION

      In our opinion, inflation has not had a material effect on our operations.

      CONTROLS AND PROCEDURES

      The Company maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed in the Company's Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to the Company's management, including its Chief Executive Officer/Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure based closely on the definition of "disclosurecontrols and procedures" in Rule 13a-14(c). In designing and evaluating the disclosure controls and procedures, management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures. The Company maintains that the controls and procedures in place do provide reasonable assurance that all necessary disclosures are communicated as required.

      At the end of the period covered by this Quarterly Report, the Company carried out an evaluation, under the supervision and with the participation of the Company's management, including the Company's Chief Executive Officer/Chief Financial Officer, of the effectiveness of the design and operation of the Company's disclosure controls and procedures. Based on the foregoing, the Company's Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures were effective to ensure that all material information required to be filed in this Quarterly Report has been made known to them in a timely fashion.

      There have been no significant changes in the Company's internal controls or in other factors that could significantly affect the internal controls subsequent to the date the Company completed its evaluation.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders IQ Biometrix, Inc. Fremont,
California

We have audited the accompanying consolidated balance sheet of IQ Biometrix, Inc. as of June 30, 2003 and the related statements of operations, stockholders' deficit and cash flows for the year then ended and the period from July 10, 2001 (inception) through June 30, 2002. These financial statements are the responsibility of IQ Biometrix's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IQ Biometrix, Inc. as of June 30, 2003 and the results of its operations and its cash flows for the year then ended and the period from July 10, 2001 (inception) through June 30, 2002, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that IQ Biometrix will continue as a going concern. As shown in the financial statements, IQ Biometrix incurred net losses of $3,887,691 and $984,265 in fiscal 2003 and 2002, respectively, and has a working capital deficiency of $934,908 and a stockholders' deficit of $832,939 as of June 30, 2003. These conditions raise substantial doubt about IQ Biometrix's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


MALONE & BAILEY, PLLC
Houston, Texas

September 30, 2003

                               IQ BIOMETRIX, INC.
                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2003

                                     ASSETS



CURRENT ASSETS:
   Cash                                                      $    97,681

   Trade accounts receivable, net of allowance for
doubtful accounts of $0                                            5,973
   Note receivable, net of allowance of $350,000                  50,000
   Inventory                                                       6,008
   Prepaid expenses                                               37,882
                                                             -----------
              Total current assets                               197,544

INTANGIBLES, net                                                  94,265

OFFICE EQUIPMENT, net                                              7,704
                                                             -----------

              Total assets                                   $   299,513
                                                             ===========

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
   Convertible debentures, net of discount                   $   537,820
   Note payable                                                   50,000
   Accounts payable                                              142,920
   Accrued expenses                                              401,712
                                                             -----------
              Total current liabilities                        1,132,452
                                                             -----------

COMMITMENTS

STOCKHOLDERS' DEFICIT:
   Preferred stock, .01 par value; 10,000,000 shares
    authorized, none issued - Common stock, .01 par value;
   50,000,000 shares authorized; 18,905,885 shares
     outstanding                                                 189,059
   Additional paid-in capital                                  3,849,958
   Accumulated deficit                                        (4,871,956)
                                                             -----------
              Total stockholders' deficit                       (832,939)
                                                             -----------
              Total liabilities and stockholders' deficit    $   299,513
                                                             ===========

     See accompanying summary of accounting policies and notes to financial statements.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    YEAR ENDED JUNE 30, 2003 AND PERIOD FROM
                 JULY 10, 2001 (INCEPTION) THROUGH JUNE 30, 2002



                                                      2003            2002
                                                 ------------    ------------
REVENUES                                         $    105,772    $     98,148

OPERATING EXPENSES:
   Cost of sales                                       52,790          31,431
   Selling                                            260,477         114,003
   General and administrative                       2,896,509         776,345
   Research and development                           147,562         138,185
   Provision for uncollectible note receivable        350,000               -
   Depreciation and amortization                        3,664          22,449
                                                 ------------    ------------
                                                    3,711,002       1,082,413
                                                 ------------    ------------
         Operating loss                           (3,605,230)       (984,265)

OTHER EXPENSE:
   Interest expense                                  (282,461)             --
                                                 ------------    ------------

NET LOSS                                         $ (3,887,691)   $   (984,265)
                                                 ============    ============

BASIC AND DILUTED LOSS PER SHARE:                $       (.23)   $       (.06)
                                                 ============    ============

BASIC AND DILUTED WEIGHTED AVERAGE SHARES:         16,928,344      15,547,000
                                                 ============    ============


See accompanying summary of accounting policies and notes to financial statements.



                                                       IQ BIOMETRIX, INC.
                                        CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                  PERIOD FROM JULY 10, 2001 (INCEPTION) THROUGH JUNE 30, 2002
                                                  AND YEAR ENDED JUNE 30, 2003



                                                       COMMON STOCK              ADDITIONAL
                                              -----------------------------       PAID IN         ACCUMULATED
                                                SHARES           AMOUNT           CAPITAL           DEFICIT             TOTAL
                                              -----------       -----------     -----------      -------------      -----------
   Shares issued to founders                   12,854,231       $   128,542     $  (113,962)     $          --      $    14,580
   Merger, IQB - California and JV Web          2,341,553            23,416        (118,726)                --          (95,310)
   Sale of common stock for cash                1,100,001            11,000       1,077,492                 --        1,088,492
   Shares issued for services                     115,000             1,150          85,100                 --           86,250

   Shares issued for debt                          43,500               435          40,565                 --           41,000
   Net loss                                            --                --              --           (984,265)        (984,265)
                                              -----------       -----------     -----------      -------------      -----------

Balances, June 30, 2002                        16,454,285           164,543         970,469           (984,265)         150,747

   Sale of common stock for cash                  500,000             5,000         195,000                 --          200,000

   Shares issued for exercise of options          103,000             1,030           9,270                 --           10,300
   Shares issued for services                   1,848,600            18,486       1,588,387                 --        1,606,873
   Options issued to consultants                       --                --         184,630                 --          184,630
   Debt discount, convertible debentures               --                --         879,641                 --          879,641
   Debt discount, note payable                         --                --          22,561                 --           22,561
   Net loss                                            --                --              --         (3,887,691)      (3,887,691)
                                              -----------       -----------     -----------      -------------      -----------
Balances, June 30, 2003                        18,905,885       $   189,059     $ 3,849,958      $  (4,871,956)     $  (832,939)
                                              ===========       ===========     ===========      =============      ===========


                       See accompanying summary of accounting policies and notes to financial statements.



                               IQ BIOMETRIX, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEAR ENDED JUNE 30, 2003 AND PERIOD FROM
                 JULY 10, 2001 (INCEPTION) THROUGH JUNE 30, 2002



                                                         2003           2002
                                                     -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                          $(3,887,691)   $  (984,265)
   Adjustments to reconcile net loss to net
      cash used in operating activities:
      Depreciation and amortization                       30,603         22,449
      Stock  and options issued for services           1,791,503        100,830
      Amortization of debt discount                      240,022             --
      Provision of doubtful notes receivable             350,000             --
   Change in assets and liabilities:
         Trade accounts receivable                        (5,973)            --
         Prepaid expenses and other current assets       (11,603)            --
         Inventory                                        24,952        (31,000)
         Accounts payable                                 85,806          2,804
         Accrued liabilities                             401,712             --
                                                     -----------    -----------
Net cash used in operating activities                   (980,669)      (889,182)
                                                     -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of intangible asset                          (63,002)       (80,818)
   Advance to IQ Entertainment                                --        (26,279)
   Advance to NSS                                       (400,000)            --
   Purchase of office equipment                          (11,161)            --
                                                     -----------    -----------
Net cash used in investing activities                   (474,163)      (107,097)
                                                     -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from sale of common stock                    200,000      1,088,492
   Stock options exercised                                10,300             --
   Sale of convertible debentures                      1,200,000             --
   Proceeds from note payable                             50,000             --
                                                     -----------    -----------
Net cash provided by financing activities              1,460,300      1,088,492
                                                     -----------    -----------

NET INCREASE  IN CASH                                      5,468         92,213
SH EQUIVALENTS, beginning of year                         92,213             --
                                                     -----------    -----------
CASH AND CASH EQUIVALENTS, end of year               $    97,681    $    92,213
                                                     ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Payment of interest                               $        --    $        --
                                                     ===========    ===========
   Payment of taxes                                  $        --    $        --
                                                     ===========    ===========
NONCASH DISCLOSURES
   Common stock issued to pay debt                   $        --    $    41,000
                                                     ===========    ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                               IQ BIOMETRIX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

IQ Biometrix, Inc. ("IQ Biometrix") is a security software and services company headquartered in Fremont, California. IQ Biometrix is a provider of facial composite software to local and national law enforcement agencies, the US military and other government agencies across North America.

The FACES technology is a software tool that allows the creation and re-creation of billions of human faces. FACES replaces the need for a human sketch artist. This advanced technology can be used by any agency or organization whose responsibility lies in the public safety and security arena. The morphological coding of the FACES database of approximately 6,000 facial features has made it possible to set an industry standard for the comparison of facial images from law enforcement agencies, private security and businesses.

IQ Biometrix California, Inc. ("IQB - California") was formed July 10, 2001 as a California corporation to purchase certain software-related assets from a Canadian bankruptcy court from a former Canadian company named InterQuest, Inc. ("InterQuest"). The software was developed in Canada beginning in 1988. The software was completed and marketing was begun in 1998. In 2000, InterQuest filed for bankruptcy protection in a Canadian court and went dormant. IQB - California arranged for purchase of the software, and various packaging supplies in 2001 and paid $118,818 in early 2002. The purchase price was allocated as follows: $80,818 to software and $38,000 to supplies inventory..

On March 22, 2002, IQB - California agreed to a reorganization with JVWeb, an inactive publicly-traded Delaware company. Pursuant to this acquisition, IQ Biometrix - California shareholders agreed to exchange all of their shares for 12,854,231 shares of JVWeb. JVWeb also formed a new wholly-owned subsidiary, IQB Acquisition Corporation, which was renamed at the merger date to IQ Biometrix Operations, Inc., a Delaware company. IQB - California was merged into IQ Biometrix Operations, Inc. which remains a wholly-owned subsidiary of JVWeb. This reorganization is accounted for as a "reverse merger" with IQ Biometrix - California (now IQB Operations, Inc.) treated as the acquiror which purchased JVWeb and accounted for the acquisition using the purchase method. IQ Biometrix officially changed its name to IQ Biometrix, Inc. in October 2002.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of IQ Biometrix, Inc. and its subsidiary IQB Operations after the elimination of inter-company accounts and transactions.

CASH AND CASH EQUIVALENTS

IQ Biometrix considers all highly liquid debt instruments with original maturities not exceeding three months to be cash equivalents. At June 30, 2003, IQ Biometrix did not hold any cash equivalents.

INVENTORIES

Inventories are valued at the lower of cost (first-in, first-out method) or market. IQ Biometrix periodically reviews for obsolete and slow-moving inventory based on historical usage, and future requirements. At June 30, 2003, inventory consisted of packaging materials related to the FACES 4.0 software.

                               IQ BIOMETRIX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OFFICE EQUIPMENT

Equipment is stated at cost. Depreciation is computed using the straight-line method over 3 years.

INTANGIBLES

Intangibles consist of software, including purchased software, and development of new software products and enhancements to existing software products. Until technological feasibility is established, costs associated with software development, including costs associated with the acquisition of intellectual property relating to software development, is expensed as incurred. After technological feasibility is established and until the products are available for sale, software development costs are capitalized and amortized over the greater of the amount computed using (a) the ratio that current gross revenue for the product bears to the total of current and anticipated future gross revenue for that product or (b) the straight line method over the estimated economic life of the product including the period being reported on. The amortization period has been determined as the life of the product, which is three years.

During fiscal 2002 and 2003, IQ Biometrix's software costs were amortized using the straight-line method over three years resulting in $26,939 of amortization in fiscal 2003, which is included in cost of goods sold in the accompanying statement of operations. The Company estimates its amortization expense to be approximately $48,000 in fiscal 2004, $26,000 in fiscal 2005 and $21,000 in fiscal 2006.

The following summarizes intangible assets at June 30, 2003:



Original software cost                               $  80,818
FACES 4.0 upgrade                                       62,002
                                                     ---------
                                                       143,820
Less: accumulated amortization                          49,555
                                                     ---------
                                                     $  94,265
                                                     =========



REVENUE RECOGNITION

IQ Biometrix follows the provisions of the statement of position "SOP" 97-2, Software Revenue Recognition as amended by SOP 98-9, Modification of SOP 97-2 Software Revenue Recognition, with Respect to Certain Transactions. Generally, IQ Biometrix recognizes revenue when it is realized or realizable and earned. IQ Biometrix considers revenue realized or realizable and earned when persuasive evidence of an arrangement exists, the product has been shipped or the services have been provided to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. IQ Biometrix reduces revenue for estimated customer returns, rotations and sales rebates when such amounts are estimable. When not estimable, IQ Biometrix defers revenue until the product is sold to the end customer. As part of its product sales price, IQ Biometrix provides telephone support, which is generally utilized by the customer shortly after the sale. The cost of the phone support is not significant but is accrued in the financial statements. To date, IQ Biometrix has not had any product returns.

IQ Biometrix recognizes revenue for training on the date the training is performed. IQ Biometrix has only recognized approximately $10,000 related to training revenue since inception.

INCOME TAXES

The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. IQ Biometrix records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

LOSS PER COMMON SHARE

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding.

Diluted net loss per common share is computed by dividing the net loss, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For fiscal 2003 and 2002, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

USE OF ESTIMATES

In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the income statement. Actual results could differ from those estimates.

STOCK BASED COMPENSATION

IQ Biometrix adopted the disclosure requirements of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation (FAS No. 123) and FAS No. 148 with respect to pro forma disclosure of compensation expense for options issued. For purposes of the pro forma disclosures, the fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model. Had IQ Biometrix recorded compensation expense for the fair value of stock options, net loss and loss per share would have been affected as indicated by the pro forma amounts below.

IQ Biometrix applies APB No. 25 in accounting for its stock option plans and, accordingly, no compensation cost has been recognized in IQ Biometrix's financial statements for stock options under any of the stock plans which on the date of grant the exercise price per share was equal to or exceeded the fair

                               IQ BIOMETRIX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

value per share. However, compensation cost has been recognized for warrants and options granted to non-employees for services provided. If under FAS No. 123, IQ Biometrix determined compensation cost based on the fair value at the grant date for its stock options, net loss and loss per share would have been increased to the pro forma amounts indicated below:


                                                  2003           2002
                                              -----------    -----------
Net loss
   As reported                                $(3,887,691)   $  (984,265)
   Deduct: total stock based employee
      compensation expense determined under
        fair value method                        (466,340)            --
                                              -----------    -----------

Pro forma                                     $(4,354,031)   $  (984,265)
                                              ===========    ===========

Basic and diluted loss per share
   As reported                                $      (.23)   $      (.06)
                                              ===========    ===========
   Pro forma                                  $      (.26)   $      (.06)
                                              ===========    ===========



The weighted average fair value of each option granted under IQ Biometrix's employee option plans during fiscal 2003 and 2002 was approximately $.75 and $0, respectively. These amounts were determined using the Black Scholes option-pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, expected dividend payments and the risk-free interest rate over the expected life of the option. The dividend yield was zero in 2003 and 2002. The expected volatility was based on the historic stock prices. The expected volatility was 133%, and .001% for 2003 and 2002, respectively. The risk-free interest rate was the rate available on zero coupon U.S. government issues with a term equal to the remaining term for each grant. The risk-free rate was 3.5% in 2003 and 5% in 2002. The expected life of the options was estimated to be five years.

The effects of applying FAS 123 on providing pro-forma disclosures are not necessarily likely to be representative of the effects on reported net income for future years

RECENT ACCOUNTING PRONOUNCEMENTS

IQ Biometrix does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

NOTE 2 - GOING CONCERN

IQ Biometrix's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business for the foreseeable future. Since inception in July 2001, IQ Biometrix has accumulated losses aggregating $4,871,956, has a negative working capital of $934,908; and negative stockholders' equity of $832,939 as of June 30, 2003 all of which all raise substantial doubt about IQ Biometrix's ability to continue as a going concern

Management's plans for IQ Biometrix's continued existence include selling additional stock or borrowing additional funds to pay overhead expenses while current marketing efforts continue to raise its sales volume. In July 2003, IQ Biometrix started shipping Faces 4.0.

                               IQ BIOMETRIX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

IQ Biometrix's future success is dependent upon its ability to achieve profitable operations, generate cash from operating activities and obtain additional financing. There is no assurance that IQ Biometrix will be able to generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds.

IQ Biometrix's inability to obtain additional cash could have a material adverse effect on its financial position, results of operations and its ability to continue in existence. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 -NOTE RECEIVABLE

IQ Biometrix loaned a private company $400,000 as part of a Letter of Intent (the "LOI") dated May 2, 2003 between IQ Biometrix and the private entity whereby IQ Biometrix would acquire the private company. The transaction was terminated and the private company signed a note receivable bearing interest at 10%, secured by the private company's accounts receivable. The private company defaulted under the original agreement and signed a revised note on September 19, 2003 with various payments due through December 31, 2003, at which time a final $150,000 payment is due.

In September 2003 the private entity made payments totaling $50,000, however, they did not make the entire payment due under the agreement on September 30, 2003. Due to the uncertainty of collectibility, IQ Biometrix recorded a provision for uncollectible notes receivable totaling $350,000 in fiscal 2003.

NOTE 4 - ACCRUED EXPENSES

Accrued expenses consisted of the following at June 30, 2003


Accrued stock rights                          $       168,000
Accrued salaries                                      109,647
Reimbursable expenses due to officers                  51,024
Accrued interest                                       36,573
Accrued insurance premium                              20,321
Other                                                  16,147
                                              ---------------
                                              $       401,712
                                              ===============




NOTE 5 - NOTE PAYABLE

On December 1, 2002, IQ Biometrix received $50,000 for a 10% unsecured demand note payable from a former officer and current director. The note balance at June 30, 2003 is $50,000. In connection with the note, IQ Biometrix issued 40,000 warrants at $.01 exercisable anytime for 5 years. These shares were recorded as interest expense at their estimated fair value of $19,112. In addition, the director receives an additional 5,000 warrants per month until the debt is paid in full. At June 30, 2003, the director earned an additional 20,000 warrants exercisable at $.01 per share. IQ Biometrix recorded additional interest expense totaling $22,561 related to the fair value of the warrants issued.

                               IQ BIOMETRIX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - CONVERTIBLE DEBENTURES

In August and September 2002, IQ Biometrix sold convertible debentures with a face value of $350,000 to various individuals. The debentures are convertible into shares of IQ Biometrix at the option of the holder at 80% of the average closing price as of date of conversion, with a minimum conversion amount of $.50 and a maximum conversion amount of $1.50 per share. The debentures accrue interest at 6% per annum and were due on August 1, 2003, but were not paid. The conversion price of the debentures is subject to adjustment at any time as the result of any subdivision, stock split, and combination of shares or recapitalization. These notes were registered as part of IQ Biometrix SB-2 registration statement filed August 1, 2003. Each debenture holder should have received 10,000 shares of common stock per $100,000 loaned as an origination fee. As of June 30, 2003, no shares have been issued.

In March, April, and May 2003, IQ Biometrix sold convertible debentures with a face value of $400,000 and warrants to acquire up to 1,600,000 shares of common stock to two investors. The debentures are convertible into shares of IQ Biometrix at $.20 per share at maturity or upon prepayment of at least 75% of the face amount at the option of the holder. The debentures are due on April 1, 2004 and accrue interest at 10% per annum payable at maturity. At the option of the holder, the interest can be paid in either cash or additional shares of common stock. Warrants exercisable for 400,000 shares of IQ Biometrix common stock were issued upon the closing of this transaction and additional warrants exercisable for 400,000 shares of IQ Biometrix common stock are issued every quarter until the debentures mature. The warrants are exercisable for a period of five years from the date of issuance. The conversion price of the debentures and exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock split, and combination of shares or recapitalization. These notes were registered as part of IQ Biometrix SB-2 registration statement filed August 1, 2003.

In May and June 2003, IQ Biometrix sold convertible debentures with a face value of $400,000 and warrants exercisable for up to 320,000 shares of IQ Biometrix common stock to two individuals. The debentures are convertible into shares of IQ Biometrix at $.30 to $.50 per share at maturity or upon prepayment of at least 75% of the face amount at the option of the holder. The debentures are due on June 1, 2004 and accrue interest at 10% per annum payable at maturity. At the option of the holder, the interest can be paid in either cash or additional shares of common stock. The warrants are exercisable at $.50 per share for a period of five years from the date of issuance. The conversion price of the debentures and exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock split, and combination of shares or recapitalization. These notes were registered as part of IQ Biometrix's SB-2 registration statement filed August 1, 2003.

Under generally accepted accounting principles, IQ Biometrix is required to record the value of the beneficial conversion feature of these convertible debentures as a debt discount. In addition, the value of the warrants using the Black Scholes method is also recorded as a debt discount. The total debt discount recorded on the sales of convertible debentures during fiscal 2003 was approximately $879,000. This debt discount will be amortized and charged to interest expense over the terms of the respective debentures. In the event the investors convert the debentures prior to the maturity of the agreements then generally accepted accounting principles require IQ Biometrix to expense the unamortized balance of the debt discount in full.

Through June 30, 2003, $223,084 has been recorded as non-cash interest expense on IQ Biometrix income statement relative to the amortization of debt discount on these convertible debentures. Going forward, IQ Biometrix will incur non-cash interest expense of approximately $664,000 through June 30, 2004.

Accrued and unpaid interest on these notes is $33,604 at June 30, 2003.

                               IQ BIOMETRIX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7 - CAPITAL STOCK

The total number of shares of capital stock which IQ Biometrix has the authority to issue is 60,000,000 shares. This included 10,000,000 shares of $.01 par value preferred stock and 50,000,000 share of $.01 par value common stock. The board of directors is authorized to create the preferred stock and designate the powers, preferences and rights of the preferred stock.

On November 15, 2002, IQ Biometrix entered into an agreement with Special Equity IV, L.P. to sell 500,000 shares of IQ Biometrix common stock to Special Equity IV, L.P. at a purchase price of $.40 per share. The closing price of IQ Biometrix common stock on November 15, 2002 was $.41 per share. The purchase of the shares was made in two tranches of $100,000, the first occurring on November 15, 2002 and the second occurring on December 15, 2002.

During fiscal 2003, consultants exercised options to purchase 103,000 shares of common stock. IQ Biometrix received proceeds of $10,300. As of June 30, 2003, these shares have not been issued by the transfer agent but are shown as issued and outstanding in the accompanying financial statements.

During fiscal 2003, IQ Biometrix issued 1,848,600 shares of its common stock to various non-employees for consulting services. The stock was valued using the closing price of the Company's common stock on the date issued and expensed immediately because, in general, the consultants had fully performed the services. This is in accordance with EITF 00-18, Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees, which requires recognizing equity instruments when issued if no obligation to earn the equity instrument exists.

NOTE 8 - STOCK OPTIONS AND WARRANTS

IQ Biometrix's 2001 Stock Option Plan provides for the grant of both qualified and non-qualified stock options to directors, employees and consultants. The option grants are administered by the Board of Directors, who have substantial discretion to determine which persons, amounts, time, price, exercise terms, and restrictions, if any.

The following table summarizes stock option activity:


Outstanding, July 10, 2001( Inception)                --
Granted                                        3,190,162
Canceled or expired                             (880,000)
Exercised                                             --
                                              ----------
Outstanding, June 30, 2002                     2,310,162
                                              ==========
Exercisable at June 30, 2002                   1,569,000
                                              ==========
Weighted-average option price for
   options granted during the year            $      .10
                                              ==========

Outstanding, July 1, 2002                      2,310,162
Granted                                        1,855,000
Canceled or expired                              (58,320)
Exercised                                       (103,000)
                                              ----------
Outstanding, June 30, 2003                     4,003,842
                                              ==========
Exercisable at June 30, 2003                   2,738,871
                                              ==========
Weighted-average option price for
   options granted during the year            $      .32
                                              ==========
Average remaining years of contractual life            4
                                              ==========

                               IQ BIOMETRIX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Included in the 1,855,000 options issued during fiscal 2003 were 330,000 options issued to third party consultants. During fiscal 2003, IQ Biometrix expensed $184,630 related to the fair value of the options issued to these consultants. The fair value was determined using the Black Scholes pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, expected dividend payments and the risk-free interest rate over the expected life of the option. The dividend yield was zero. The expected volatility of 133% was based on the historic stock prices. The risk-free interest rate was the rate available on zero coupon U.S. government issues with a term equal to the remaining term for each grant. The risk-free rate was 3.5% in 2003. The expected life of the options was estimated to be five years.

The amount the Company expensed in fiscal 2003 related to options outstanding in fiscal 2003 expense was calculated based on the vesting period of the options. As of June 30, 2003, 220,000 shares underlying the options were vested leaving 110,000 shares unvested. The fair value of the unvested options will be measured using the Black Scholes pricing model at the end each future reporting period and the fair value of the shares vesting during that period will be expensed.

The following table summarizes stock warrant activity:


Outstanding, July 1, 2002                              --
Granted                                         1,720,000
Canceled or expired                                    --
Exercised                                              --
                                              -----------
Outstanding, June 30, 2003                      1,720,000
                                              ===========
Exercisable at June 30, 2003                    1,720,000
                                              ===========
Weighted-average exercise price               $       .74
                                              ===========



In June 2003, IQ Biometrix issued warrants exercisable for 320,000 shares of the Company's common stock to investors in connection with a sale of convertible debentures in the amount of $400,000. IQ Biometrix valued these warrants using the Black Scholes pricing model and will amortize the cost of the warrants over the term of the debentures and will include thses costs as part of the debt discount.

In April 2003, IQ Biometrix issued 400,000 warrants to investors in connection with a sale of convertible debentures in the amount of $400,000. IQ Biometrix valued these warrants using the Black Scholes pricing model and will amortize the cost of the warrants over the term of the debentures and will include these costs as part of the debt discount. In addition to these warrants, the debenture holders will be issued 400,000 additional warrants each quarter until maturity of the debentures unless IQ Biometrix pays the debt prior to maturity.

In December 2002, IQ Biometrix issued warrants to acquire 1,000,000 shares of IQ Biometrix common stock in connection with the purchase of a note receivable from a related party (see note 11).

The fair value of the warrants was determined using the Black Scholes pricing model, which values warrants based on the stock price at the grant date, the expected life of the warrant, the estimated volatility of the stock, expected dividend payments and the risk-free interest rate over the expected life of the option. The dividend yield was zero in 2003 and 2002. The expected volatility was based on the Company's historic stock prices. The expected volatility was 138% for all warrants issued in 2003. The risk-free interest rate was the rate available on zero coupon U.S. government issues with a term equal to the remaining term for each grant. The risk-free rate was 3.5% in 2003 and the expected life of the warrants was estimated to be five years.

NOTE 9 - INCOME TAXES

Income taxes are not due since IQ Biometrix has incurred a loss since inception. IQ Biometrix has deductible net operating losses of approximately $2,300,000 at June 30, 2003. These expire in 2022 and 2023.

Components of deferred tax assets and liabilities at June 30, 2003 are as follows:


Deferred tax liabilities                      $        --
Deferred tax assets:
   Allowance for doubtful accounts                120,000
   Net operating loss carryforward                774,000
                                              -----------
                                                  894,000
Valuation allowance                              (894,000)
                                              -----------
   Net deferred tax asset                     $        --
                                              ===========


IQ Biometrix has recorded a full valuation allowance against its deferred tax asset since it believes it is more likely than not that such deferred tax asset will not be realized. The valuation allowance for deferred tax assets as of June 30, 2003 is approximately $894,000. The net change in the total valuation allowance for the years ended June 30, 2003 and 2002 was an increase of $588,000 and $306,000, respectively.

                               IQ BIOMETRIX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - COMMITMENTS

IQ Biometrix signed an office space lease effective February 1, 2003 and expiring January 31, 2004. The rent amount is $935 per month. During the period ended June 30, 2003, rent expense was $91,808.

NOTE 11 - RELATED PARTY TRANSACTIONS

On November 15, 2002, the Company entered into a letter of intent with Special Equity IV, L.P. pursuant to which the Company agreed to issue 700,000 shares of its common stock and warrants to acquire 1,000,000 shares of common stock at $1.00, to Special Equity IV, L.P. as consideration for the acquisition of the Mvion Note and underlying collateral. At the time the Company entered into the letter of intent, very little due diligence on the value of the note or the technology securing the note was performed based upon the personal assertions of Mr. Eric McAfee, one of the members of the Company's Board of Directors, that the deal was fair as structured based on his personal knowledge of the Mvion technology which secured the note. In conjunction with Mr. McAfee's representations regarding the viability of the software and the note, Mr. McAfee pledged 700,000 of his own shares of Company common stock as collateral to the Company to proceed with the transaction. Although the transaction between the Company and Special Equity IV, L.P. was consummated on February 11, 2003, Mr. McAfee thereafter failed and refused to sign his portion of the agreements memorializing the transaction or to deliver the certificates representing his pledged shares despite repeated requests by the Company. Ultimately, Mr. McAfee was asked to step down from the board of the Company on February 18, 2003. As part of a settlement and release between the Company and Mr. McAfee executed on November 10, 2003 which settled all claims, the Company released its claim to the pledged shares as part of the settlement. IQ Biometrix acquired the note in order to acquire the assets securing the note by issuing shares of its common stock in exchange for the note receivable and the assignment of the security interest. It was later deemed to costly to reapply for patents on the technology as well as to integrate the technology at this time into the software. The Company recorded an asset of $10,000 related to the value of the security interest in the intellectual property and expensed the difference in the accompanying statement of operations.

As of June 30, 2003, the 700,000 shares of common stock have not been issued During 2003, the Company recorded a liability of $168,000 based on the stock price on the date of the agreement. The amount recorded is included in accrued liabilities in the accompanying balance sheet.

The exercisability of the warrants lapses over time as follows: 100,000 in July 2003 and 150,000 shares per month from August 2003 through January 2004.

NOTE 12 - SUBSEQUENT EVENTS

Subsequent to June 30, 2003, IQ Biometrix issued 2,638,669 shares of its common stock to various consultants. IQ Biometrix recorded $2,382,431 in expense based on the closing price of the stock on the date issued.

In October 2003, IQ Biometrix issued to two individual investors 6% convertible debentures in the principal amount of $200,000 due in one year, and convertible anytime by the holder into IQ Biometrix common stock at a conversion price of $.64 per share. In connection with this transaction, IQ Biometrix issued to the investors warrants exercisable for 160,000 shares of IQ Biometrix common stock at an exercise price of $1.25 per share.

In September 2003, IQ Biometrix sold convertible debentures with a face value of $500,000 and warrants to acquire up to 400,000 shares of IQ Biometrix at $1.25 per share. The debentures are convertible into shares of IQ Biometrix at $.64 per share.

In September 2003, IQ Biometrix issued 80,000 shares of common stock and warrants to acquire 40,000 shares of common stock at $1.25 per share to an individual for consulting services. The Company recorded expense totaling $68,000 for the stock issued based on the closing market price on the date issued. The fair value of the warrants totaled $14,400 and was determined using the Black Scholes option-pricing model, which values warrants based on the stock price at the grant date, the expected life of the warrant, the estimated volatility of the stock, expected dividend payments and the risk-free interest rate over the expected life of the option. The dividend yield was zero, the expected volatility was 138% and the risk-free interest rate was 3.5% and the expected life of the warrants was estimated to be five years.

                               IQ BIOMETRIX, INC.
                     CONSOLIDATED BALANCE SHEET (unaudited)
                                 MARCH 31, 2004



                                     ASSETS
CURRENT ASSETS:
Cash                                                                $    72,686
Trade accounts receivable, net of allowance
  for doubtful accounts of $0                                            34,433
Inventory                                                                 4,821
Other                                                                   149,809
                                                                    -----------
                      Total current assets                              261,749
INTANGIBLES, net                                                        108,559
OFFICE EQUIPMENT, net                                                     6,568
                                                                    -----------
                      Total assets                                  $   376,876
                                                                    ===========
                     LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Convertible debentures, net of discount                             $ 1,676,133
Accounts payable                                                         52,994
Accrued expenses                                                         96,004
                                                                    -----------
                      Total current liabilities                       1,825,131
COMMITMENTS

STOCKHOLDERS' DEFICIT:
Preferred stock, $.01 par value; 10,000,000 shares
  authorized, none issued - Common stock, $.01 par value;
   50,000,000 shares authorized, 23,903,545 shares outstanding, $239,036; additional paid-in capital
   $8,877,622; Accumulated deficit ($10,564,913)

                      Total stockholders' deficit                    (1,448,255)
                                                                    -----------
                      Total liabilities and stockholders' deficit   $   376,876
                                                                    ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                                       IQ BIOMETRIX, INC.
                             CONSOLIDATED STATEMENTS OF OPERATIONS
                                          (Unaudited)



                                    FOR THE THREE MONTHS ENDED        FOR THE NINE MONTHS ENDED
                                             MARCH 31,                         MARCH 31,
                                   ----------------------------     ---------------------------
                                        2004           2003              2004           2003
                                   ------------    ------------     -----------    ------------

Revenue - software sales           $     72,158    $     44,986     $   210,512    $     73,291

Operating expenses
     Cost of sales                       32,503           3,181          83,585          17,303
     Selling expense                    122,799          28,416         303,613         114,300
     General and administrative       1,897,081         300,125       4,208,635         855,324
     Research and development            21,750           6,330         171,918          86,597
     Interest, net                      383,561           6,206       1,108,009          25,318
     Impairment                               0               0          20,042          52,401
     Depreciation/Amortization              993           6,818           7,668          20,328
       Total operating expenses       2,458,687         351,076       5,903,469       1,171,571


Net Loss                           $ (2,386,529)   $   (306,090)    $(5,692,957)   $ (1,098,280)



Basic and Diluted loss per share         ($0.11)         ($0.02)         ($0.27)         ($0.07)
Weighted average shares
     outstanding                     22,225,077      17,088,647      21,171,763      16,702,777


                               IQ BIOMETRIX, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (Unaudited)



                                                     FOR THE NINE MONTHS ENDED
                                                             MARCH 31,
                                                    --------------------------
                                                        2004           2003
                                                    -----------    -----------
OPERATING ACTIVITIES:

     Net loss                                       $(5,692,957)   $(1,098,280)

     Adjustments to reconcile net loss to
       net cash used in operating activities
         Depreciation and amortization                   55,685         20,328
         Stock Warrants issued as interest
          on loans                                           --         19,112
         Common stock issued for services             4,836,978         64,868
         Common stock issued for debt                   190,962             --
         Writeoff of advance to former director              --         52,401
         Amortizatoin of debt discount                  358,316           --
          Changes in assets and liabilities:
            Account receivable                          (28,460)        (3,248)
            Advance to IQ Entertainment                      --        (26,121)
            Inventory                                     1,187         12,000
            Prepaid expenses                           (110,977)            --
            Accounts payable and accrued
             expenses                                  (265,637)       221,309
                                                    -----------    -----------
     Net cash used in operating activities             (654,902)      (737,631)
                                                    -----------    -----------

      Investing activities
            Purchase of fixed assets                     (1,845)            --
            Purchase of intellectual property           (66,998)            --
            Note receivable                              50,000             --
            Increase in Deposits                           (950)          (950)
                                                    -----------    -----------
     Net cash used in investing activities              (19,793)          (950)
                                                    -----------    -----------

     Financing activities
            Proceeds from sale of common stock               --        200,000
            Proceeds from exercise of options            49,700             --
            Proceeds from new convertible
              notes payable                             650,000        400,000
            Payments on demand notes payable            (50,000)            --
            Proceeds from demand notes payable               --         50,000
                                                    -----------    -----------
     Net cash provided by financing activities          649,700        650,000
                                                    -----------    -----------

     Net increase (decrease) in cash                (24,995.100)       (88,581)

     Cash, beginning of year                             97,681         92,213
                                                    -----------    -----------

     Cash, end of year                                   72,686          3,632
                                                    ===========    ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                               IQ BIOMETRIX, INC.
                      NOTES TO INTERIM FINANCIAL STATEMENTS
                                   (Unaudited)


NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of IQ Biometrix, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in IQ Biometrix's 2003 Annual Report filed with the SEC on Form 10-KSB. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for 2003 as reported in the 10-KSB have been omitted.

NOTE 2 - CONVERTIBLE NOTES PAYABLE

Under generally accepted accounting principles, IQ Biometrix is required to record the value of beneficial conversion features of convertible debentures as a debt discount. In addition, the value of any underlying warrants using the Black Scholes method is also recorded as a debt discount. This debt discount will be amortized and charged to interest expense over the term of the respective debenture agreements. In the event the investors convert the debentures prior to the maturity of the agreements then generally accepted accounting principles require IQ Biometrix to expense the unamortized balance of the debt discount in full.

NOTE 3 - STOCK ISSUANCES

During the nine and three month periods ended March 31, 2004, IQ Biometrix issued:

* 452,840 shares for $49,700 in cash as part of option exercises, of which 180,000 shares were exercised for $18,000 in the three month period ending March 31, 2004.

* 3,524,072 shares to consultants for corporate development, marketing, investment banking, investor relations and sales support services valued at $4,023,131 of which 925,403 shares worth $1,683,499 were issued in the three month period ending March 31, 2004.

* 189,637 shares to a board member in repayment of debt, and payment for consulting services and expense reimbursements valued at $123,264 were issued in the nine month period ended March 31, 2004.

* 71,111 shares in payment of intellectual property valued at $80,000 in the nine month period ended March 31, 2004.

* 60,000 shares in payment of accrued but unpaid interest valued at $55,800 were issued in the nine month period ended March 31, 2004.

* 700,000 shares issued related to accrued stock issuance totaling $168,000 at June 30, 2003.

NOTE 4 - SUBSEQUENT EVENTS:

On April 15, IQ Biometrix and Wherify Wireless announced a merger. Under the Agreement, Wherify will become a wholly-owned subsidiary of IQ Biometrix in a tax-free reorganization. IQ Biometrix as the surviving entity will change its name to Wherify Wireless, Inc. On April 19, 2004, a form 8-K was filed containing the press release and definitive agreement.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                              OPERATIONS OF WHERIFY

GENERAL

      Wherify Wireless, Inc. is a provider of wireless location products and services. Our products and services are used specifically for child safety, parental supervision, personal protection, Alzheimer and memory loss supervision, law enforcement, animal identification and location, and personal property tracking. The company's proprietary integration of communication technologies enables customers to obtain real-time location information for individuals and property directly through the internet or any phone.

      During fiscal year 2003 we derived substantially all of our revenues from sales of our GPS Locator product and related services. This product has reached the end of its life and therefore, we do not expect to derive substantial revenues from this product in the future. We are currently developing our second generation product - the GPS Locator Phone, which we expect to launch in the second quarter of fiscal year 2005. We expect to derive substantially all of our revenues in fiscal year 2005 from sales of the GPS Locator Phone product and related services.

      We market and sell our GPS Locator products both directly through our own web site as well as indirectly through resellers and distributors in the United States. To date, most of our sales have been in North America. We continually review our sales and distribution strategy to seek ways to increase sales of our product and revenues. We have stopped marketing and promoting the GPS Locator product and are currently developing our second generation products which are tentatively scheduled for beta release in the 1st quarter of fiscal 2005, with a full release in the 2nd quarter of fiscal 2005.

      Cost of revenues currently consists of actual manufacturing costs as well as the cost of the services, which support the product. These items include the services of Sprint, the carrier used with our current service as well as the costs of our offsite data center where we house the computer and locator systems used in the location service for our locator watches. We recently announced that we have selected ModusLink Corporation (formerly Modus Media International) to provide outsourced customer care, billing, order management and supply chain management services.

      Sales and marketing expenses consists primarily of salaries, commissions and related expenses for personnel engaged in marketing, sales and customer support, as well as costs associated with promotional activities and related travel expenses.

      General and administrative expense consists primarily of salaries and related expenses for executive, finance, accounting, information technology, facilities and human resources personnel. We expect these expenses to increase only slightly over the next quarter in the areas of legal, accounting and outside services as we prepare filings and other information needed for the pending merger with IQ Biometrix, Inc. Accounting and legal costs are expected to increase following the merger as the company's reporting requirements will be increased as a public entity.

      Research and development expense consists primarily of salaries and related personnel expense and expenses related to the design, development, testing and enhancement of our products. Currently we are focusing our attention on developing our second-generation product.

      On April 15, 2004, IQB and Wherify Wireless, Inc. jointly announced the signing of a definitive agreement under which Wherify Acquisition, Inc., a wholly owned subsidiary of IQB would be merged with and into Wherify Wireless, Inc. Under the proposed transaction, IQB will issue to the shareholders of Wherify approximately 4.7 shares of IQB common stock for each share of Wherify capital stock issued and outstanding immediately prior to the merger. IQB anticipates issuing approximately 33 million shares of its common stock pursuant to the merger assuming a one-for-four reverse split of the outstanding shares of IQB common stock. The proposed transaction has been unanimously approved by the board of directors of IQB and Wherify Wireless, Inc. and is subject to certain terms and conditions, including approval by both the stockholders of IQB and the shareholders of Wherify Wireless, Inc. If either party terminates the proposed merger under circumstances specified in the merger agreement, such party will be required to pay the other party a termination fee of $500,000. The press release and definitive merger agreement accompanied a Form 8-K filed with the SEC on April 19, 2004.

  NINE MONTHS ENDED MARCH 31, 2004 COMPARED TO NINE MONTHS ENDED MARCH 31, 2003

Revenues for the nine months ended March 31, 2004 decreased by $438,000 or 77% from $566,000 for the nine months ended March 31, 2003 to $128,000 for the nine months ended March 31, 2004. Revenues decreased as Wherify's first generation product reached the end of its life and Wherify concentrated on developing its next generation product, which is tentatively scheduled for release sometime in the third quarter of fiscal 2005.

Gross margin decreased by $435,000 or 162% to a negative $162,000 in the first nine months of 2004 compared to the gross margin of $268,000 for the first nine months of 2003. This decrease in gross margin was due primarily to reduced sales of Wherify's first generation product, which is reaching the end of its life. The cost of Wherify's location service center is fixed. Therefore, as sales decline, the costs associated with Wherify's location service center represent a higher percentage of Wherify's cost of sales.

General and administrative expenses decreased $90,000 or 3% from $3.11 million for the first nine months of 2003 to $3.02 million for the first nine months of 2004. This decrease was due primarily to reduced spending on various items such as travel, supplies, accounting and legal services, plus a reduction in bad debt reserve of approximately $280,000. These reductions were partially offset by a $250,000 bonus paid to Wherify's Chairman in February 2003 for facilitating financing activities.

Selling expenses decreased $1.15 million or 73% from $1.57 million for the first nine months of 2003 to $422,000 for the first nine months of 2004. This decrease was primarily due to the lack of promotional spending during the nine months ended March 31, 2004 as Wherify's first generation product comes to the end of its life, as compared to the approximately $1.1 million Wherify spent during the nine months ended March 31, 2003 when it launched its first generation product.

Research and development expenses decreased $1.07 million or 35% from $3.07 million for the first nine months of 2003 to $2.0 million for the first nine months of 2004. This decrease was due primarily to a decrease in engineering personnel in October 2003, which resulted in decreased spending of approximately $500,000, a decrease of traveling expenses of $148,000 and reduction of costs associated with the release of Wherify's first generation product of approximately $413,000.

THREE MONTHS ENDED MARCH 31, 2004 COMPARED TO THREE MONTHS ENDED MARCH 31, 2003

Revenues for the three months ended March 31, 2004 increased by $64,000 or 914%. This increase was primarily due to an increase in sales of Wherify's product stimulated by the reduction in selling price from $399.99 to $199.99 per unit for direct customers versus $289.99 to $139.99 for retailers.

Gross margin increased $60,000 or 62% to a negative $37,000 in the three months ended March 31, 2004 compared to a negative $97,000 for the three months ended March 31, 2003. The improvement in gross margins was primarily a result of increased sales and the fixed nature of the cost of Wherify's location service center.

General and administrative expenses increased by $304,000 or 30% from $1.02 million for the three months ended March 31, 2003 to $1.33 million for the three months ended March 31, 2004. This increase was due primarily to a $250,000 bonus paid to Wherify's Chairman in February 2003 for facilitating financing activities to a monthly rental increase of $34,000 and an increase of $20,000 in executive travel related to the promotion of Wherify's second generation product.

Selling expenses decreased by $122,000 or 44% from $280,000 for the three months ended March 31, 2003 to $158,000 for the three months ended March 31, 2004. This decrease was due to reduced promotional spending as Wherify's first generation product reaches its end of life.

Research and development expenses increased $291,000 or 28% from $1.02 million for the three months ended March 31, 2003 to $1.31 million for the three months ended March 31, 2004. This increase was due primarily to development costs associated with the introduction and initial production of Wherify's second generation product of approximately $530,000. These costs were partially offset by the reduction in spending of approximately $240,000 as a result of the reduction in engineering personnel and associated costs.

         YEAR ENDED JUNE 30, 2003 COMPARED TO YEAR ENDED JUNE 30, 2002

Revenues for 2003 were approximately $1.17 million. We launched our first generation product in November of 2002 and 100% of revenues were derived from sales of our first generation product and related services.

Gross margin decreased by $1.01 million to a negative $1.01 million in the twelve months ended June 30, 2003 compared to $0 for the twelve months ended June 30, 2002. Wherify began selling its first generation product in November of 2002. Prior to this Wherify was a development stage company with no revenue from product sales. Gross margin includes the cost of Wherify's location service center, which is a fixed cost. Wherify believes that as more units are sold and service plans are in place, gross margins will improve. There is also a one-time charge to cost of sales for an inventory allowance for defective product, which Wherify is disputing with its manufacturer.

General and administrative expenses decreased by 2% or $119,000 from $5.06 million for the twelve months ended June 30, 2002 to $4.94 million for the twelve months ended June 30, 2003 The reduction in general and administrative expenses is due primarily to a decrease in legal expenses of approximately $71,000 and a decrease of approximately $48,000 for travel and related expenses incurred in the promotion of Wherify's first generation product.

Selling expenses increased by $595,000 or 53% to $1.71 million during 2003 from $1.12 million in 2002. The increase in selling expenses is due to expenses incurred in promoting and marketing Wherify's first generation product.

Research and development expenses decreased by $2.85 million or 54% to $2.47 million during fiscal 2003 compared to $5.31 million in fiscal 2002. The decrease was primarily due to the reduction of $1.92 million as a result of the completion of development of Wherify's first generation product, which was introduced in November of 2002 including the decrease of approximately $386,000 in contract engineering costs.

Interest expense increased to $23,000 in 2003 due primarily to small equipment leases. Interest income decreased to $7,000 in 2003 from $23,000 in 2002 due to the use of cash and cash equivalents.

                         LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2004, Wherify had a cash balance of $1.78 million, and a working capital deficit of $5.8 million. Wherify currently has no credit facility available to it and has financed its operations to date through the issuance of approximately $34.35 million of mandatorily redeemable convertible preferred stock. There is a "going concern" clause in its auditor's report from June 30, 2003. Wherify is in the process of locating financing sources to meet its liquidity shortfall. Adequate funds may not be available on terms acceptable to us. If additional funds are raised through the issuance of equity securities, dilution to existing stockholders may result. If funding is insufficient at any time in the future, Wherify may be unable to develop or enhance its products or services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on Wherify's financial position, results of operations and cash flows. Wherify has no material commitments for capital expenditures and there are no anticipated material capital expenditures that are reasonably expected to have a material impact on Wherify.

Even with financing, there can be no assurance that Wherify will achieve profitability. Due to these factors, Wherify believes that period-to-period comparisons of its results of operations are not necessarily a good indication of future performance. The results of operations in some future periods may be below the expectations of analysts and investors.

Wherify has issued a demand note to Mr. Stephen Luczo, one of its preferred stockholders, with a balance at June 30, 2003 of one million dollars, which bears interest at 18% per annum. The note becomes due and payable any time after six months. In September 2003, this note and interest was converted into Series C preferred stock.

Wherify used cash from operating activities of approximately $7.6 million and $9.0 million for the years ended June 30, 2003 and 2002 respectively. Wherify used approximately $4.2 million and $5.7 million for the nine months ended March 31, 2004 and 2003 respectively. The use of cash is due to the development stage of Wherify and the limited revenues it has produced to date.

Wherify had capital expenditures of approximately $200,000 during the year ended June 30, 2002. There were no capital expenditures during the year ended June 30, 2003 or for the nine months ended March 31, 2004. Capital expenditures are generally for computer equipment and software.

Wherify raised $7.5 million and $7.9 million during the years ended June 30, 2003 and 2002 respectively. The capital raised was primarily through the issuance of Series C preferred stock in 2003 and Series B preferred stock in 2002. The financing activities in 2003 also included the issuance of 310,000 shares of common stock in exchange for services valued at approximately $200,000 through the issuance of preferred stock as well as the issuance of a demand note in the principal amount of $1 million. Wherify raised $6.6 million and $5.8 million during the nine-month periods ended March 31, 2004 and 2003, respectively.

Wherify has worked out an arrangement with its landlord and is not currently paying rent. An agreement with the landlord which stipulates that Wherify begins paying rent as well as paying for certain expenses covered by the landlord once the merger is complete. Upon the completion of additional financing following the merger, Wherify will settle its debt with the landlord. There is no guarantee that the merger will be completed or that additional financing will be found to settle this obligation.

Wherify has taken the following actions to improve its liquidity:

..     Wherify initiated steps to reduce its cost structure, including making reductions to its overhead in 2003;

..     Wherify has developed sales incentives in the form of commissions based on sales;

..     Wherify has strategically reduced its engineering team by half; and

..     Wherify has introduced the Affiliate Program, which allows individual sellers to become Wherify resellers at a discounted price.

Management believes that these steps, together with future cash flows generated by operations, will allow Wherify to meet its obligations as they come due through 2004. However, there can be no assurance Wherify will generate sufficient liquidity to meet its obligations as they become due.

                               RECENT DEVELOPMENTS

      On April 15, 2004, IQB and Wherify jointly announced the signing of a definitive agreement under which Wherify Acquisition, Inc., a wholly owned subsidiary of IQB would be merged with and into Wherify and Wherify will become a wholly-owned subsidiary of IQB in a tax-free reorganization. Under the proposed transaction, IQB will issue to the stockholders of Wherify approximately 4.7 shares of IQB common stock for each share of Wherify capital stock issued and outstanding immediately prior to the merger. IQB anticipates issuing approximately 33 million shares of its common stock pursuant to the merger assuming a one-for-four reverse split of the outstanding shares of IQB common stock. The proposed transaction has been unanimously approved by the board of directors of IQB and Wherify and is subject to certain terms and conditions, including approval by both the stockholders of IQB and Wherify If either party terminates the proposed merger under circumstances specified in the merger agreement, such party will be required to pay the other party a termination fee of $500,000. The press release and definitive merger agreement accompanied a Form 8-K filed with the SEC on April 19, 2004.

In July 2003, Wherify issued shares of its preferred stock to Epicor Software Corporation as payment in full for approximately $200 thousand of outstanding liabilities related to services performed in setting up its account and customer service software.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Wherify Wireless, Inc.
(A Development Stage Company)
Redwood City, California


We have audited the accompanying consolidated balance sheets of Wherify Wireless, Inc. (A Development Stage Company) as of June 30, 2003 and 2002 and the related consolidated statements of operations, mandatorily redeemable convertible preferred stock and stockholders' deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business; however, currently such realization of assets and liquidation of liabilities are subject to significant uncertainties.

As shown in the accompanying financial statements, as of June 30, 2003 and 2002, the Company's current liabilities exceeded it current assets by $6,790,000 and $3,393,000, respectively and its total liabilities exceeded its total assets by $5,876,000 and $1,901,000, respectively. These factors, among others, indicate that the Company may be unable to continue existence. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

The appropriateness of the Company to continue using the aforementioned basis of accounting is dependent upon, among other things, the ability to: (1) obtain profitability and positive cash flow from ongoing operations and (2) maintain and increase existing credit facilities or raise additional capital.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wherify Wireless, Inc. (A Development Stage Company) as of June 30, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


Hackensack, New Jersey

                             WHERIFY WIRELESS, INC.
                          (A Development Stage Company)

                           CONSOLIDATED BALANCE SHEET
                                     (000's)

                                                           6/30/03     6/30/02
                                                          --------    --------
                                     ASSETS
CURRENT ASSETS:
    Cash & cash equivalents                               $    376    $    460
    Accounts receivable, net of allowance $325                  76           0
    Inventory                                                   50         222
    Prepaid expenses & other current assets                   --            15
                                                          --------    --------
     TOTAL CURRENT ASSETS                                      502         698

Property and equipment, net                                    554         869
Other deposits and advances                                    361         624

                                                          --------    --------
TOTAL ASSETS                                              $  1,416    $  2,190
                                                          ========    ========


        LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
         AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
    Accounts payable                                      $  6,223    $  2,571
    Accrued liabilities                                         69       1,521
    Current portion of notes payable                         1,000           0
    Current portion of capital lease obligations                 0           0
                                                          --------    --------
     TOTAL CURRENT LIABILITIES                               7,292       4,091
                                                          --------    --------

CAPITAL LEASE OBLIGATIONS - LONG-TERM                            0           0
                                                          --------    --------

MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
    Series A, no par value:
    1,140,423 shares authorized, issued and
      outstanding                                            8,553       8,529
    Series B, no par value:
    555,383 shares authorized, 555,383 and
     549,978 shares issued and outstanding at
      June 30, 2003 and 2002 respectively                    5,137       5,100
    Series C, no par value:
    1,119,064 shares authorized, 1,119,064 and
     523,419 shares issued and outstanding at
       June 30, 2003 and 2002 respectively                  14,104       7,952
                                                          --------    --------
     TOTAL MANDATORILY REDEEMABLE CONVERTIBLE
      PREFERRED STOCK                                       27,794      21,581
                                                          --------    --------
                                                          --------    --------

STOCKHOLDERS' DEFICIT
    Common stock, no par value, 10,000,000 shares
     authorized 2,553,726 and 2,488,226 shares
      issued and outstanding at June 30, 2003
       and 2002 respectively                                   612         380
    Deferred stock compensation                               --           (38)
    Deficit accumulated during development stage           (34,281)    (23,824)
                                                          --------    --------
     TOTAL STOCKHOLDERS' DEFICIT                           (33,670)    (23,482)
                                                          --------    --------

TOTAL LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE

PREFERRED STOCK AND STOCKHOLDERS' DEFICIT                 $  1,416    $  2,190
                                                          ========    ========

                                WHERIFY WIRELESS
                         (A Development Stage Company)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                    (000'S)


                                        FOR THE YEAR ENDED
                                              JUNE 30,
                                       --------------------
                                         2003        2002
                                       --------    --------

REVENUE                                $  1,165    $     --

COST OF SALES                             2,175           0
                                       --------    --------

GROSS LOSS                               (1,010)          0

OPERATING EXPENSES:
     Selling expense                      1,713       1,117
     General and administrative           4,937       5,056
     Prod Development &  Engineering      2,466       5,313
     Depreciation/Amortization              315         419
                                       --------    --------
       TOTAL OPERATING EXPENSES           9,431      11,905

LOSS FROM OPERATIONS                    (10,441)    (11,905)

     Interest expense, net                    8           3
     Interest and other income                0         (27)
     State income taxes                       8           1
                                       --------    --------

NET LOSS
                                        (10,457)    (11,882)
                                       ========    ========


                       See notes to financial statements


                                                      WHERIFY WIRELESS, INC.
                                                  (A Development Stage Company)

                                        CONSOLIDATED STATEMENTS OF MANDATORILY REDEEMABLE
                                     CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIENCY


                                                                                                       Deficit
                                        MANDATORILY REDEEMABLE                                       ACCUMULATED
                                             CONVERTIBLE                               DEFERRED         DURING         TOTAL
                                           PREFERRED STOCK            COMMON STOCK       STOCK       DEVELOPMENT    STOCKHOLDERS'
                                         SHARES       AMOUNT        SHARES    AMOUNT  COMPENSATION      STAGE        DEFICIENCY
                                      -------------------------------------------------------------------------------------------
BALANCE - JULY 1, 2001                  1,695,805   $13,690,689   2,566,593   138,542  $ (149,000)  $ (11,942,000)  $ (11,952,458)

Issuance of Series C Mandatorily
   Redeemable Convertible Preferred
   Stock at $15.00 per share              530,085     7,952,040

Exercise of common stock options
  at average exercise price of
    $1.25 per share

Amortization of deferred compensation                                                     149,000

Net loss                                                                                              (11,882,000)
                                      -------------------------------------------------------------------------------------------
BALANCE-JUNE 30, 2002                   2,225,890    21,642,729   2,566,593   138,542           0     (23,824,000)    (23,685,458)

Issuance of Series C Mandatorily
  Redeemable Convertible Preferred
   Stock at $15.00 per share              592,413     6,151,485

Exercise of common stock options
 at exercise price of $1.50 per share                                15,000    22,500

Issuance of common stock with fair
 value of $1.50 for past services
     performed                                                      300,000   450,000

Amortization of deferred compensation

Net loss                                                                                              (10,457,000)

                                      -------------------------------------------------------------------------------------------
BALANCE - JUNE 30, 2003                 2,818,303   $27,794,214   2,881,593  $611,042  $       --   $ (34,281,000)  $ (33,669,958)
                                      ===========================================================================================


                                                See notes to financial statements


                             WHERIFY WIRELESS, INC.
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                     (000's)


                                                       FOR THE YEAR ENDED
                                                            JUNE 30,
                                                     --------------------
                                                       2003         2002
                                                     --------    --------
OPERATING ACTIVITIES:
     Net loss                                        $(10,457)   $(11,882)
     Adjustments to reconcile net loss to
     net cash used in operating activities:
         Depreciation and amortization                    315         419
         Amortization of deferred compensation
         Issuance of options for services
     Changes in assets and liabilities:
         Accounts receivable                              (76)         --
         Inventory                                        172        (222)
         Prepaid expenses and other current assets        278          20
         Accounts payable and accrued expenses          2,201       2,676
                                                     --------    --------
NET CASH USED IN OPERATING ACTIVITIES                  (7,567)     (8,989)
                                                     --------    --------

INVESTING ACTIVITIES:
     Purchase of property and equipment                    --        (198)
                                                     --------    --------
NET CASH USED IN INVESTING ACTIVITIES                      --        (198)
                                                     --------    --------

FINANCING ACTIVITIES:
     Proceeds from long-term borrowings                    --          --
     Repayments of long-term borrowings                    --         (68)
     Payments on capital lease                          1,000         (55)
     Proceeds from exercise of stock options               --          --
     Deferred stock compensation                           38         111
     Proceeds from issuance of common stock               232        (111)
     Proceeds from issuance of preferred stock
     Proceeds from issuance of mandatorily
       redeemable convertible preferred stock, net      6,213       7,952
                                                     --------    --------
NET CASH FROM FINANCING ACTIVITIES                      7,483       7,829
                                                     --------    --------

DECREASE IN CASH AND CASH EQUIVALENTS                     (84)     (1,358)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR             460       1,818
                                                     --------    --------

CASH AND CASH EQUIVALENTS - END OF YEAR                   376         460
                                                     ========    ========

Supplemental cash flow information
   Cash paid during year for:
         Interest                                    $     --    $     --
Supplemental disclosures of non-cash activities
     Issuance of common stock for services           $    232    $     --
     Acquisition of property and equipment
       under capital leases                          $     --    $    198


                        See notes to financial statements

                             WHERIFY WIRELESS, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  JUNE 30, 2003
================================================================================

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      BUSINESS DESCRIPTION

      Wherify Wireless, Inc. ("the Company") was incorporated in the State of California on March 28, 1998. The Company develops technology and the related hardware to provide location tracking services using Global Positioning Satellite technology in real time for people and their property.


            Since inception, the Company has primarily been involved in conducting research and development, business planning and capital-raising activities. Accordingly, the Company is considered to be in the development stage.

      USES OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during each reporting period. Actual results could differ from those estimates.

      Cash

      The Company maintains cash balances at various institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company's accounts at these institutions may, at times, exceed the Federally insured limits. The Company has not experienced any losses in such accounts.

      PROPERTY AND EQUIPMENT AND DEPRECIATION POLICY

      Property and equipment are recorded at cost. Depreciation is provided for in amounts sufficient to amortize the costs of the related assets over their estimated useful lives using accelerated methods for both financial reporting and income tax purposes.

      Maintenance, repairs and minor renewals are charged to expense when incurred. Replacements and major renewals are capitalized.

      PRODUCT AND SOFTWARE DEVELOPMENT

      The Company as adopted the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation".

      INCOME TAXES

      The Company has incurred net operating losses which will be carried forward to offset future taxable income. There are no significant differences between the bases of the assets and liabilities for income tax purposes and those used for the consolidated financial statement purposes.

2.    LOAN RECEIVABLE - OFFICER

      The loan receivable - officer represents amounts advanced to a member of senior management. The loan bears interest at 3% per annum and is payable $107401 on June 30, 2003 and $27,557 on June, 2004.

3.    PROPERTY AND EQUIPMENT

      A summary of property and equipment is as follows:


                                                 JUNE 30,
                                            -----------------
                                              2003      2002
                                            -------   -------
      Computer equipment                    726,762   726,762

      W.W. Property at 3rd Party             25,459    25,459

      Furniture and fixtures                140,290   140,290

      Leasehold improvements                 78,461    78,461
      Property & Equipment                  316,942   316,942
                                            -------   -------
      Less accumulated depreciation         734,267   418,843

                                            553,647   869,071
                                            =======   =======

4.    NOTE PAYABLE - SHORT TERM DEBT

      Note Payable consists of a $1 Million short-term debt dated May 14th, 2003 to Mr. Luczo, one of Wherify major investors.


5.    COMMITMENTS AND CONTINGENCIES

      The Company leases office space under operating lease expiring in October 1999. Basic Rent Expense for the years ended June 30, 2003 and 2002 were $1,130,360 and $1,161,188 respectively.

      Future minimum lease payments under a non-cancelable operating lease is as follows:

      YEAR ENDING JUNE 30,                    OPERATING LEASE
      -------------------                     ---------------
      2004                                         $1,192,016
      2005                                          1,222,844
      2006                                          1,253,672
      2007                                          1,284,500
      2008                                          1,315,328
      After 2008                                    1,798,300

6.    MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

      As of June 30, 2003, Preferred Stock consists of the following:


                                       ISSUED AND                 MINIMUM
                          AUTHORIZED  OUTSTANDING               LIQUIDATION
                            SHARES       SHARES       VALUE         VALUE
                          ----------  -----------   ----------  -----------
      Series A             1,140,423    1,140,423    8,553,405    8,553,173

      Series B               555,383      555,382    5,137,284    5,137,284

      Series C             1,235,000    1,122,498   14,103,525   16,837,470


      The Company's Articles of Incorporation designate and authorize 1,140,423 shares of no par value Series A Mandatorily Redeemable Convertible Preferred Stock ("Series A"), 555,383 shares of no par value Series B Mandatorily Redeemable Convertible Preferred Stock ("Series B") and 1,235,000 shares of no par value Series C Mandatorily Redeemable Convertible Preferred Stock ("Series C").

      The holders of these Mandatorily Redeemable Convertible Preferred Stocks have certain rights as follows:

            VOTING

            Each holder of the Series A, B and C Stock is entitled to a number of votes equal to the number of shares of common stock into which the shares could be converted.

            Notwithstanding the provisions of the paragraph above, at each annual or special meeting called for the purpose of electing directors, the holders of Series A, Series B and Series C, all voting together as a single class on an as-converted basis, shall be entitled to elect two members of the Board of Directors and the holders of the common stock, voting as a single class, shall be entitled to elect the remaining members of the Board of Directors.

            DIVIDENDS

            Holders of Series A, Series B and Series C are entitled to a non-cumulative dividend, when and if declared by the Board of Directors, at the rate of $0.75 per share per annum for Series A, $0.925 per share per annum for Series B, and $1.50 per share per annum for Series C prior and in preference to any distribution on the common stock. Through June 30, 2003 the Board of Directors has declared no dividends.


            LIQUIDATION

            In the event of any liquidation, change in control, dissolution or winding up of the Company, the holders of the Series A, Series B and Series C shall be entitled to receive, prior and in preference to any distribution to the holders of the common stock, an amount per share equal to $7.50 per share for Series A, $9.25 per share for Series B and $15.00 per share for Series C, plus an amount equal to all accrued but unpaid dividends on such shares. Any amounts remaining after such distribution shall be distributed ratably to the holders of common stock.

            CONVERSION

            Each share of Series A, Series B and Series C is convertible, at the option of the holder, according to a conversion ratio, subject to adjustments for dividends, splits, subdivisions, combinations, consolidation of common stock, distributions, reclassification, exchange and substitution. Each share of Series A, Series B and Series C automatically converts into the number of shares of common stock at the then effective conversion rate upon the earlier of: (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of the Company to the public with aggregate proceeds to the Company in excess of $10,000,000 and (ii) the affirmative vote or written consent of a majority of the outstanding shares of such Series A, Series B and Series C.

            At June 30, 2003 the Company reserved 1,140,423, 555,382, and 1,122,498 shares of common stock for the conversion of Series A, B, and C Mandatorily Redeemable Convertible Preferred Stock, respectively.

8.    COMMON STOCK

      The Company's Articles of Incorporation authorize the Company to issue 10,000,000 shares of no par common stock.

      The Company has the right to repurchase, at the original issue price, the unvested portion of the common stock issued to employees in connection with the Company's formation. The vesting period is ratable over four years and 174,394 shares were subject to repurchase at June 30, 2003.


9.    STOCK OPTION PLAN

      In 1999 the Company  adopted the 1999 Stock Option Plan ("the Plan").  The
      Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees (including offers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees and consultants. The Company has reserved 900,000 shares of common stock for issuance under the Plan.

      Options under the Plan may be granted for periods of up to ten years and at an exercise price equal to the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively. To date, options granted generally are exercisable immediately as of the effective date of the option agreement.

      Stock option activities for the Plan are as follows:

                                               SHARE           NUMBER OF
                                             AVAILABLE          SHARES
                                             FOR GRANT        OUTSTANDING
                                            -----------       -----------
Balance at June 30, 2001                          8,228           329,856
      Options authorized                        492,250
      Options granted                          (264,958)          264,958
      Options exercised                                           (65,500)
      Options canceled                           30,000           (30,000)
                                            -----------       -----------

Balance at June 30, 2002                        265,520           499,314
      Options authorized
      Options granted                          (323,000)          323,000
      Options exercised                                          (141,000)
      Options canceled                          178,500          (178,500)
                                            -----------       -----------

                                            -----------       -----------
Balance at June 30, 2003                        121,020           502,814
                                            ===========       ===========


At June 30, 2003 the weighted average exercise price and remaining life of the stock options are as follows:

      Range of Exercise Price               $1.00-$6.00
      Total Options Outstanding                 502,814
      Weighted average remaining
       contractual life (in years)
      Weighted average exercise
       price                                $      2.40
      Options exercisable                       328,420
      Weighted avg exercise price
       of exercisable options               $      3.54


      MINIMUM VALUE DISCLOSURES

      During the years ended June 30, 2003 and 2002 and for the period from March 23, 1998 (date of inception) through June 30, 2003, no compensation costs were recognized in connection with option grants. Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS No. 123, the Company's net loss for any periods presented would have been increased to the pro forma amounts indicated below:

                                                              PERIOD FROM MARCH 23, 1998
                              YEAR ENDED      YEAR ENDED       (INCEPTION DATE) THROUGH
                            JUNE 30, 2003    JUNE 30, 2002          JUNE 30, 2003
                            -------------    -------------   ----------------------------

      Net loss:
       As reported
       Pro forma


The Company calculated the minimum value of each option on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield at 0%, volatility at close to zero, weighted average expected option term ten years for all periods presented; and a risk free interest rate of 5.91% for all periods presented. The weighted average minimum value of options granted during 2003 was _______ and in 2002 was ______ and for the period from March 23, 1998 (inception) to June 30, 2003 was ___________.


10.   SUBSEQUENT EVENTS

      In July 2003, Wherify issued 13,369 shares of its Series C Preferred Stock to Epicor Software Corporation as payment in full for approximately $200,000 thousand of outstanding liabilities related to services performed in setting up its accounting and customer service software.

      The Short-term Note Payable was converted into 139,446 shares of Series C Preferred Stock in September 2003. This conversion included interest of $45,995.

      Subsequent to June 30, 2003, the Company has issued 1,029,107 shares of Series C Preferred Stock at an average price of $5.16 per share for a total of $5,312,000 to certain existing and new investors.

      On April 15, 2004 IQ Biometrix and Wherify Wireless announced a merger. Under the Agreement, Wherify will become a wholly-owned subsidiary of IQ Biometrix in a tax-free reorganization. IQ Biometrix as the surviving entity will change its name to Wherify Wireless, Inc. On April 19, 2004, a form 8-K was filed by IQ Biometrix, containing the press release and definitive agreement.

                             WHERIFY WIRELESS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            BALANCE SHEET (unaudited)
                                     (000'S)



                                                                       03/31/04
                                                                       --------
                                     ASSETS
CURRENT ASSETS:
    Cash & cash equivalents                                            $  1,776
    Accounts receivable, net of allowance $325                               42
    Inventory                                                                60
    Prepaid expenses & other current assets                                 226
                                                                       --------
      TOTAL CURRENT ASSETS                                                2,103

Property and equipment, net                                                 344
Other deposits and advances                                                 135
                                                                       --------
TOTAL ASSETS                                                           $  2,582
                                                                       ========


      LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED
       STOCK AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
    Accounts payable                                                   $  7,820
    Accrued liabilities                                                      67
    Current portion of notes payable                                          0
    Current portion of capital lease obligations                              0
                                                                       --------
      TOTAL CURRENT LIABILITIES                                           7,887
                                                                       --------

MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
    Series A, no par value:
    1,140,423 shares authorized, issued and outstanding                   8,553
    Series B, no par value:
    555,383 shares authorized, 555,383 and 549,978 shares issued
    and outstanding at June 30, 2003 and 2002 respectively                5,137
    Series C, no par value:
    1,119,064 shares authorized, 1,119,064 and 523,419 shares issued
    and outstanding at June 30, 2003 and 2002 respectively               20,662
                                                                       --------
      TOTAL MANDATORILY REDEEMABLE CONVERTIBLE
       PREFERRED STOCK                                                   34,353
                                                                       --------

STOCKHOLDERS' DEFICIT
    Common stock, no par value, 10,000,000 shares authorized
    2,553,726 and 2,488,226 shares issued and outstanding
    at June 30, 2003 and 2002 respectively                                  618
    Deferred stock compensation                                               -
    Deficit accumulated during development stage                        (40,275)
                                                                       --------
      TOTAL STOCKHOLDERS' DEFICIT                                       (39,658)
                                                                       --------

TOTAL LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
PREFERRED STOCK AND STOCKHOLDERS' DEFICIT                              $  2,582
                                                                       ========

                             WHERIFY WIRELESS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       STATEMENT OF OPERATIONS (unaudited)
                                     (000'S)


                                      FOR THE NINE MONTHS   FOR THE THREE MONTHS
                                        ENDED MARCH 31,       ENDED MARCH 31,
                                      ------------------    ------------------
                                        2004       2003       2004       2003
                                      -------    -------    -------    -------

REVENUE                               $   128    $   566    $    57    $    (7)

COST OF SALES                             295        298         94         90
                                      -------    -------    -------    -------

GROSS LOSS                               (167)       268        (37)       (97)

OPERATING EXPENSES:
     Selling expense                      423      1,570        158        280
     General and administrative         3,021      3,111      1,325      1,021
     Prod Development & Engineering     2,000      3,073      1,312      1,021
     Depreciation/Amortization            210        234         70         78
                                      -------    -------    -------    -------
       TOTAL OPERATING EXPENSES         5,654      7,988      2,865      2,400

LOSS FROM OPERATIONS                   (5,821)    (7,719)    (2,902)    (2,497)

     Interest expense, net                119         (3)        11          0
     Interest and other income             (2)        (3)         0         (3)
     State income taxes                     6          8          4          2
                                      -------    -------    -------    -------

NET LOSS                               (5,944)    (7,721)    (2,918)    (2,496)
                                      =======    =======    =======    =======

                             WHERIFY WIRELESS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       STATEMENT OF CASHFLOWS (unaudited)
                                     (000'S)


                                                        FOR THE NINE MONTHS
                                                          ENDED MARCH 31,
                                                        ------------------
                                                          2004       2003
                                                        -------    -------
OPERATING ACTIVITIES:
     Net loss                                           $(5,994)    (7,721)
     Adjustments to reconcile net loss to
     net cash used in operating activities:
         Depreciation and amortization                      210        234
         Amortization of deferred compensation
         Issuance of options for services
     Changes in assets and liabilities:
         Accounts receivable                                 34       (351)
         Inventory                                          (10)       (48)
         Prepaid expenses and other current assets           --        151
         Accounts payable and accrued expenses            1,595      2,057
                                                        -------    -------
NET CASH USED IN OPERATING ACTIVITIES                    (4,165)    (5,678)
                                                        -------    -------

INVESTING ACTIVITIES:
     Purchase of property and equipment                      --         --
                                                        -------    -------
NET CASH USED IN INVESTING ACTIVITIES                        --         --
                                                        -------    -------

FINANCING ACTIVITIES:
     Proceeds from long-term borrowings                                (48)
     Repayments of short-term borrowings                 (1,000)
     Payments on capital lease                                         114
     Proceeds from exercise of stock options                           118
     Deferred stock compensation                                        38
     Proceeds from issuance of common stock                   6       (149)
     Proceeds from issuance of preferred stock
     Proceeds from issuance of mandatorily redeemable
         convertible preferred stock, net                 6,558      5,782
                                                        -------    -------
NET CASH FROM FINANCING ACTIVITIES                        5,564      5,855
                                                        -------    -------

DECREASE IN CASH AND CASH EQUIVALENTS                     1,399        177

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR               376        460
                                                        -------    -------

CASH AND CASH EQUIVALENTS - END OF YEAR                   1,775        637
                                                        =======    =======

                  IQ BIOMETRIX, INC. AND WHERIFY WIRELESS, INC.
                      CONSOLIDATED PRO FORMA BALANCE SHEET

                                                      AS OF 6/30/03              ADJUSTMENTS
                                                   --------------------   ------------------------     PRO FORMA
                                                     IQB       WHERIFY      DEBIT        CREDIT        COMBINED
                                                   --------  ----------   -----------   ----------    -----------
Current assets
      Cash & cash equivalents                      $    98    $    376                                  $    474
      Accounts receivable                               56          76                                       132
      Inventory                                          6          50                                        56
      Prepaid expenses                                  38          --                                        38
                                                   --------  ----------                               -----------
         Total current assets                          198         502                                       700
PP&E, net                                                8         554                                       562
Other assets                                            --         361            --                         361
Goodwill                                                --          --        27,757 (2)                  27,757
Intellectual property, net                              94          --                                        94
                                                   --------  ----------                               -----------
      Total assets                                 $   300    $  1,417                                  $ 29,474
                                                   ========  ==========                               ===========


Current liabilities
      Convertible notes payable to investors       $   538    $     --           538 (1)                $     --
      Accounts payable                                 143       6,223                                     6,366
      Note Payable                                      50       1,000                                     1,050
      Accrued expenses                                 402          69            34                         437
                                                   --------  ----------                               -----------
           Total current liabilities                 1,133       7,292                                     7,853


Common stock and paid in capital                     4,039         612               (1)      572
                                                                                     (2)   27,757
                                                                                     (3)   (4,002)        28,978
Preferred Stock A                                       --       8,553         8,553 (3)                      --
Preferred Stock B                                       --       5,137         5,137 (3)                      --
Preferred Stock C                                       --      14,104        14,104 (3)                      --
Accumulated deficit                                 (4,872)    (34,281)              (3)   31,796         (7,357)
                                                   --------  ----------                               -----------
      Stockholders' deficit                           (833)     (5,875)                                   21,621
                                                   --------  ----------                               -----------
      Total liabilities and stockholders' equity   $   300    $  1,417        56,123       56,123       $ 29,474
                                                   ========  ==========                               ===========

Notes

 (1) Merger agreement calls for the conversion of all IQB convertible debentures and interest just prior to the closingof the merger.
 (2) Goodwill based on 24,701,190 outstanding shares of IQ Biometrix @ 6/25/04 with a closing price of $1.09 and increased by the stockholder's deficit of at 6/30/03.
 (3) As a result of the reverse merger accounting, the IQB stockholder's deficit is rolled into the initial common stock and paid in capital. Wherify preferred shareholders converted into IQB common stock of the merged company.

                  IQ BIOMETRIX, INC. AND WHERIFY WIRELESS, INC.
                 CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS


                                  TWELVE MONTHS ENDED JUNE 30, 2003
                                  --------------------------------
                                      I           W       PRO FORMA
                                  --------    --------    --------

Revenue                                106       1,165       1,271

Cost ofTotalsCost of Goods Sold         53       2,175       2,228
                                  --------    --------    --------

       Gross Margin                     53      (1,010)       (957)

Operating expenses
     Selling expense                   260       1,713       1,973
     General and administrative      2,897       4,937       7,834
     Research and development          148       2,466       2,614
     Impairment                        350        --           350
     Depreciation/Amortization           4         315         319
                                  --------    --------    --------
       Total operating expenses      3,659       9,431      13,090
                                  --------    --------    --------

Loss from Operations                (3,606)    (10,441)    (14,047)

Interest expense                       282           8         290
State taxes                             --           8           8

Net Loss                          $ (3,888)   $(10,457)   $(14,345)
                                  ========    ========    ========

                  IQ BIOMETRIX, INC. AND WHERIFY WIRELESS, INC.
                      CONSOLIDATED PRO FORMA BALANCE SHEET


                                                         AS OF 3/31/04                ADJUSTMENTS
                                                    ------------------------   --------------------------       PRO FORMA
                                                       IQB        WHERIFY         DEBIT         CREDIT          COMBINED
                                                    -----------  -----------   ------------    ----------      ------------
Current assets
      Cash & cash equivalents                         $     73     $  1,776                                       $  1,849
      Accounts receivable                                   34           42                                             76
      Inventory                                              5           60                                             65
      Prepaid expenses                                     150          226                                            376
                                                    -----------  -----------                                   ------------
          Total current assets                             262        2,104                                          2,366
PP&E, net                                                    7          344                                            351
Other assets                                                --          135                                            135
Goodwill                                                    --           --         28,371  (2)                     28,371
Intellectual property, net                                 109           --                                            109
                                                    -----------  -----------                                   ------------
      Total assets                                    $    378     $  2,583                                       $ 31,332
                                                    ===========  ===========                                   ============


Current liabilities
      Convertible notes payable to investors          $  1,676     $     --          1,676  (1)                   $     --
      Accounts payable                                      53        7,820                                          7,873
      Accrued expenses                                      96           67                                            163
                                                    -----------  -----------                                   ------------
           Total current liabilities                     1,825        7,887                                          8,036
                                                    -----------  -----------                                   ------------


Common stock and paid in capital                         9,117          619                 (1)    1,676
                                                                                            (2)   28,371
                                                                                            (3)   23,788            63,571
Preferred Stock A                                           --        8,553          8,553  (3)                         --
Preferred Stock B                                           --        5,137          5,137  (3)                         --
Preferred Stock C                                           --       20,662         20,662  (3)                         --
Accumulated deficit                                    (10,564)     (40,275)                (3)   10,564           (40,275)
                                                    -----------  -----------                                   ------------
      Stockholders' deficit                             (1,447)      (5,304)                                        23,296
                                                    -----------  -----------                                   ------------
      Total liabilities and stockholders' equity      $    378     $  2,583         64,399        64,399          $ 31,332
                                                    ===========  ===========                                   ============

Notes

 (1) Merger agreement calls for the conversion of all IQB convertible debentures and interest just prior to the closingof the merger.
 (2) Goodwill based on 24,701,190 outstanding shares of IQ Biometrix @ 6/25/04 with a closing price of $1.09 and increased by the stockholder's deficit of at 3/31/04.
 (3) As a result of the reverse merger accounting, the IQB stockholder's deficit is rolled into the initial common stock and paid in capital. Wherify preferred shareholders converted into IQB common stock of the merged company.

                  IQ BIOMETRIX, INC. AND WHERIFY WIRELESS, INC.
                 CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

                                  NINE MONTHS ENDED MARCH 31, 2004
                                  --------------------------------
                                     IQB       WHERIFY    PRO FORMA
                                  --------    --------    --------

Revenue                           $    211    $    128    $    339

Cost of Goods Sold                      84         295         379

Gross Loss                             127        (167)        (40)

Operating expenses
     Selling expense                   304         423         727
     General and administrative      4,209       3,021       7,230
     Research and development          172       2,000       2,172
     Impairment                         20           0          20
     Depreciation/Amortization           8         210         218
                                  --------    --------    --------
       Total operating expenses      4,713       5,654      10,367
                                  --------    --------    --------

       Earnings from Operations     (4,586)     (5,821)    (10,407)

Interest expense                     1,108         117       1,225
State taxes                                          6

Net Loss                          $ (5,694)   $ (5,944)   $(11,632)
                                  ========    ========    ========

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                   APPENDIX B

                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

                                   APPENDIX C

                        SEVEN HILLS PARTNERS LLC OPINION

                                   APPENDIX D

                               LOCK-UP AGREEMENT

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

IQB's Certificate of Incorporation provides that, to the fullest extent authorized by the Delaware Law, IQB shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") because he is or was a director or officer of IQB, or is or was serving at the request of IQB as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him in connection with such Proceeding.

Under Section 145 of the Delaware Law, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed Proceeding (other than an action by or in the right of the corporation) if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of any threatened, pending or completed action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

IQB's Certificate of Incorporation also provides that expenses incurred by a person in his capacity as director of IQB in defending a Proceeding may be paid by IQB in advance of the final disposition of such Proceeding as authorized by the Board of Directors of IQB in advance of the final disposition of such Proceeding as authorized by the Board of Directors of IQB upon receipt of an undertaking by or on behalf of such person to repay such amounts unless it is ultimately determined that such person is entitled to be indemnified by IQB pursuant to the Delaware Law. Under Section 145 of the Delaware Law, a corporation must indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred in by him in connection with the defense of a Proceeding if he has been successful on the merits or otherwise in the defense thereof.

IQB's Certificate of Incorporation provides that a director of IQB shall not be personally liable to IQB of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of a director's duty of loyalty to IQB or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law for the willful or negligent unlawful payment of dividends, stock purchase or stock redemption or
(iv) for any transaction from which a director derived an improper personal benefit.

IQB has procured directors' and officers' liability insurance which insures against liabilities that directors and officers of IQB may incur in such capacities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

(a) The following Exhibits are filed herewith unless otherwise indicated:

EXHIBIT NO.    DESCRIPTION
-----------    -----------

2.02 Agreement and Plan of Merger dated as of April 14, 2004, by and among I.Q, Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. (included as Appendix A to the joint proxy statement/prospectus which is part of this Registration Statement).

3.01 Certificate of Incorporation of the Company is incorporated herein by reference from the Company's Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997, Item 27, Exhibit 3.01.

3.02 Bylaws of IQB is incorporated herein by reference from its Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997, Item 27, Exhibit 3.02.

3.03 Certificate of Amendment to Certificate of Incorporation of IQB is incorporated herein by reference from its (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 20, 2001, Item 6(a), Exhibit 3.03.

4.01 Specimen Common Stock Certificate is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997, Item 27,
               Exhibit 4.01.

4.02 Pages one (1) through three (3) of Certificate of Incorporation of IQB are incorporated herein by reference from Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997, Item 27, Exhibit 3.01

*5.01          Opinion of The Crone Law Group, LLP

*9.01 Shareholder Agreement dated as of April 14, 2004 by W. Douglas Hajjar, Timoth J. Neher and Harvey J. Miller in favor of IQB.

*9.02 Shareholder Agreement dated as of April 14, 2004 by Daniel McKelvey, William B. Scigliano and Greg J. Micek in favor of Wherify.

10.01 Agreement dated May 31, 2002 between IQ Biometrix California, Inc. and Entreprise Cogniscience, Inc. is incorporated herein by reference from IQB's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, 13(a)(iii),
               Exhibit 10.03.

10.02 Master Service Agreement dated September 20, 2002 between IQB and Robert Rios & Associates, Inc. is incorporated herein by reference from its (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii),
               Exhibit 10.05.

10.03 Agreement dated July 12, 2002 between IQB and GoNow Financial Network, Inc. is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii), Exhibit 10.07.

10.04 Executive Employment Agreement dated effective as of September 25, 2002 by and between IQB and Greg J. Micek is incorporated herein by reference from its (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii), Exhibit 10.11.

10.05 Asset Purchase Agreement dated February 11, 2003 by and between Special Equity IV, L.P. and IQB is incorporated herein by reference from its (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003, Item 6(a),
               Exhibit 10.01.

10.06 Stock Purchase Agreement dated February 11, 2003 by and between Special Equity IV, L.P. and IQB is incorporated herein by reference from its (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003, Item 6(a),
               Exhibit 10.02.

10.07 Warrant Agreement dated February 11, 2003 issued by IQB in favor of Special Equity IV, L.P. is incorporated herein by reference from its (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003, Item 6(a), Exhibit 10.03.

10.08 Bill of Sale and Assignment dated February 11, 2003 executed by Special Equity IV, L.P. in favor of IQB is incorporated herein by reference from its (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003, Item 6(a),
               Exhibit 10.06.

*10.09 Purchase and Sale Agreement dated February 11, 2003 between IQB and Special Equity IV, L.P.

*10.10 Bill of Sale and Assignment of Interest dated February 11, 2003 between IQB and Special Equity IV, L.P.

*10.11 Warrant to Purchase Common Stock dated February 11, 2003 between IQB and Special Equity IV, L.P.

*10.12 Stock Purchase Agreement dated February 11, 2003 between IQB and Special Equity IV, L.P.

*10.13         Security Agreement dated March 31, 2003 between IQB and Lenders

*10.14         Warrant to Purchase Common Stock Issued to Holder

*10.15 10% Secured Convertible Debenture dated May 28, 2003 between IQB and John J. Micek, Jr.

*10.16 10% Secured Convertible Debenture dated May 28, 2003 between IQB and Neil Morris

*10.17 10% Secured Convertible Debenture dated May 28, 2003 between IQB and Elisa Micek and Forte Capital Partners, LLC.

*10.18 10% Secured Promissory Note between IQB and Network Storage Systems, Inc. dated May 4, 2003.

*10.19         Security Agreement between IQB and the Lenders dated May 14,
               2003.

*10.20 Assignment of Rights and Consent to Assignment between IQB and Network Storage Systems, Inc dated May 14, 2003.

*10.21 Assignment of Accounts Receivable between IQB and Network Storage Systems, Inc. dated May 14, 2003.

10.22 6% Secured Convertible Debenture dated September 19, 2003 between IQB and Platinum Partners Value Arbitrage Fund, LP incorporated herein by reference from its (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 14, 2003.

10.23 6% Secured Convertible Debenture dated September 19, 2003 between IQB and Platinum Partners Value Macro Fund, LP incorporated herein by reference from its (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 14, 2003.

10.24 Warrant to Purchase Common Stock Issued to Platinum Partners Value Arbitrage Fund, LP incorporated herein by reference from IQB's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 14, 2003.

10.25 Warrant to Purchase Common Stock Issued to Platinum Partners Macro Fund, LP incorporated herein by reference from IQB's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 14, 2003.

*10.26         Memorandum of Agreement Between Straight Shooter Productions Inc.
               and InterQuest Inc.

*10.27 Employment Agreement between IQB and William B. G. Scigliano dated March 2, 2004.

*10.28 Consulting Agreement between IQB and Daniel P. McKelvey dated August 1, 2003.

10.29 Agreement and Plan of Merger dated April 14, 2004 is incorporated by reference from IQB's Current Report on Form 8-K (SEC File No. 000-24001) filed April 15, 2004, Item 7, Exhibit 2.1.

*10.30         Promissory Note between IQB and Greg Micek dated April 27, 2004.

*10.31         Promissory Note between IQB and Forte Capital Partners dated May
               26, 2004.

10.32 Amendment No. 1 to Agreement and Plan of Merger (included as Appendix B to the joint proxy statement/prospectus which is part of this Registration Statement).

*21.01         Subsidiaries of IQB

23.01          Consent of Malone & Bailey, PLLC.

23.02          Consent of The Crone Law Group, LLP (to be included in Exhibit
               5.1 to the Amended Registration Statement).

*23.03         Consent of Seven Hills Partners LLC.

*23.04         Consent of Partiz and Co., P.A..

99.01 2003 Consultant Compensation Plan of IQB incorporated herein by reference from its Registration Statement on Form S-8 (SEC File No. 333-107447)filed July 29, 2003, Item 8, Exhibit 4.1.

99.02 2004 Consultant Compensation Plan of IQB incorporated herein by reference from its Registration Statement on Form S-8 (SEC File No. 333-112937) filed February, 18 2004, Item 8, Exhibit 4.2.

*99.03         Form of Proxy Card of IQB.

*99.04         Form of Proxy Card of Wherify.

*99.05         Consent of Prospective Directors of the Registrant.


* To be filed by amendment.




(b) Financial Statement Schedules. All supporting schedules have been omitted because they are either not required, are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

(c) Reports, Opinions and Appraisals. Included as Appendix B to the joint proxy statement/prospectus which is part of this Registration Statement.

ITEM 22. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (2) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Exchange Act of 1934, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Exchange Act of 1934, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Exchange Act of 1934, as amended, and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes: to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Fremont, California, on August 18, 2004.

                                              IQ BIOMETRIX, INC.


                                              By:  /s/  WILLIAM B. G. SCIGLIANO
                                                --------------------------------
                                                William B. G. Scigliano
                                                President and Chief Executive
                                                Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          NAME                                 TITLE                           DATE
---------------------------   ----------------------------------------    ---------------

/s/ WILLIAM B. G. SCIGLIANO   President, Chief Executive Officer and      August 18, 2004
---------------------------   Director (Principal Executive Officer)
William B. G. Scigliano

/s/ MICHAEL WALSH             Chief Financial Officer (Principal          August 18, 2004
---------------------------   Financial and Accounting Officer)
Michael Walsh

/s/ DANIEL P. MCKELVEY        Director                                    August 18, 2004
---------------------------
Daniel P. McKelvey

/s/ GREG MICEK                Director                                    August 18, 2004
---------------------------
Greg Micek



                                  EXHIBIT INDEX


EXHIBIT NO.    DESCRIPTION
-----------    -----------

2.02 Agreement and Plan of Merger dated as of April 14, 2004, by and among I.Q, Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. (included as Appendix A to the joint proxy statement/prospectus which is part of this Registration Statement).

3.01 Certificate of Incorporation of the Company is incorporated herein by reference from the Company's Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997, Item 27, Exhibit 3.01.

3.02 Bylaws of IQB is incorporated herein by reference from its Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997, Item 27, Exhibit 3.02.

3.03 Certificate of Amendment to Certificate of Incorporation of IQB is incorporated herein by reference from its (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 20, 2001, Item 6(a), Exhibit 3.03.

4.01 Specimen Common Stock Certificate is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997, Item 27,
               Exhibit 4.01.

4.02 Pages one (1) through three (3) of Certificate of Incorporation of IQB are incorporated herein by reference from IQB Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997, Item 27, Exhibit 3.01

*5.01          Opinion of The Crone Law Group, LLP

*9.01 Shareholder Agreement dated as of April 14, 2004 by W. Douglas Hajjar, Timoth J. Neher and Harvey J. Miller in favor of IQB.

*9.02 Shareholder Agreement dated as of April 14, 2004 by Daniel McKelvey, William B. Scigliano and Greg J. Micek in favor of Wherify.

10.01 Agreement dated May 31, 2002 between IQ Biometrix California, Inc. and Entreprise Cogniscience, Inc. is incorporated herein by reference from IQB's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, 13(a)(iii),
               Exhibit 10.03.

10.02 Master Service Agreement dated September 20, 2002 between IQB and Robert Rios & Associates, Inc. is incorporated herein by reference from IQB's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii),
               Exhibit 10.05.

10.03 Agreement dated July 12, 2002 between IQB and GoNow Financial Network, Inc. is incorporated herein by reference from IQB's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii), Exhibit 10.07.

10.04 Executive Employment Agreement dated effective as of September 25, 2002 by and between IQB and Greg J. Micek is incorporated herein by reference from IQB's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002,
               Item 13(a)(iii), Exhibit 10.11.

10.05 Asset Purchase Agreement dated February 11, 2003 by and between Special Equity IV, L.P. and IQB is incorporated herein by reference from IQB's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003, Item 6(a),
               Exhibit 10.01.

10.06 Stock Purchase Agreement dated February 11, 2003 by and between Special Equity IV, L.P. and IQB is incorporated herein by reference from IQB's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003, Item 6(a),
               Exhibit 10.02.

10.07 Warrant Agreement dated February 11, 2003 issued by IQB in favor of Special Equity IV, L.P. is incorporated herein by reference from IQB's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003, Item 6(a), Exhibit 10.03.

10.08 Bill of Sale and Assignment dated February 11, 2003 executed by Special Equity IV, L.P. in favor of IQB is incorporated herein by reference from IQB's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003, Item 6(a),
               Exhibit 10.06.

*10.09 Purchase and Sale Agreement dated February 11, 2003 between IQB and Special Equity IV, L.P.

*10.10 Bill of Sale and Assignment of Interest dated February 11, 2003 between IQB and Special Equity IV, L.P.

*10.11 Warrant to Purchase Common Stock dated February 11, 2003 between IQB and Special Equity IV, L.P.

*10.12 Stock Purchase Agreement dated February 11, 2003 between IQB and Special Equity IV, L.P.

*10.13         Security Agreement dated March 31, 2003 between IQB and Lenders

*10.14         Warrant to Purchase Common Stock Issued to Holder

*10.15 10% Secured Convertible Debenture dated May 28, 2003 between IQB and John J. Micek, Jr.

*10.16 10% Secured Convertible Debenture dated May 28, 2003 between IQB and Neil Morris

*10.17 10% Secured Convertible Debenture dated May 28, 2003 between IQB and Elisa Micek and Forte Capital Partners, LLC.

*10.18 10% Secured Promissory Note between IQB and Network Storage Systems, Inc. dated May 4, 2003.

*10.19         Security Agreement between IQB and the Lenders dated May 14,
               2003.

*10.20 Assignment of Rights and Consent to Assignment between IQB and Network Storage Systems, Inc dated May 14, 2003.

*10.21 Assignment of Accounts Receivable between IQB and Network Storage Systems, Inc. dated May 14, 2003.

10.22 6% Secured Convertible Debenture dated September 19, 2003 between IQB and Platinum Partners Value Arbitrage Fund, LP incorporated herein by reference from its(SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 14, 2003.

10.23 6% Secured Convertible Debenture dated September 19, 2003 between IQB and Platinum Partners Value Macro Fund, LP incorporated herein by reference from its (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 14, 2003.

10.24 Warrant to Purchase Common Stock Issued to Platinum Partners Value Arbitrage Fund, LP incorporated herein by reference from IQB's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 14, 2003.

10.25 Warrant to Purchase Common Stock Issued to Platinum Partners Macro Fund, LP incorporated herein by reference from IQB's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 14, 2003.

*10.26         Memorandum of Agreement Between Straight Shooter Productions Inc.
               and InterQuest Inc.

*10.27 Employment Agreement between IQB and William B. Scigliano dated March 2, 2004.

*10.28 Consulting Agreement between IQB and Daniel P. McKelvey dated August 1, 2003.

10.29 Agreement and Plan of Merger dated April 14, 2004 is incorporated by reference from IQB's Current Report on Form 8-K (SEC File No. 000-24001) filed April 15, 2004, Item 7, Exhibit 2.1.

*10.30         Promissory Note between IQB and Greg Micek dated April 27, 2004.

*10.31         Promissory Note between IQB and Forte Capital Partners dated May
               26, 2004.

10.32 Amendment No. 1 to Agreement and Plan of Merger (included as Appendix B to the joint proxy statement/prospectus which is part of this Registration Statement).

*21.01         Subsidiaries of IQB

23.01          Consent of Malone & Bailey, PLLC.

23.02          Consent of The Crone Law Group, LLP (to be included in Exhibit
               5.1 to the Amended Registration Statement).

*23.03         Consent of Seven Hills Partners LLC.

*23.04         Consent of Partiz and Co., P.A..

99.01 IQB's Year 2003 Consultant Compensation Plan of is incorporated herein by reference from its Registration Statement on Form S-8 (SEC File No. 333-107447) filed July 29, 2003, Item 8, Exhibit 4.1.

99.02 IQB's Year 2004 Consultant Compensation Plan is incorporated herein by reference from its Registration Statement on Form S-8 (SEC File No. 333-112937) filed February, 18 2004, Item 8,
               Exhibit 4.2.

*99.03         Form of Proxy Card of IQB.

*99.04         Form of Proxy Card of Wherify.

*99.05         Consent of Prospective Directors of the Registrant.

* To be filed by amendment.